     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 8, 1999

                                           REGISTRATION STATEMENT NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933
                      ------------------------------------
                                  REMEC, INC.

             (Exact Name of Registrant as Specified in Its Charter)

            CALIFORNIA                              73812                               95-3814301
 (State or other jurisdiction of         (Primary Standard Industrial                    (I.R.S.
  incorporation or organization)         Classification Code Number)           Employer Identification No.)

       9404 CHESAPEAKE DRIVE, SAN DIEGO, CALIFORNIA 92123, (619) 560-1301 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

            RONALD E. RAGLAND, CHAIRMAN AND CHIEF EXECUTIVE OFFICER
       9404 CHESAPEAKE DRIVE, SAN DIEGO, CALIFORNIA 92123, (619) 560-1301 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                      ------------------------------------
                                   Copies to:

                   VICTOR A. HEBERT                                           DAVID HULL
                   PAUL H. GREINER                                            PAUL CLIFF
           HELLER EHRMAN WHITE & MCAULIFFE                                   EDGE ELLISON
              601 SOUTH FIGUEROA STREET                                     RUTLAND HOUSE
          LOS ANGELES, CALIFORNIA 90017-5758                     148 EDMUND STREET, BIRMINGHAM B3 2JR
              TELEPHONE: (213) 689-0200                                     UNITED KINGDOM
              FACSIMILE: (213) 614-1868                             TELEPHONE: 011-44-121 214 2713
                                                                    FACSIMILE: 011-44-121 200 1991

    COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
                      ------------------------------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------
                                                                     PROPOSED MAXIMUM     PROPOSED MAXIMUM
             TITLE OF EACH CLASS                    AMOUNT TO         OFFERING PRICE         AGGREGATE           AMOUNT OF
       OF SECURITIES TO BE REGISTERED           BE REGISTERED(1)        PER SHARE        OFFERING PRICE(2)   REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per share......   2,197,359 shares          $12.50            $27,485,015          $7,640.83
------------------------------------------------------------------------------------------------------------------------------

(1) Represents 2,152,825 shares of Common Stock of the Registrant which may be issued to former stockholders of Airtech plc pursuant to the acquisition described herein and 44,534 which may be issued to an affiliate of Airtech plc pursuant to the purchase by Registrant of the New Airtech Factory as described herein.

(2) The proposed maximum offering price is estimated solely for the purpose of computing the amount of the registration fee and the value of the securities to be (a) received by the Registrant in exchange for its Common Stock, computed pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Airtech Common Stock reported on SEDOL on March 3, 1999, and using an exchange rate of L1:1.6134, and (b) issued to an affiliate of Airtech pursuant to the acquisition by REMEC of certain assets in exchange for the Registrant's Common Stock, computed pursuant to Rule 457(d) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the REMEC Common Stock quoted on the Nasdaq National Market on March 3, 1999 and the above exchange rate of L1:1.6134.
                      ------------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THIS OFFER DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. WHEN CONSIDERING WHAT ACTION YOU SHOULD TAKE, YOU ARE RECOMMENDED TO SEEK YOUR OWN FINANCIAL ADVICE FROM YOUR STOCKBROKER, BANK MANAGER, SOLICITOR, ACCOUNTANT OR OTHER INDEPENDENT FINANCIAL ADVISER DULY AUTHORISED UNDER THE FINANCIAL SERVICES ACT 1986.

This Offer Document should be read in conjunction with the accompanying Form of Acceptance.

If you have sold or transferred all your holding of Airtech Shares, please forward this Offer Document and the accompanying Form of Acceptance and reply-paid envelope to the purchaser or transferee or to the stockbroker, bank or other agent through whom the sale or transfer was effected for transmission to the purchaser or transferee. However, such documents should not be forwarded or transmitted in, into or from Canada, Australia or Japan.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                               RECOMMENDED OFFER
                                       BY
                        QUARTZ CAPITAL PARTNERS LIMITED
                                  ON BEHALF OF
                                  REMEC, INC.
                                      FOR
                                  AIRTECH PLC
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The Offer is not being made, directly or indirectly, in or into Canada, Australia or Japan and this document and the Form of Acceptance are not being, and must not be, mailed or transmitted in or into Canada, Australia or Japan.

A letter from the Chairman of Airtech recommending the Offer is set out on pages 6 to 9.

The procedure for acceptance is set out on pages 15 to 19 of this Offer Document and in the accompanying Form of Acceptance. To accept the Offer, the Form of Acceptance must be completed and returned as soon as possible, and in any event
so as to be received NO LATER THAN 3.00 P.M. (UK TIME) ON         1999.

A NOTICE OF AN EXTRAORDINARY GENERAL MEETING OF AIRTECH TO CONSIDER CERTAIN RELATED PROPERTY TRANSACTIONS TO BE HELD AT THE OFFICES OF AIRTECH ON
1999 AT           IS SET OUT AT THE END OF THIS DOCUMENT.

See Appendix VIII for definitions of terms used in this Offer Document.

THE SHAREHOLDERS OF AIRTECH ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS OFFER DOCUMENT IN ITS ENTIRETY, INCLUDING THE MATTERS REFERRED TO UNDER "INFORMATION REGARDING REMEC -- RISK FACTORS" BEGINNING ON PAGE 24.

THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE OFFER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR THE SECURITIES COMMISSION OF ANY STATE OF THE UNITED STATES NOR HAS THE SEC OR ANY SUCH STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS OFFER DOCUMENT; ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

Quartz Capital, which is regulated in the United Kingdom by The Securities and Futures Authority Limited, and Needham & Company are acting for REMEC and no-one else in connection with the Offer and will not be responsible to anyone other than REMEC for providing the protections afforded to customers of Quartz Capital or Needham for giving advice in relation to the Offer.

Albert E Sharp, which is regulated in the United Kingdom by The Securities and Futures Authority Limited, and Dain Rauscher Wessels are acting for Airtech and no-one else in connection with the Offer and will not be responsible to anyone other than Airtech for providing the protections afforded to customers of Albert E Sharp and Dain Rauscher Wessels or for giving advice in relation to the Offer.

REMEC HAS APPLIED TO THE SEC FOR AN EXEMPTION FROM RULE 10b-13 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, WHICH WOULD PERMIT REMEC TO PURCHASE AIRTECH SHARES, SUBJECT TO CERTAIN CONDITIONS, IN ANY PERIOD DURING WHICH THE OFFER REMAINS OPEN, BUT AFTER REMEC SHALL HAVE BECOME ENTITLED TO APPLY THE PROVISIONS OF SECTIONS 428-430F OF THE COMPANIES ACT TO ACQUIRE COMPULSORILY ANY OUTSTANDING AIRTECH SHARES.

AVAILABLE INFORMATION

REMEC has filed with the SEC the Registration Statement with respect to the offering of REMEC Common Stock to be issued in connection with the Offer. This Offer Document constitutes a part of the Registration Statement and, in accordance with the rules of the SEC, omits certain of the information contained in the Registration Statement. For such information, reference is made to the Registration Statement and the exhibits thereto.

REMEC is subject to the information requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the SEC. The Registration Statement, as well as such reports, proxy statements and other information, can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at Southwest Atrium Centre, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at Seven World Trade Centre, Suite 1300, New York, New York 10048. The SEC also maintains a WorldWide Web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The site and this Registration Statement may be accessed at http:www.sec.gov. REMEC Common Stock is traded on the Nasdaq National Market under the symbol "REMC." In addition, such materials and other information concerning REMEC also can be inspected at the Nasdaq National Market at Nasdaq Operations, 17th 35th Street NW, Washington, D.C. 20006. The Registration Statement may also be inspected at the offices of Ashurst Morris Crisp, Broadwalk House, 5 Appold Street, London EC2A 2HA, England, during normal business hours on any weekday (English public holidays excepted) while the Offer remains open for acceptance.

INCORPORATION OF DOCUMENTS BY REFERENCE

This Offer Document incorporates by reference certain documents that are not presented herein or delivered herewith. REMEC hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Offer Document is delivered, upon written or oral request of such person, a copy of any and all documents and information that have been incorporated by reference herein (not including exhibits thereto unless such exhibits are specifically incorporated by reference into the information incorporated herein). Such documents and information are available in the United States upon request from REMEC, 9404 Chesapeake Drive, San Diego, California 92123, USA,
Attention: Mr Michael McDonald, telephone: 619 560 1301 and in the United Kingdom upon request from Ashurst Morris Crisp, Broadwalk House, 5 Appold Street, London EC2A 2HA, Attention: Ms Julie A. Roberts, Telephone: 0171 638 1111. In addition, such documents and information may also be inspected at the offices of Ashurst Morris Crisp (address as above), during normal business hours on any weekday (English public holidays excepted) while the Offer remains open for acceptance.

The following documents filed by REMEC with the SEC are hereby incorporated by reference in this Offer Document: (1) REMEC's Annual Report on Form 10-K for the year ended January 31, 1998; (2) REMEC's Quarterly Reports on Form 10-Q for the quarters ended May 1, 1998, July 31, 1998 and October 30, 1998; and (3) REMEC's Definitive Proxy Statement in connection with its 1998 Annual Meeting of Shareholders.

All documents filed by REMEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offer Document and prior to the date on which the Offer becomes or is declared unconditional in all respects shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing thereof. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offer Document to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Offer Document except as so modified or superseded.

RULE 8 NOTICES

Any person who, alone or acting together with any other person(s) pursuant to any agreement (formal or informal), owns or controls, or becomes the owner or controller of, directly or indirectly, one per cent. or more of any relevant securities (as such term is defined on page IV-4 of this Offer Document) is required, under the provisions of Rule 8 of the City Code, to notify the Company Announcements Office of the London Stock Exchange, which will notify the Panel and the United Kingdom press, by no later than 12:00 noon on the business day following the date of the relevant transaction of every dealing in any relevant securities until the first closing date of the Offer or (if later) such time as the Offer becomes or is declared unconditional in all respects or lapses, in accordance with Rule 8. Dealings by "associates" (within the meaning of the City
Code) of REMEC or Airtech in REMEC Common Stock or Airtech Shares until such time must also be disclosed. Please consult your legal counsel immediately if you believe Rule 8 may be applicable to you.

FINANCIAL INFORMATION

The extracts from the consolidated financial statements of, and other information about, REMEC appearing in this Offer Document are presented in US dollars ($) and have been prepared in accordance with US generally acceptable accounting principles ("GAAP"). The extracts from the consolidated financial statements of, and other information about, Airtech appearing in this Offer Document are presented in pounds sterling (L) and have been prepared in accordance with UK GAAP. US GAAP and UK GAAP differ in certain significant respects. As a result, and for the convenience of the reader, the financial information of Airtech used in the preparation of the pro forma information appearing in this Offer Document has been adjusted to comply with US GAAP and contains translations of pounds sterling amounts into US dollars at rates specified below. Such translations should not be construed as representations that the pounds sterling amounts represent, or have been, or could be converted into US dollars at that or any other rate. The mid-point of the closing spread of the dollar to sterling spot rate, as shown in the Financial Times (UK edition) on 25 February 1999, the last dealing date before the announcement of
the Offer, was L1: $1.5988 and on             1999, the last practicable date
prior to the posting of this Offer Document, was         . The noon buying rate
in New York City for cable transfers in pounds sterling as certified for customs
purposes by the Federal Reserve Bank of New York on these dates was         and
        , respectively. This information is provided for the convenience of the reader and may differ from the actual rates in effect during the periods covered by the Airtech financial information discussed herein. All US GAAP information for Airtech appearing in this Offer Document is unaudited.

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
LETTER FROM THE CHAIRMAN OF AIRTECH.........................       6

LETTER FROM QUARTZ CAPITAL..................................      10

          1.   Introduction.................................      10

          2.   Irrevocable Undertakings.....................      10

          3.   The Offer....................................      10

          4.   Fractions....................................      11

          5.   REMEC Common Stock...........................      11

          6.   Information on REMEC.........................      11

          7.   Information on Airtech.......................      12

          8.   Background to and Reasons for the Offer......      13

          9.   Financial Effects of Acceptance..............      14

          10. Management and Employees......................      14

          11. Airtech Share Option Schemes..................      15

          12. The New Airtech Factory.......................      15

          13. Accounting Treatment..........................      15

          14. Procedure for Acceptance of the Offer.........      15

          15. Settlement....................................      18

          16. Taxation......................................      19

          17. Further Information...........................      23

          18. Action to be Taken............................      23

INFORMATION REGARDING REMEC.................................      24

          1.   Risk Factors.................................      24

          2.   Consolidated Selected REMEC Financial Data...      33

INFORMATION REGARDING AIRTECH...............................      37

          1.   Business.....................................      37

          2.   Selected Financial Information...............      37

          3.   Management's Discussion and Analysis of
               Financial Condition and Results of
               Operations...................................      39

          4.   Nature of Trading Market.....................      41

          5.   Market Risk..................................      41

                                   APPENDICES

                                                                               PAGE
                                                                               ----
APPENDIX I     Conditions and Further Terms of the Offer................... I-1

APPENDIX II    REMEC Financial Statements.................................. II-1

APPENDIX III   Airtech Financial Statements................................ III-1

APPENDIX IV    Additional Information...................................... IV-1

APPENDIX V     Description of REMEC Capital Stock and Changes in the Rights
               of Airtech Shareholders..................................... V-1

APPENDIX VI    Valuation of New Airtech Factory............................ VI-1

APPENDIX VII   Certain Provisions of The Companies Act..................... VII-1

APPENDIX VIII  Definitions................................................. VIII-1

NOTICE OF EXTRAORDINARY GENERAL MEETING

                       [LOGO OF AIRTECH PLC APPEARS HERE]

                                  AIRTECH PLC
                      (REGISTERED IN ENGLAND NO. 3193039)

N.J.S. Randall (Executive Chairman)                           Registered Office:
Dr. B.J. Mulady (Chief Executive Officer)                        Coldharbour Way
M.J. White (Finance Director)                                          Aylesbury
D.S. Haggett (Non Executive Director)                   Buckinghamshire HP19 3SU
G.F. Hardymon (Non Executive Director)
R.A.F. Heath (Non Executive Director)                                 March 1999
--------------------------------------------------------------------------------

To Airtech Shareholders and, for information only, to option holders under the Airtech Share Option Schemes

Dear Shareholder,

RECOMMENDED SHARE FOR SHARE OFFER BY REMEC FOR AIRTECH

It was announced on 12 January 1999 that your Board had held a number of preliminary discussions with several potential partners or trade investors with a view to technical collaboration and the provision of additional funding for the Company. It was also announced that one of the companies approached by Airtech had expressed an interest in merging with Airtech and that discussions were at a very early stage and might or might not lead to an offer for the Company.

On 26 February 1999, the Boards of REMEC and Airtech announced the terms of a recommended share for share offer to be made by Quartz Capital on behalf of REMEC to acquire the whole of the share capital of Airtech. This letter sets out the background to the Offer and the reasons why your Board is recommending all Airtech Shareholders to accept the Offer.

The formal Offer is set out in the letter from Quartz Capital on pages 10 to 23 of this document.

TERMS OF THE OFFER

The Offer is being made on the following basis:

FOR EACH AIRTECH SHARE        0.0372 OF A SHARE OF REMEC COMMON STOCK

The Offer is subject to adjustment if the market price of REMEC Common Stock falls below $17.75 or rises above $22 per share of REMEC Common Stock.

If the market price of REMEC Common Stock falls to $15 or below, the Offer will be fixed at 0.0440 of a share of REMEC Common Stock for each Airtech Share and if it falls to a level between $15 and $17.75 the Offer will be calculated on a pro rata basis between 0.0440 and 0.0372 of a share of REMEC Common Stock for each Airtech Share.

If the market price of REMEC Common Stock rises to $24.75 or above, the Offer will be fixed at 0.0331 of a share of REMEC Common Stock for each Airtech Share and if it rises to a level between $22 and $24.75 the Offer will be calculated on a pro rata basis between 0.0372 and 0.0331 of a share of REMEC Common Stock for each Airtech Share.

For the purposes of these adjustments to the Offer, the market price of REMEC Common Stock will be calculated as the average of the closing sales price of REMEC Common Stock on the Nasdaq National Market for each of the Trading Days between 15th March 1999 and 26th March 1999 inclusive. REMEC anticipates that it will publicly announce results for the fiscal year ended 31 January 1999 before 15 March 1999 and, therefore, the market price of REMEC Common Stock after that announcement should be reflective of REMEC's fiscal 1999 year-end results.

Based on the closing REMEC Common Stock price on the Nasdaq National Market on
  March 1999 (the latest practicable date prior to the posting of this document) and the Illustrative Exchange Rate, the sterling equivalent value of the Offer
would be   p per Airtech Share. On this basis, the Offer values the issued share
capital of Airtech at approximately L     million. This represents a premium of
     per cent. over the closing middle market price of 27.5p per Airtech share on 11 January 1999, the last dealing day before the announcement by Airtech that it had received an approach that might lead to an offer being made for the
Company. It also represents a premium of      per cent. to the price of 19.5p
per Airtech Share, being the average of the closing middle market prices for the 30 days prior to the announcement by Airtech on 12 January 1999 that it had received an approach that might lead to an offer being made for the company.

BACKGROUND TO AND REASONS FOR RECOMMENDING ACCEPTANCE OF THE OFFER

Since its flotation in September 1996, Airtech has made significant progress in establishing itself as one of the leading suppliers of mobile communications coverage enhancement products. The company's aim is to be a technological leader in the design of advanced coverage enhancement products and to serve all the major markets for these products throughout the world.

Despite the successes that we have achieved, 1998 has been a very difficult trading year for a variety of reasons. Internally, our upgrade programme for mast-head amplifiers has proved costly, although the problems are being addressed. We were also affected by a number of external factors in 1998 which included continued slippage in PCS orders in the US, coupled with financial instability in the Far East. On a more positive note, our Generation 3 series of mast-head amplifiers, and booster products have been well received by the market.

In the light of our difficulties, your Board has given very careful consideration to the strategic and financing alternatives open to Airtech in view of the company's need for short and medium term working capital. The Directors of Airtech have assessed the prospects for the business as an independent entity, having regard to our cash position, the debt facilities available to us and the likelihood of obtaining significant further equity finance from the market. Having considered these alternatives, your Board believes that it is in the best interests of the business, and its shareholders and employees to be part of a larger group committed, to and with the resources to achieve, further expansion.

Your Board believes that the merger with REMEC represents an excellent opportunity for Airtech and REMEC to work in partnership with Airtech's existing customer base in order to offer a range of complementary products and services to those customers. The merger with REMEC will also assist Airtech in the sale of its products in the US, as REMEC's products are technologically compatible with Airtech's. The merger will also provide Airtech with access to REMEC's significant cash resources to increase its market base by developing new products. The Board anticipates that the merger should strengthen Airtech and help us offer highly integrated solutions to our customers.

It is intended that the merger of Airtech and REMEC will be accounted for as a pooling of interests under US GAAP. REMEC has received advice from Ernst & Young LLP confirming that they concur with the conclusion of REMEC management that this accounting treatment is permissible. If for any reason it proves impossible or impracticable to achieve this accounting treatment prior to the Offer becoming or being declared wholly unconditional, however, REMEC has agreed that it will, subject to the requisite Airtech shareholder and regulatory approvals and the satisfaction of certain other conditions, subscribe for 11.2 million new Airtech ordinary shares at 40p per share.

MANAGEMENT AND EMPLOYEES

REMEC has given assurances to the Directors of Airtech that the existing employment rights, including pension rights, of employees of the Airtech Group will be fully safeguarded.

If the Offer becomes unconditional in all respects, I will enter into an agreement with REMEC to continue to serve as Chairman of the Board of Airtech and to take up a position with REMEC as an Executive Vice President. Details of the agreement are described in paragraph 5 of Appendix IV.

AIRTECH SHARE OPTION SCHEMES

The Offer will extend to any Airtech Shares which are issued or unconditionally allotted while the Offer remains open for acceptance as a result of the exercise of options granted under the Airtech Share Options Schemes. Appropriate proposals reflecting the terms of the Offer will be made in due course to participants of the Airtech Share Option Schemes if the Offer becomes or is declared unconditional in all respects.

PURCHASE OF THE NEW AIRTECH FACTORY AND ADJOINING LAND

It has been agreed, subject to the approval of Airtech Shareholders in general meeting and upon the offer becoming wholly unconditional, that REMEC will also purchase the long leasehold interest in the New Airtech Factory and adjoining land suitable for expansion purposes from a company owned and controlled by me, for a consideration of L3.8 million less the mortgage outstanding on the property in exchange for the issue of New REMEC Common Stock which will be valued at the average of the closing price on the Nasdaq National Market for each of the 10 Trading Days ending on the day before completion of the purchase of the New Airtech Factory. It is anticipated that the attached mortgage on the New Airtech Factory will be some L3.4 million and accordingly New REMEC Common Stock with a value of some L400,000 would be issued.

As part of these arrangements, REMEC will also be granted pre-emption rights over some 2.3 acres of land adjacent to the New Airtech Factory currently on a long leasehold by a company owned and controlled by me.

Further details of the agreement relating to the New Airtech Factory are set out at paragraph 12 of the letter from Quartz Capital and a copy of an independent valuation of the New Airtech Factory is set out in Appendix VI.

This proposed disposal of the New Airtech Factory requires shareholder approval and a notice to Airtech Shareholders convening the requisite Extraordinary General Meeting of Airtech and seeking such approval of this transaction, as required by the Panel on Takeovers and Mergers, is set out at the end of this document. As a result of the requirements of the Panel on Take-overs and Mergers, neither I nor any parties connected with me may vote on the resolution to approve the property transaction. Accordingly I will and will procure that such parties abstain from voting at the Extraordinary General Meeting. The Panel on Takeovers and Mergers require that the vote at the Extraordinary General Meeting must be taken on a poll. Polling forms will be available at the Meeting.

WHETHER OR NOT YOU INTEND TO ATTEND THE MEETING IN PERSON YOU ARE URGED TO COMPLETE AND RETURN THE FORM OF PROXY. TO BE VALID, THIS MUST BE RETURNED SO AS TO BE RECEIVED BY THE COMPANY'S REGISTRARS NOT LATER THAN 48 HOURS BEFORE THE TIME OF THE MEETING.

IRREVOCABLE UNDERTAKINGS

REMEC has received irrevocable undertakings to accept the Offer in respect of 23,682,428 Airtech Shares representing a total of 52.0 per cent. of Airtech's issued share capital. The Directors of Airtech and their associates have given irrevocable undertakings to accept the Offer in respect of their entire holdings amounting in total to 20,669,597 Airtech shares, representing 45.4 per cent. of Airtech's issued share capital. In addition, funds managed by Bessemer Venture Partners have irrevocably undertaken to accept the Offer in respect of their holdings amounting to 3,012,831 Airtech Shares, representing 6.6 per cent of Airtech's issued share capital.

Further information on the irrevocable undertakings is contained in paragraph 2 of the letter from Quartz Capital and in Appendix IV of this document.

ACTION TO BE TAKEN TO ACCEPT THE OFFER

To accept the Offer you should ensure that you return your completed Form of Acceptance in the reply paid envelope as soon as possible and in any event so as
to be received by no later than 3:00 p.m. on       1999.

The procedure for acceptance is set out on pages 14 to 19 of this document and in the Form of Acceptance. The attention of Airtech Shareholders who are citizens or residents of jurisdictions outside the United Kingdom is drawn to paragraph 14(g) of the letter from Quartz Capital.

RECOMMENDATION

Your Board, which has been so advised by Albert E Sharp Securities and Dain Rauscher Wessels, considers the terms of the Offer to be fair and reasonable. The independent members of your Board, who have been so advised by Albert E Sharp Securities, also consider the arrangements for the purchase of the New Airtech Factory, described above, to be fair and reasonable. In providing advice to the Board, Albert E Sharp Securities and Dain Rauscher Wessels have taken into account the commercial assessments of the directors of Airtech.

THE DIRECTORS OF AIRTECH UNANIMOUSLY RECOMMEND ALL AIRTECH SHAREHOLDERS TO ACCEPT THE OFFER AS THEY HAVE UNDERTAKEN TO DO IN RESPECT OF THEIR AGGREGATE HOLDINGS OF AIRTECH SHARES, WHICH TOGETHER WITH THOSE OF THEIR FAMILIES, ASSOCIATES AND RELATED TRUSTS, TOTAL 20,669,597 AIRTECH SHARES REPRESENTING 45.4 PER CENT OF THE ISSUED SHARE CAPITAL OF AIRTECH.

THE DIRECTORS OF AIRTECH (OTHER THAN ME FOR THE REASON SET OUT ABOVE) ARE ALSO RECOMMENDING ALL AIRTECH SHAREHOLDERS TO VOTE IN FAVOUR OF THE RESOLUTION AT THE EXTRAORDINARY GENERAL MEETING, AS THEY HAVE UNDERTAKEN TO DO IN RESPECT OF THEIR AGGREGATE HOLDINGS OF AIRTECH SHARES WHICH, TOGETHER WITH THOSE OF THEIR FAMILIES AND ASSOCIATES, TOTAL 567,512 AIRTECH SHARES REPRESENTING 1.2 PER CENT. OF THE ISSUED SHARE CAPITAL OF AIRTECH.

       Yours sincerely,

        N.J.S. RANDALL
       Executive Chairman

                     [LOGO OF QUARTZ CAPITAL APPEARS HERE]

To Airtech Shareholders and, for information only, to participants in the Airtech Share Option Schemes

Dear Sir/Madam,

             RECOMMENDED SHARE FOR SHARE OFFER BY REMEC FOR AIRTECH

1.        INTRODUCTION

        The Boards of REMEC and Airtech announced on 26 February 1999 that they had reached agreement on the terms of a recommended share for share offer to be made by Quartz Capital on behalf of REMEC for the whole of the share capital of Airtech on the basis of 0.0372 of a share of REMEC Common Stock for each Airtech Share, which is subject to possible adjustment in the event of material changes in the REMEC Common Stock price.

        The Offer values each Airtech Share at approximately      pence and
        Airtech's share capital at approximately L     million.

        REMEC will also purchase from a company owned and controlled by Mr Nick Randall, Chairman of Airtech, the New Airtech Factory at a value of L3.8 million. This will be satisfied in REMEC Common Stock net of the mortgage on the property of approximately L3.4 million. This arrangement is subject to the approval of the shareholders of Airtech.

        Your attention is drawn to the letter from Mr Nick Randall, the Chairman of Airtech, set out on pages 6 to 9 of this document, which sets out the reasons why the directors of Airtech consider the terms of the Offer to be fair and reasonable and why they unanimously recommend Airtech Shareholders to accept the Offer.

        The Offer is being made to all Airtech Shareholders, including United States persons. Accordingly, the Offer and this document are subject to the requirements of both the Panel and the SEC.

2.        IRREVOCABLE UNDERTAKINGS

       REMEC has received irrevocable undertakings to accept the Offer in respect of 23,682,427 Airtech Shares representing a total of 52.0 per cent of Airtech's issued share capital. REMEC has received irrevocable undertakings to accept the Offer from the directors of Airtech and their associates amounting in total to 20,669,597 Airtech Shares representing approximately 45.4 per cent. of the current issued share capital of Airtech. In addition, funds managed by Bessemer Venture Partners have given similar undertakings to accept the Offer amounting in total to 3,012,830 Airtech Shares, representing 6.6 per cent of Airtech's issued share capital. These undertakings continue to be binding in the event of a competing offer being made for Airtech.

3.        THE OFFER

       On behalf of REMEC, Quartz Capital hereby offers to acquire, on the terms and subject to the conditions set out in this document and the Form of Acceptance, all of the Airtech Shares on the following basis:

       for each Airtech Share          0.0372 of a share of REMEC Common Stock

       The Offer is subject to adjustment if the market price of REMEC Common Stock (calculated as set out below) falls below $17.75 or rises above $22 per share.

       If the REMEC Common Stock market price falls to $15 or below, the Offer will be fixed at 0.0440 of a share of REMEC Common Stock for each Airtech Share and if it falls to a level between $15 and $17.75 the Offer will be calculated on a pro rata basis between 0.0440 and 0.0372 of a share of REMEC Common Stock for each Airtech Share.

       If the REMEC Common Stock market price rises to $24.75 or above, the Offer will be fixed at 0.0331 of a share of REMEC Common Stock for each Airtech Share and if it rises to a level between $22 and $24.75 the Offer will be calculated on a pro rata basis between 0.0372 and 0.0331 of a share of REMEC Common Stock per Airtech Share.

       For the purposes of these adjustments to the Offer, the market price of REMEC Common Stock will be calculated as the average of the closing sales prices of REMEC Common Stock as quoted on the Nasdaq National Market for each of the Trading Days between 15 March 1999 and 26 March 1999 inclusive. REMEC anticipates that it will publicly announce results for he fiscal year ended 31 January 1999 before 15 March 1999 and, therefore, the market price of REMEC Common Stock after that announcement should be reflective of REMEC's fiscal 1999 year-end results.

       Based on the REMEC Common Stock closing price as quoted on the Nasdaq
       National Market on   March 1999 (the last practicable date before the
       issue of this document) and the Illustrative Exchange Rate, the sterling
       equivalent value of the Offer would be      p per Airtech Share. The
       Offer values the existing share capital of Airtech at approximately
       L     million and represents a premium of      per cent. over the closing
       middle-market quotation of 27.5 pence for an Airtech Share on 11 January 1999, the last dealing day prior to the announcement by Airtech that it had received an approach that might lead to an offer being made for the
       Company. It is also a premium of      per cent to the price of 19.5p per
       Airtech Share, being the average of the closing middle market prices for the 30 days prior to the announcement by Airtech on 12 January 1999 that it had received an approach that might lead to an offer being made for the company.

        Airtech Shares will be acquired by REMEC fully paid and free from all liens, equities, charges, encumbrances and other interests and together with all rights now or hereafter attaching thereto including the right to receive and retain all dividends and other distributions declared, made or paid after 26 February 1999.

        The Offer extends to any Airtech Shares which are unconditionally allotted or issued prior to the date on which the Offer closes (or such earlier date as, with the Panel's consent or in accordance with the Code, REMEC may decide) as a result of the exercise of options under the Airtech Share Option Schemes or otherwise.

        The conditions and further terms of the Offer are set out in Appendix I to this document and in the Form of Acceptance.

4.        FRACTIONS

        If the Offer becomes or is declared unconditional in all respects, fractions of REMEC shares of Common Stock will not be issued to accepting Airtech Shareholders who will instead receive from REMEC an amount in cash in lieu of any entitlements to a fraction of a share of REMEC Common Stock. However, individual entitlements of less than L3.00 will not be paid to Airtech Shareholders but will be retained for the benefit of the Enlarged REMEC Group.

5.        REMEC COMMON STOCK

        The New REMEC Common Stock will be issued credited as fully paid and will rank pari passu in all respects with the existing REMEC Common Stock, including the right to any dividends and other distributions declared, paid or made after 26 February 1999. The New REMEC Common Stock will be issued free from all liens, equities, charges, encumbrances and other interests.

        Airtech Shareholders should bear in mind that the sterling value of any investment in REMEC Common Stock and any dividend income from that investment (payable in US dollars and subject to US withholding tax) will be affected by the dollar to sterling exchange rate.

6.        INFORMATION ON REMEC

        REMEC is a leader in the design and manufacture of microwave multi-function modules ("MFMs") and sub-systems for microwave transmission systems used in defence and commercial wireless applications. The company believes that its expertise in microwave transmission systems components such as filters, amplifiers, mixers, switches and oscillators and its expertise in integrating these components into MFMs and sub-systems give it a strong competitive position in the growing commercial wireless infrastructure equipment market. REMEC's capabilities enable it to develop and manufacture MFMs and sub-systems with reduced size, weight, parts count and cost and increased reliability and performance.

       REMEC comprises an expanding family of companies that provide components, MFMs and sub-systems across the total functionality of a microwave transmission system. Corporate offices are located in San Diego, California with engineering and manufacturing facilities located in the San Diego and San Jose areas of California; Etobicoke, Ontario, Canada; and Palm Bay, Florida. Manufacturing operations are established in San Jose, Costa Rica and in Tijuana, Mexico, supporting high volume component fabrication and electronic assembly and test functions. REMEC's customer base consists primarily of US based wireless infrastructure original equipment manufacturers ("OEM"s) and prime defence contractors.

       The company's products operate at radio (300 MHz to 1 GHz), microwave (1 GHz to 20 GHz) and millimetre wave (20 GHz to 50 GHz) frequencies. Modern wireless telecommunications systems employ microwave transmission technology pioneered in the defence industry. Microwave frequency bands have been used for emerging wireless telecommunications applications because they are less congested and have more available bandwidth, affording greater voice, data and video transmission capacity than lower frequency bands. Driven by technological advances and regulatory changes, demand for wireless telecommunications products has increased in recent years for applications such as mobile telephony (cellular and personal communication systems "PCS"), rural telephony, very small aperture terminals (VSAT), paging, wireless cable, interactive television and wireless local loop. These emerging wireless applications require a large infrastructure of microwave transmission equipment such as base-stations and point-to-point radios. The company believes that the evolution of cellular and PCS infrastructure, as well as other wireless telecommunications systems, will require increased integration in order to reduce size, weight and cost and to increase reliability and productibility of base-station equipment.

       REMEC also designs and manufactures precision instruments for guidance, control and measurement systems used by the defence, aerospace, petroleum and mining industries.

       For the year ended 31 January 1998, REMEC generated income before taxes of $23.2 million on revenues of $156.1 million. As at 31 January 1998, REMEC had total stockholders' equity of $128.5 million. For the nine months ended 30 October 1998, REMEC generated income before taxes of $9.5 million on revenues of $120.6 million. At 30 October 1998, REMEC had total shareholders' equity of $186.0 million. REMEC had a market
       capitalisation of approximately $     million at the close of business on
         March 1999, the last practicable date before the issue of this document, based on the closing market price of REMEC Common Stock of
       $          .

7.        INFORMATION ON AIRTECH

       Airtech is a leading supplier of coverage enhancement products for wireless mobile communications networks. Airtech's corporate office and principal engineering and manufacturing facilities are located in the UK, with sales and service offices located in the US and Malaysia. Airtech's customers include the world's leading base-station OEMs and wireless mobile communication service providers.

        The company believes that as the number of wireless subscribers and service providers continues to grow, service providers must improve and expand their service offerings in order to remain competitive. The company has identified and developed a number of products to extend the coverage capabilities of wireless network base-station equipment. Tower top amplifier products, which extend the receive range of the base-station, are currently in production. Tower top booster products, which extend both the receive and transmit range of the base-station, are currently entering production. In addition, the company offers custom radio frequency sub-system solutions that integrate the filtering, combining, multiplexing and amplification functionality found in its standard products for base-station OEMs, the Private Mobile Radio (PMR) market and the Royal Navy for various ship bound communications systems.

        In the year ended 31 December 1997, Airtech made a profit before tax of approximately L250,000 on turnover of L21.3 million. At that date, the Airtech Group had shareholders' funds of L10.5 million. For the unaudited six months ended 30 June 1998, Airtech made a loss before tax of L6.8 million on turnover of L5.8 million. At that date, the Airtech Group had shareholders' funds of L3.7 million. Airtech's preliminary results for the year ended 31 December 1998 are expected to be announced in the week commencing 15 March 1999. Those results are expected to contain further provisions totalling L1 million relating to Airtech's MHA programme.

8.        BACKGROUND TO AND REASONS FOR THE OFFER

        REMEC has developed a strong position in a range of complementary markets within the US wireless telecommunications arena. REMEC has identified a number of strategic goals, including expansion into Europe, which represents a significant portion of the worldwide wireless infrastructure OEM and service provider market, and extension of the company's product offerings in the mobile communications market with a higher level integrated product.

        On 11 November 1998, Ronald Ragland, Chairman and Chief Executive Officer, and Jon Opalski, Senior Vice President of Business Development, and other representatives of REMEC met with Nick Randall, Chairman. Mr Randall indicated that he was looking for a strategic partner to collaborate on new product development and make an investment in Airtech to help fund new product development and continued operations. Subsequent to 11 November 1998, Mr Ragland and Mr Randall spoke on several other occasions regarding such possible business collaborations and combinations.

        On 4 December 1998, REMEC's Board met and authorised REMEC management to pursue discussions concerning a potential offer to acquire Airtech. On 16 December 1998, Mr Randall presented a summary of the discussions with REMEC regarding REMEC's interest in acquiring Airtech and the Airtech Board authorised its management to proceed with such discussions with REMEC.

       On 12 January 1999, REMEC and Airtech each commenced a due diligence review of the other's business, financial and legal affairs as negotiations continued.

       On 12 January 1999, Airtech issued a press release which noted the recent movement in the company's share price and announced that it had had preliminary discussions with several potential partners or trade investors relating to technical collaboration and procuring additional funding, including negotiations with a company interested in merging with Airtech.

       On 13 January 1999, terms of a formal offer were tentatively agreed to by REMEC and Airtech for the merger of the two companies, subject to further negotiations between the parties.

       On 22 January 1999, REMEC's Board met and unanimously resolved to authorise Needham & Company, Inc., REMEC's US financial adviser and Quartz Capital, to make the Offer on behalf of REMEC and to approve the issuance of REMEC Common Stock pursuant to the Offer. In evaluating the Offer, REMEC's Board reviewed its strategic positioning and plans, the past performance and further potential of Airtech, Airtech's line of business and its existing and planned products, and the alternatives available to REMEC in carrying out its strategic objectives.

       The Board of REMEC believes that the acquisition of Airtech represents an excellent opportunity to bring a range of highly complementary products and services into its family of companies and at the same time establishes a base for the expansion of both Airtech's and its own existing products into Europe and the rest of the world. The REMEC Board believes that it will be able to assist Airtech in the manufacture and sale of its products in the US as Airtech's products are technologically compatible. REMEC will also provide Airtech with the resources required to increase its market base by developing new products.

       The acquisition of Airtech by REMEC should strengthen both companies and help them offer highly integrated solutions to their customer base whose operations are expanding on a global scale. REMEC believes that the acquisition of Airtech will significantly enhance its strategic position in the wireless telecommunications market.

9.        FINANCIAL EFFECTS OF ACCEPTANCE

          (a)   CAPITAL VALUE

       The following tables set out, for illustrative purposes only and on the bases and assumptions set out below, the financial effects of acceptance on capital value and income for a holder of 1000 Airtech Shares accepting the Offer if the Offer becomes or is declared unconditional in all respects:-


          -- Compared to the day before the Offer period:

          Sterling equivalent value of New REMEC Common Stock issued
            in exchange for 1000 Airtech Shares under the Offer (i)...                L

          Market value of 1000 Airtech Shares (ii)....................             L275
                                                                        ---------------

          Increase in value (iii).....................................             L144
                                                                        ===============

          Percentage increase (iii)...................................             52.4percent.
                                                                        ===============

          -- Compared to the average of the 30 dealing days prior to the Offer period:

          Sterling equivalent value of New REMEC Common Stock issued
            in exchange for 1000 Airtech Shares under the Offer (i)...                L

          Market value of 1000 Airtech Shares (iv)....................             L195
                                                                        ---------------

          Increase in value (iii).....................................             L224
                                                                        ===============

          Percentage increase (iii)...................................                 percent.
                                                                        ===============

---------------

          Notes:

        (i) The sterling equivalent value of New REMEC Common Stock is based on the closing sales price of REMEC Common Stock as quoted on the
               Nasdaq National Market of $18 on   March 1999, the last
               practicable date prior to the issue of this document, and the Illustrative Exchange Rate.

        (ii) The market value attributed to one Airtech Share is based on the closing middle market price of 27.5p as derived from SEDOL on 11 January 1999, the last dealing day prior to the announcement by Airtech that it had received an approach that might lead to an offer being made for the company.

        (iii) No account has been taken of any liability to taxation or for the treatment of fractional entitlements to REMEC Common Stock.

        (iv) The average of the closing middle market prices of Airtech Shares for the 30 days prior to the announcement by Airtech on 12 January 1999 that it had received an approach that might lead to an offer being made for the company.

          (b)   INCOME

       REMEC intends to continue its policy of retaining earnings for use in its operations and in the expansion of its business and therefore does not anticipate paying any cash dividends or making any other form of distribution of income for the foreseeable future. Neither REMEC nor Airtech have paid a cash dividend during the last 12 months.

10.      MANAGEMENT AND EMPLOYEES

       The existing employment rights, including pension rights, of employees of the Airtech Group will be fully safeguarded. If the offer becomes or is declared wholly unconditional,

        REMEC and Mr Nick Randall, Chairman of Airtech, will enter into a service agreement pursuant to which Mr Randall will continue to serve as Chairman of the Board of Airtech and also will take up a position with REMEC as an Executive Vice President. Details of the Agreement are described in paragraph 5 of Appendix IV.

11.      AIRTECH SHARE OPTION SCHEMES

        The Offer will extend to any Airtech Shares which are issued or unconditionally allotted while the Offer remains open for acceptance as a result of the exercise of options granted under the Airtech Share Option Schemes. Appropriate proposals reflecting the terms of the Offer will be made in due course to participants of the Airtech Share Option Schemes if the Offer becomes or is declared unconditional in all respects.

12.      THE NEW AIRTECH FACTORY

        REMEC has agreed to purchase the long leasehold interest in the New Airtech Factory from a company owned and controlled by Mr Nick Randall, the Chairman of Airtech, for a consideration of L3.8 million, less any mortgage outstanding on the property. A copy of the valuation report prepared by Haslams is set out at Appendix VI. REMEC will acquire the New Airtech Factory, following the Offer becoming wholly unconditional, including the attached debt, in exchange for the issue of REMEC Common Stock which will be valued at the average of the closing price on the Nasdaq National Market for each of the 10 Trading Days ending on the day before completion of the purchase of the New Airtech Factory. It is anticipated that the attached debt will be some L3.4 million and accordingly New REMEC Common Stock with a value of some L400,000 would be issued.

        As part of these arrangements, REMEC will also be granted pre-emption rights over 2.3 acres of land adjacent to the New Airtech Factory currently owned by a company owned and controlled by Mr Randall. REMEC can then acquire this land at the price agreed between that company and any other bona fide third party wishing to acquire it. These arrangements are subject to the approval of Airtech shareholders and the Offer is conditional on such approval. The independent members of the Board of Airtech, consider the arrangements for the purchase of the New Airtech Factory, described above, to be fair and reasonable and are recommending shareholders to vote in favour of the proposals.

13.      ACCOUNTING TREATMENT

        It is a condition of the Offer that REMEC receives a letter from Ernst & Young LLP, REMEC's auditors, dated as of the date on which the Offer becomes or is declared unconditional in all respects, confirming that they continue to concur with REMEC management's conclusion that the acquisition of Airtech may be accounted for as a pooling of interests under US GAAP.

        In order that the acquisition of Airtech may be treated as a pooling of interests under US GAAP, the directors of Airtech and certain persons associated with them have entered into agreements with REMEC in respect of a total of 21,180,557 Airtech Shares (representing approximately 46.5 per cent of Airtech's issued share capital), under which they have agreed, unless certain conditions set out in these agreements are satisfied, not to deal in their Airtech Shares (other than to accept the Offer) or their New REMEC Common Stock until REMEC has published financial statements incorporating at least 30 days of combined operations of REMEC and Airtech.

        If it proves impossible or impracticable to achieve this accounting treatment prior to the Offer becoming or being declared wholly unconditional however, the Offer will lapse and REMEC has agreed that it will, subject to the requisite Airtech shareholder and or regulatory approvals and the satisfaction of certain other conditions, subscribe for 11.2 million new Airtech ordinary shares at 40p per share.

14.      PROCEDURE FOR ACCEPTANCE OF THE OFFER

       This section should be read together with the notes on the Form of Acceptance.

          (a)   COMPLETION OF THE FORM OF ACCEPTANCE

            If you hold Airtech Shares in both certificated and uncertificated form (that is to say, in CREST), you should complete a separate Form of Acceptance for each holding. In addition, you should complete separate Forms of Acceptance for Airtech Shares held in uncertificated form but under different member account IDs and for Airtech Shares held in certificated form but under different designations. Additional Forms of Acceptance are available from New Issues Department, IRG plc, Balfour House, 390-398 High Road, Ilford, Essex IG1 1NQ (telephone number 0181-639-2000).

            To accept the Offer in respect of all your Airtech Shares, you must complete Boxes 1 and 3 and, where appropriate, Boxes 5 and/or 6 and, if your Airtech Shares are in CREST, Box 4 on the Form of Acceptance. In all cases you must sign Box 2 on the Form of Acceptance IN THE PRESENCE OF A WITNESS, WHO SHOULD ALSO SIGN IN ACCORDANCE WITH THE INSTRUCTIONS PRINTED THEREON.

          (b)   RETURN OF FORM OF ACCEPTANCE

            To accept the Offer, the completed Form of Acceptance should be returned (whether or not your Airtech Shares are in CREST) signed and witnessed by post or by hand to New Issues Department, IRG plc, Balfour House, 390-398 High Road, Ilford, Essex IG1 1NQ together (subject to paragraphs (c) and (d) below) with the relevant share certificate(s) and/or other document(s) of title as soon as possible, BUT IN ANY EVENT SO AS TO ARRIVE NO LATER THAN 3.00 P.M.
            ON        1999. A reply-paid envelope for use in the UK only is
            enclosed for your convenience. No acknowledgement of receipt of documents will be given by or on behalf of REMEC. The instructions printed on the Form of Acceptance are deemed to form part of the terms of the Offer.

            Any Form of Acceptance received in an envelope postmarked in Canada, Australia or Japan or otherwise appearing to REMEC or its agents to have been sent from Canada, Australia or Japan may be rejected as an invalid acceptance of the Offer. For further information on overseas shareholders, see paragraph (g) below.

          (c)   DOCUMENTS OF TITLE

            If your Airtech Shares are in certificated form, a completed, signed and witnessed Form of Acceptance should be accompanied by the relevant share certificate(s) and/or other document(s) of title. If for any reason the relevant share certificate(s) and/or other document(s) of title is/are lost or not readily available, you should nevertheless complete, sign and return the Form of Acceptance, as stated above, so as to be received by IRG plc by no
            later than 3.00pm on        1999. You should send with the Form of
            Acceptance any share certificate(s) and/or other document(s) of title which you may have available and a letter stating that the remaining documents will follow as soon as possible or that you have lost one or more of your share certificate(s) and/or other document(s) of title. No acknowledgement of receipt of documents will be given. If you have lost your share certificate(s) and/or other document(s) of title, you should contact Mr Matthew White, Company Secretary of Airtech, Coldharbour Way, Aylesbury, Buckinghamshire HP19 3SU, for a letter of indemnity for lost share certificate(s) and/or other document(s) of title which, when completed in accordance with the instructions given, should be returned by post to IRG plc.

          (d) ADDITIONAL PROCEDURES FOR AIRTECH SHARES IN UNCERTIFICATED FORM (THAT IS, IN CREST)

            If your Airtech Shares are in uncertificated form, you should insert in Box 4 of the Form of Acceptance the participant ID and member account ID under which such Airtech Shares are held by you in CREST and otherwise complete and return the Form of Acceptance as described above. In addition, you should take (or procure to be taken) the action set out below to transfer the Airtech Shares in respect of which you wish to accept the Offer to an escrow balance (that is, a TTE instruction) specifying IRG plc (in its capacity as a CREST participant under its participant ID referred to below) as the escrow agent, as soon as possible AND IN ANY EVENT SO THAT THE
            TRANSFER TO ESCROW SETTLES NO LATER THAN 3.00 P.M. ON        1999.

            IF YOU ARE A CREST SPONSORED MEMBER, YOU SHOULD REFER TO YOUR CREST SPONSOR BEFORE TAKING ANY ACTION. Your CREST sponsor will be able to confirm details of your participant ID and the member account ID under which your Airtech Shares are held. In addition, only your CREST sponsor will be able to send the required TTE instruction to CRESTCo in relation to your Airtech Shares.

            You should send (or, if you are a CREST sponsored member, procure that your CREST sponsor sends) a TTE instruction to CRESTCo which must be properly authenticated in accordance with CRESTCo's specifications and which must contain, in addition to the other information that is required for a TTE instruction to settle in CREST, the following details

             - the number of Airtech Shares to be transferred to an escrow balance;

             - your member account ID. This must be the same member account ID as that inserted in Box 4 of the Form of Acceptance;

             - your participant ID. This must be the same participant ID as that inserted in Box 4 of the Form of Acceptance;

             -  the member account ID of the escrow agent. This is         ;

             -  the participant ID of the escrow agent, IRG plc, in its capacity
                as CREST receiving agent. This is         ;

             -  the Form of Acceptance reference number. This is the reference
                number that appears next to Box 4 on page   of the Form of
                Acceptance. This reference number should be inserted in the first eight characters of the shared note field on the TTE instruction. Such insertion will enable IRG plc to match the TTE to your Form of Acceptance. You should keep a separate record of this reference number for future reference;

             -  the intended settlement date. This should be as soon as possible
                and in any event not later than 3.00 p.m. on        1999; and

             - Corporate Action Number. This is allocated by CRESTCo and can be found by viewing the relevant corporation action details in CREST.

            After settlement of the TTE instruction, you will not be able to access the Airtech Shares concerned in CREST for any transaction or charging purposes. If the Offer becomes or is declared unconditional in all respects, the escrow agent will transfer the Airtech Shares concerned to itself.

            You are recommended to refer to the CREST manual published by CRESTCo for further information on the CREST procedures outlined above. For ease of processing, you are requested, wherever possible, to ensure that a Form of Acceptance relates to only one TTE instruction.

            If no Form of Acceptance reference number, or an incorrect Form of Acceptance reference number, is included in the TTE instruction, REMEC may treat any amount of Airtech Shares transferred to an escrow balance in favour of the escrow agent specified above from the participant ID and member account ID identified in the TTE instruction as relating to any Form(s) of Acceptance which relate(s) to the same member account ID and participant ID (up to the amount of Airtech Shares inserted or deemed to be inserted on the Form(s) of Acceptance concerned).

            YOU SHOULD NOTE THAT CRESTCO DOES NOT MAKE AVAILABLE SPECIAL PROCEDURES IN CREST FOR ANY PARTICULAR CORPORATE ACTION. NORMAL SYSTEM TIMINGS AND LIMITATIONS WILL THEREFORE APPLY IN CONNECTION WITH A TTE INSTRUCTION AND ITS SETTLEMENT. YOU SHOULD THEREFORE ENSURE THAT ALL NECESSARY ACTION IS TAKEN BY YOU (OR BY YOUR CREST SPONSOR) TO ENABLE A TTE INSTRUCTION RELATING TO YOUR AIRTECH SHARES
            TO SETTLE PRIOR TO 3.00 P.M. ON        1999. IN THIS REGARD, YOU ARE
            REFERRED IN PARTICULAR TO THOSE SECTIONS OF THE CREST MANUAL CONCERNING PRACTICAL LIMITATIONS OF THE CREST SYSTEM AND TIMINGS.

            REMEC will make an appropriate announcement if any of the details contained in this paragraph (d) alter for any reason in any respect that is material to Airtech Shareholders.

          (e) DEPOSITS OF AIRTECH SHARES INTO, AND WITHDRAWALS OF AIRTECH SHARES FROM, CREST

            Normal CREST procedures (including timings) apply in relation to any Airtech Shares that are, or are to be, converted from uncertificated to certificated form, or from certificated to uncertificated form, during the course of the Offer (whether any such conversion arises as a result of a transfer of Airtech Shares or otherwise). Holders of Airtech Shares who are proposing so to convert any such Airtech Shares are recommended to ensure that the conversion procedures are implemented in sufficient time to enable the person holding or acquiring the Airtech Shares as a result of the conversion to take all necessary steps in connection with an acceptance of the Offer (in particular, as regards delivery of share certificate(s) and/or other document(s) of title or transfers to an escrow balance as
            described above) prior to 3.00 p.m. on       1999.

          (f)   VALIDITY OF ACCEPTANCE

             Without prejudice to Part B of Appendix I, REMEC reserves the right (subject to the terms of the Offer and the Code) to treat as valid in whole or in part any acceptance of the Offer which is not entirely in order or which is not accompanied by the relevant TTE instruction or (as applicable) the relevant share certificate(s) and/or other document(s) of title. In that event, no shares of REMEC Common Stock will be issued under the Offer until after the relevant TTE instruction has settled or (as applicable) the relevant share certificate(s) and/or other document(s) of title or indemnities satisfactory to REMEC have been received.

          (g)  OVERSEAS SHAREHOLDERS

             The attention of Airtech Shareholders who are citizens or residents of jurisdictions outside the United Kingdom is drawn to paragraphs 6 and 7 of Part B of Appendix 1 and to the relevant provisions of the Form of Acceptance.

             The availability of the Offer to persons not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions. Any persons who are subject to the laws of any jurisdiction other than the United Kingdom should inform themselves about and observe any applicable requirements.

             All Airtech Shareholders (including nominees, trustees or custodians) who would, or otherwise intend to, forward this document and/or the Form of Acceptance, should read the further details in this regard which are contained in paragraphs 6 and 7(c) of Part B of Appendix I before taking any action.

        IF YOU ARE IN ANY DOUBT AS TO THE PROCEDURE FOR ACCEPTANCE, PLEASE CONTACT IRG PLC BY TELEPHONE ON 0181 639-2000. YOU ARE REMINDED THAT, IF YOU ARE A CREST SPONSORED MEMBER IN RESPECT OF YOUR AIRTECH SHARES, YOU SHOULD CONTACT YOUR CREST SPONSOR BEFORE TAKING ANY ACTION.

15.      SETTLEMENT

        Subject to the Offer becoming or being declared unconditional in all respects, settlement of the consideration to which any Airtech Shareholder is entitled under the Offer (except as provided in paragraph 6 of Part B of Appendix I in the case of certain overseas Airtech Shareholders), will be effected (i) in the case of acceptances received, complete in all respects, by the date on which the Offer becomes or is declared unconditional in all respects, within 14 days of such date, or
        (ii) in the case of acceptances received, complete in all respects, after the date on which the Offer becomes or is declared unconditional in all respects but while the Offer remains open for acceptance, within 14 days of such receipt. Certificates for New REMEC Common Stock and, where applicable, cheques representing fractional entitlements, will be despatched to Airtech Shareholders. In the case of joint holders of Airtech Shares, these will be despatched to the joint holder whose name appears first in the register of members. All documents will be sent by pre-paid post at the risk of the person entitled thereto. Accepting Airtech Shareholders will receive their New REMEC Common Stock certificates without having to take any further action. Dealings in REMEC Common Stock are expected to commence on the Nasdaq National Market shortly after the Offer becomes or is declared unconditional in all respects. Pending despatch of certificates, transfers of New REMEC Common Stock will be certified against the register of members of REMEC.

        If the Offer does not become or is not declared unconditional in all respects (i) share certificate(s) and/or other document(s) of title will be returned by post (or such other method as may be approved by the Panel) within 14 days of the Offer lapsing, to the person or agent whose name and address is set out in the appropriate box of the Form of Acceptance or, if none is set out, to the first named holder at his or her registered address and (ii) IRG plc will, immediately after the lapsing of the Offer (or within such longer period, not exceeding 14 days after the Offer lapsing, as the Panel may approve), give TTE instructions to CRESTCo to transfer all relevant Airtech Shares held in escrow balances and in relation to which it is the escrow agent for the purposes of the Offer to the original available balances of the Airtech Shareholders concerned. All documents and remittances sent by, to or from Airtech Shareholders or their appointed agents will be sent at their own risk.

16.      TAXATION

        The following discussion of taxation is included for general information and relates only to the position of a person who is either a UK Resident or a US Resident and who is the absolute beneficial owner of Airtech Shares and accepts the Offer as to all such Airtech Shares. In particular, the following does not discuss all of the tax consequences that may be relevant to an Airtech Shareholder in light of such shareholder's particular circumstances or to holders subject to special rules, such as life insurance companies, dealers in securities, financial institutions, tax-exempt entities, persons who have acquired or acquire Airtech Shares pursuant to the exercise of options under the Airtech Share Option Schemes or otherwise (or otherwise as compensation), persons whose REMEC Common Stock will form part of the business property of a permanent establishment of an enterprise in the US within the meaning of Article 7(1) of the UK-US estate tax treaty presently in force, persons who are UK Residents and US Residents, certain US non-resident alien individuals who were US citizens or US lawful permanent residents within the past ten years, or US Residents whose functional currency is not the US dollar. The explanation of US and UK tax laws set out below is based on laws and, in the case of the UK, practice at present in effect, including the Treaty, and, in the case of both the US and the UK, judicial and administrative precedent as
        of      March 1999. This explanation is subject to any changes in those laws, practice (in the case of the UK) and precedent occurring after that date, possibly with retroactive effect, and does not discuss any tax laws other than those of the US and the UK. No US state or local tax considerations are discussed. All Airtech Shareholders are urged to consult their professional tax advisers regarding the specific tax consequences of the Offer to them, including the applicability of UK tax laws, US federal, state and local tax laws and the tax laws of any other jurisdiction to which they may be subject.

        The comments on US tax consequences are based upon an opinion provided by Heller Ehrman White & McAuliffe, REMEC's US counsel. This opinion is subject to certain assumptions and qualifications and is based on the accuracy of representations made by Airtech, Mr Randall and REMEC. In addition, the opinion is not binding on the IRS or the courts and represents only Heller Ehrman White & McAuliffe's judgment as to the likely outcome if the federal income tax issues discussed herein were properly presented to a court of competent jurisdiction. No assurance can be given that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the federal income tax conclusions herein. No advance ruling from the IRS has been or will be sought with respect to any of the tax matters discussed herein. The comments on UK tax consequences have been reviewed by Ashurst Morris Crisp, REMEC's UK counsel, and assume that REMEC is not tax resident in the UK.

16.1     TAXATION OF UK RESIDENTS

          UK Taxation

        The following discussion summarises for an Airtech Shareholder who is a UK Resident and who holds Airtech Shares as an investment the principal UK tax consequences associated with the exchange of securities pursuant to the Offer.

          (a)   TAXATION OF CAPITAL GAINS

             The exchange of Airtech Shares by an Airtech Shareholder in return for New REMEC Common Stock will not be treated as a disposal of Airtech Shares for the purposes of UK taxation of capital gains, provided that either the Airtech Shareholder, together with persons connected with him, owns not more than five per cent. of, or of any class of, the shares in or debentures of Airtech or the clearance from the UK Inland Revenue referred to below is granted. The New REMEC Common Stock will instead be treated as the same asset as the Airtech Shares, acquired as and when the Airtech Shares were acquired.

             REMEC and Airtech have applied to the UK Inland Revenue for a tax clearance under section 138 of the Taxation of Chargeable Gains Act 1992 which, if granted, will confirm that the Inland Revenue is satisfied that the exchange of securities pursuant to the Offer is being effected for the bona fide commercial reasons and not for tax avoidance purposes.

             The Directors of REMEC and of Airtech believe that this tax clearance should be forthcoming, but the Offer is not conditional upon this tax clearance being granted.

             An Airtech Shareholder will, to the extent that he receives cash in lieu of a fraction of a share of New REMEC Common Stock, be treated as making a part disposal of his Airtech Shares which may, depending upon his individual circumstances, give rise to a liability to UK taxation of capital gains.

             A subsequent disposal of New REMEC Common Stock by a UK Resident may give rise to a liability to UK taxation of capital gains.

          (b)   STAMP DUTY AND STAMP DUTY RESERVE TAX

             No UK stamp duty or stamp duty reserve tax will be payable by an Airtech Shareholder on the transfer of Airtech Shares to REMEC. Any liability to UK stamp duty or stamp duty reserve tax on the transfer of such Airtech Shares to REMEC will be borne by REMEC. No UK stamp duty or stamp duty reserve tax will be payable on the issue of New REMEC Common Stock.

          (c)   DIVIDENDS

             A UK Resident will generally be liable to income tax or corporation tax in the UK on the aggregate of any dividend received from REMEC and any tax withheld at source in the US (see below under "Taxation of US Residents -- US Taxation") and any tax withheld in the UK (see below). In computing that liability to taxation, credit will be given for any tax withheld in the US and any tax withheld in the UK. No repayment of the US tax credit will be available to a UK Resident. In the case of a corporate UK Resident which controls ten per cent. or more of the voting stock of REMEC, credit will also be available for underlying tax against UK taxes in respect of the dividend.

             Special rules apply to UK Residents who are not domiciled in the UK.

             An agent in the UK, who on behalf of a UK Resident, collects a dividend paid by REMEC may be required to withhold a sum on account of UK income tax or corporation tax, currently at the rate of 20 per cent. Regulations, however, allow credit to be given for tax withheld in the US, thereby reducing the aggregate withholding to 20 per cent. of the gross dividend.

          (d)  INHERITANCE TAX

            Where REMEC Common Stock is held by an individual who is neither domiciled nor deemed to be domiciled in the UK, no liability to UK inheritance tax will arise. Where REMEC Common Stock is held by an individual who is either domiciled or deemed to be domiciled in the UK, liability to UK inheritance tax may arise on the death of, or on a gift (or disposal at an undervalue) of the REMEC Common Stock by, that individual.

          US Taxation

       UK persons acquiring New REMEC Common Stock will be subject to US taxation on dividends received from REMEC. Generally, such dividends would be subject to a 30 per cent. withholding tax. However, under the terms of the Treaty, the rate of withholding tax will be reduced to 15 per cent. of the gross dividend or, in the case of any corporate UK resident shareholder of REMEC controlling, directly or indirectly, at least ten per cent. of the voting stock of REMEC, the rate of withholding tax will be reduced to five per cent. of the gross dividend. Such tax will be withheld by REMEC in its capacity as withholding agent. No withholding taxes will apply if the dividends received are effectively connected with a US trade or business of the shareholder in the US; rather, the dividends will be subject to US tax at the graduated rates applicable to US Residents. A corporate shareholder may also be subject to a US branch profits tax on such effectively connected income, with certain adjustments.

       Eligibility for the reduced rate of withholding or exemption from withholding tax is contingent on the UK shareholder complying with certain formal IRS requirements. The requirements to obtain a reduced rate of withholding include, but are not limited to, providing REMEC with valid documentation of UK residency. Under certain circumstances, until 1 January 2000, the UK residency documentation requirement is satisfied by a dividend payment address in the UK.

       A person who is not a US Resident generally will not be subject to US federal income tax on a gain on the sale of New REMEC Common Stock. However, if such gain is effectively connected with the conduct of a US trade or business, the gain will be subject to US tax at the graduated rates applicable to US Residents. A corporate shareholder may also be subject to a US branch profits tax on such effectively connected income, with certain adjustments. An individual non-resident alien who is present in the US for 183 days or more during the year of sale and whose gain is not effectively connected with the conduct of a US trade or business will be taxed at a rate of 30 per cent. on the gain.

       "Backup" withholding and information reporting requirements apply to certain payments of proceeds from the sale of stock by certain non-corporate UK Residents under certain circumstances. A payment of the proceeds of any such sale to or through the US office of a "broker" (as defined in applicable Treasury regulations) is subject to backup withholding unless the beneficial owner of the stock either provides a Form W-8 (or a suitable substitute form) signed under penalty of perjury that certifies as to the owner's foreign status in compliance with applicable Treasury regulations or otherwise establishes an exemption. The applicability of backup withholding to a payment of the proceeds of any such sale effected outside the US by a foreign office of a broker depends on the broker's connections with the US, if any. Any amounts withheld under the backup withholding rules from a payment to a non-corporate UK Resident would be allowed as a refund or credit against such person's US federal income tax if the required information is furnished to the IRS.

        Where REMEC Common Stock is held by an individual who, under the UK-US estate tax treaty presently in force, is either domiciled or deemed to be domiciled in the UK and is neither domiciled nor deemed to be domiciled in the US, no liability for US federal estate or gift tax will arise on the death of, or on a gift (or disposition for less than fair market value) of REMEC Common Stock by, that individual.

16.2     TAXATION OF US RESIDENTS

          UK Taxation

        The following discussion summarises for an Airtech Shareholder who is a US Resident, but not a UK Resident, the principal UK tax consequences associated with the exchange of securities pursuant to the Offer.

          (a)   TAXATION OF CAPITAL GAINS

             The exchange of Airtech Shares by an Airtech Shareholder in return for New REMEC Common Stock will not be subject to the regime governing UK taxation of capital gains unless, at the time of the disposal, the Airtech Shareholder carries on a business in the UK through a branch or agency, and the Airtech Shares are or have been used, held or acquired for the purposes of such branch or agency, in which event the comments contained in "Taxation of UK Residents -- Taxation of Capital Gains" will apply in the same was as they apply to UK Residents.

          (b)   STAMP DUTY AND STAMP DUTY RESERVE TAX

             No UK stamp duty or stamp duty reserve tax will be payable by an Airtech Shareholder on the transfer of Airtech Shares to REMEC. Any liability to UK stamp duty or stamp duty reserve tax on the transfer of such Airtech Shares to REMEC will be borne by REMEC. No UK stamp duty or stamp duty reserve tax will be payable on the issue of New REMEC Common Stock.

          (c)   DIVIDENDS

             Dividends, if any, paid on REMEC Common Stock to a person who is not a UK Resident will not be subject to UK tax unless that person carries on a business in the UK through a branch or agency and the REMEC Common Stock is effectively connected with that branch or agency.

          US Taxation

        The US federal income tax consequences of the exchange of securities pursuant to the Offer to an Airtech Shareholder who is a US Resident depend on whether the Offer becomes unconditional in all respects after REMEC obtains within the UK statutory four-month period acceptances of the Offer as to at least 90 per cent. in value of the Airtech Shares to which the Offer relates.

        REMEC has stated that if it obtains acceptances of at least 90 per cent., it intends to acquire compulsorily the remainder of the outstanding Airtech Shares in accordance with UK law. In that event, and subject to certain assumptions and qualifications and based on the accuracy of representations made by Airtech, Mr Randall and REMEC, the exchange by accepting Airtech Shareholders of Airtech Shares for shares of New REMEC Common Stock pursuant to the Offer will be treated as a "reorganization" as described in Section 368(a) of the IRC. As a result, an accepting Airtech Shareholder will not recognise gain or loss on the exchange of Airtech Shares pursuant to the Offer (except to the extent cash is received or deemed received in lieu of a fraction of a share of New REMEC Common Stock). An accepting Airtech Shareholder will have an aggregate basis in the New REMEC Common Stock received in exchange for Airtech Shares equal to such Airtech Shareholder's basis in the Airtech Shares immediately prior to the exchange (less any portion of such basis allocable to any fractional interest in a share of New REMEC Common Stock for which the Airtech Shareholder receives or is deemed to receive cash). Cash received or deemed received in lieu of a fraction of a share of New REMEC Common Stock will result in taxable gain or loss equal to the difference between the amount of such cash and the portion of the Airtech Shareholder's basis in the Airtech Shares immediately prior to the exchange allocable to the fractional share. Individual entitlements that are not paid to an Airtech Shareholder because they are less than L3.00 may be deemed received by the Airtech Shareholder for this purpose. The holding period of shares of New REMEC Common Stock acquired in exchange for Airtech Shares in the Offer will include the accepting Airtech Shareholder's holding period in the Airtech Shares, provided that the Airtech Shares are held as capital assets by the Airtech Shareholder on the date of the exchange. Each Airtech Shareholder who receives New REMEC Common Stock in the exchange pursuant to the Offer will be required to file with such shareholder's federal income tax return a statement setting forth the basis of the Airtech Shares surrendered and the fair market value of the New REMEC Common Stock received in the exchange, and to retain permanent records of these facts relating to the exchange.

        However, under UK law REMEC may elect to declare the Offer unconditional in all respects at a time when it has obtained within the UK statutory four-month period acceptances of the Offer as to more than 50 per cent. but less than 90 per cent. in value of the Airtech Shares to which the Offer relates. If REMEC does so, or otherwise does not acquire compulsorily in accordance with UK law all outstanding Airtech Shares with respect to which acceptances are not received, the conclusions in the immediately preceding paragraph concerning reorganization treatment and various consequences thereof do not apply. Moreover, if, due to the percentage of acceptances of the Offer, the number of outstanding Airtech stock options that are exercised without accepting the Offer, and/or other factors, REMEC is not treated for purposes of Section 368 of the IRC as acquiring and maintaining ownership of Airtech Shares possessing at least 80 per cent. of the total voting power of all of the Airtech Shares, then the exchange by accepting Airtech Shareholders of Airtech Shares for shares of New REMEC Common Stock pursuant to the Offer will not be treated as a reorganization as described in Section 368(a) of the IRC. As a result, an accepting Airtech Shareholder who is a US Resident will recognise taxable gain or loss on the exchange of Airtech Shares pursuant to the Offer. The amount of the gain or loss will be equal to the difference between (i) the sum of the fair market value of the New REMEC Common Stock received and the amount of any cash received or deemed received in lieu of a fraction of a share of New REMEC Common Stock and (ii) the Airtech Shareholder's adjusted basis in the Airtech Shares. The gain or loss will generally be a capital gain or loss, assuming that the Airtech Shares are held as a capital asset on the date of the exchange. Any capital gain or loss will be a long-term capital gain or loss if the Airtech Shares have been held for more than one year as of the date of the exchange.

        "Backup" withholding and information reporting requirements apply to certain payments of dividends to, and of proceeds from the sale of stock by, certain non-corporate US Residents. REMEC, its agent, a broker or any paying agent, as the case may be, will be required to withhold from any payment that is subject to backup withholding a tax equal to 31 per cent. of such payment if the US Resident fails to furnish to the payor in the manner required his taxpayer identification number (social security number or employer identification number), to certify to the payor, under penalty of perjury, that such holder is not subject to backup withholding or to comply otherwise with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules from a payment to a US Resident would be allowed as a refund or a credit against such US Resident's US federal income tax if the required information is furnished to the IRS.

17.      FURTHER INFORMATION

        Your attention is drawn to the further information contained in the appendices.

18.      ACTION TO BE TAKEN

        To accept the Offer, the Form of Acceptance must be completed and returned in respect of your Airtech Shares, whether or not your Airtech Shares are in CREST. Forms of Acceptance should be returned by post or by hand to IRG plc Balfour House, 390-398 High Road, Ilford, Essex IG1 1NQ as soon as possible and in any event so as to be received no later
        than 3.00 p.m. on       1999.

Yours faithfully,

Guy Innes, Director
QUARTZ CAPITAL PARTNERS LIMITED

                          INFORMATION REGARDING REMEC

RISK FACTORS

This Offer Document contains forward-looking statements that involve risks and uncertainties. REMEC's and Airtech's actual results may differ materially from those anticipated in these forward-looking statements as a result of certain risks and uncertainties, including risks relating to: (a) the integration of REMEC and Airtech; (b) the integration by REMEC of other prior acquisitions; (c) the respective businesses of REMEC and Airtech, including risks relating to the timing and magnitude of sales, the timing and scope of technological advances and the overall condition of the wireless telecommunications industry; and (d) other matters set forth in this section and elsewhere in this Offer Document and in the documents incorporated herein by reference. In addition to the other information in this Offer Document, the following risk factors should be considered carefully by Airtech Shareholders in determining whether or not to accept the Offer.

GENERAL RISKS RELATING TO REMEC'S BUSINESS

Dependence on Expansion into the Commercial Wireless Telecommunications Market Could Result in Fluctuations in Revenue

The commercial markets for REMEC's products could fail to grow, or could grow more slowly than anticipated. Lack of growth or slow growth could materially adversely affect REMEC's business, financial condition and results of operations.

Historically, REMEC's business focused almost exclusively on making wireless telecommunication products for the national defence industry. In recent years, REMEC increased its business in the commercial (non-defence) wireless telecommunications market. REMEC believes that its future growth depends on its continued success in the commercial market. Further, REMEC believes that, while the technologies used in the defence and commercial markets are very similar, the two markets differ significantly in a number of areas. These areas include:

-  customer base
-  manufacturing requirements and lead times
-  research and development costs which may not be reimbursed or recovered and
-  credit risks associated with customers.

Because REMEC is increasing its business in the commercial market, REMEC is subject to the risks of entering that new market, including risks associated with:

-  attracting and servicing a new customer base
-  manufacturing products in a cost effective and profitable manner
-  managing the expansion of the business and
- attracting and retaining qualified engineering, manufacturing and marketing personnel who have industry experience.

For example, REMEC believes that microwave engineers with the skills necessary to develop products for the wireless telecommunications market currently are in high demand. As a result, it may be difficult for REMEC to attract and retain those engineers.

Some of the commercial markets in which REMEC sells products have only recently begun to develop. Because these markets are relatively new, it is difficult to predict the rate at which these markets will grow, if at all. Existing or potential applications for REMEC's products may fail to develop or may erode for many different reasons. These reasons include:

-  insufficient economic growth to support expensive infrastructure equipment
- insufficient consumer demand for wireless products or services because of pricing or otherwise or
- real or perceived security risks associated with wireless communications, such as eavesdropping.

Dependence on Defence Market May Result in Limited Growth in Revenues

REMEC makes a substantial portion of its sales to the United States defence market. As a result, lower defence spending by the US government could materially adversely impact REMEC's business. Lower defence spending by the US government might occur because of defence budget cuts, general budget cuts or other causes. The US recently has reduced its defence budget and may further reduce it. In addition, the

US has reduced the number of newly initiated defence industry production programs. In the existing defence programs in which REMEC participates, pricing pressure continues to be exerted on follow-on orders.

REMEC expects to continue to derive a substantial portion of its revenues from defence programs and to develop microwave products for defence applications. If a significant defence program or contract ends, and REMEC fails to replace sales from that program or contract, there could be a material adverse effect on REMEC's business, financial condition and results of operations. In addition, a large portion of REMEC's expenses are fixed and difficult to reduce, thus magnifying the material adverse effect of any shortfall in revenue.

Defence contracts frequently contain provisions that are not standard in private commercial transactions, such as provisions that permit the cancellation of a contract if funding for a program is reduced or cancelled. For example, the government terminated a large defence program in December 1992 for which REMEC had been supplying in excess of $4.0 million products on an annual basis.

Customer Concentration Could Cause Manufacturing and Supply Delays

REMEC derives significant revenues from a limited group of customers. If any significant customer cancels, reduces or delays orders or shipments, as a result of manufacturing or supply difficulties or otherwise, there could be a material adverse effect on REMEC's business, financial condition and results of operations. Likewise, if any significant customer is unable to finance its purchases of REMEC's products, there could be a similar material adverse effect. REMEC's customers include the following:

-  Motorola, Inc.
-  Raytheon Company
-  P-COM, Inc.
-  Northrop Grumman Corporation
-  Digital Microwave Corporation
-  ITT Industries
-  Alcatel Network Systems.
-  TRW Inc.
-  Lockheed Martin Corporation and
-  STM Wireless, Inc.

As of 31 January 1999 these customers comprised approximately 64.7 per cent. of REMEC's year to date revenues, with Motorola and Raytheon Company being the only customers that accounted for more than ten per cent.. of total year to date revenues as of that date. REMEC anticipates that it will continue to sell products to a relatively small group of customers.

Customer Exclusivity May Prevent REMEC from Pursuing Market Activities

REMEC has granted some of its customers exclusivity on certain products, which means that REMEC is only permitted to make the products for them. REMEC expects that in some cases its existing customers and new customers may require REMEC to give them exclusivity on new products that REMEC makes for them. By entering into such exclusive arrangements, REMEC may forego opportunities to supply products to other companies. If REMEC enters into exclusive relationships with customers who prove to be unsuccessful, REMEC's business may be materially adversely affected, and REMEC may be unable to establish relationships with the industry leaders. REMEC can give no assurance that it will be able to establish business relationships with, or negotiate acceptable arrangements with, significant customers. REMEC also can given no assurance that its current or future arrangements with significant customers will continue or will be successful.

Management's Limited Acquisition Experience May Slow the Integration of Acquired Companies

Any difficulties encountered in the integration of companies REMEC has acquired as a group could have a material adverse impact on REMEC's business, financial condition and results of operations. In addition to the proposed acquisition of Airtech, REMEC has acquired the following companies over the last several years:

-  C&S Hybrid, Inc.
-  Q-bit Corporation
-  Magnum Microwave Corporation
-  Radian Technology, Inc.

-  Verified Technical Corporation
-  Nanowave Technologies Inc.

REMEC's operation as a combined enterprise requires substantial attention from management, which has limited experience in integrating companies the size of REMEC and some of the acquired companies. REMEC can give no assurance that it will successfully complete the integration of these companies or that the consolidated operations of REMEC and its subsidiaries will be profitable. REMEC will face similar risks in the integration of any future acquisitions, including the acquisition of Airtech.

Expanded Product Lines and Customer Base Could Cause Management of Growth
Problems

Failure to manage growth could materially adversely affect REMEC's business, financial condition and results of operations. REMEC's business has grown in size and complexity, and REMEC has expanded its product lines and customer base. This growth and expansion has placed significant demands on REMEC's management and operations, and these demands are expected to continue. REMEC's ability to compete effectively and to manage future growth will depend on its ability to implement and improve operating and financial systems on a timely basis. REMEC can given no assurance that it will be able to manage its future growth effectively.

Nature of REMEC's Production and Manufacturing Processes May Cause Fluctuations in Quarterly Results

REMEC's quarterly results have varied significantly in the past, and will likely to continue to vary significantly, due to a number of factors, including the following:

-  timing, cancellation or rescheduling of customer orders and shipments;
-  the pricing and mix of products sold;
-  introductions of new products;
- REMEC's ability to obtain components and subassemblies from contract manufacturers and suppliers; and
-  variations in manufacturing efficiencies

Any one of these factors could substantially affect REMEC's results of operations for any particular fiscal quarter.

Reliance on Defence Development Contracts Could Cause Fluctuations in Quarterly Results

Because of the decline in the number of defence industry production programs, REMEC has entered into more defence industry development contracts as a source of defence revenues. Development contracts are contracts for the development of products, rather than the production of products; they tend to be fixed price contracts giving REMEC lower gross profit margins than production contracts. As a result, REMEC's increased reliance on development contracts has led to an increased quarterly fluctuation in sales and gross profit margins. Accordingly, REMEC's comparative performance from any one fiscal quarter to the next is not necessarily an accurate indicator of the direction of future performance.

Order Backlog Fluctuations May Not Necessarily Indicate Future Sales

REMEC can give no assurance that current order backlog will necessarily lead to sales in any future period. REMEC's order backlog as of 31 January 1999 was approximately $222.8 million, approximately 63 per cent. of which was attributable to commercial customers and approximately 37 per cent. of which was attributable to defence customers. In certain circumstances, customers place purchase orders but request that product be delivered only over a specified period of time as customers' needs may require. At the time a purchase order is placed, REMEC records the entire amount of the purchase order as backlog, even if the customer requests delivery of product against the purchase order over a specified time period. A substantial amount of REMEC's order backlog can be cancelled at any time without penalty. When a cancellation occurs, REMEC sometimes, but not always, can recover its actual committed costs and make a profit on work performed up to the date of cancellation. Cancellations of pending purchase orders of REMEC's customers or termination or reductions of purchase orders could have a material adverse effect on REMEC's business, financial condition and results of operations.

Dependence on Fixed-Price Contracts May Increase the Risks of Cost Overruns and Product Non-Performance

In the past, REMEC has experienced cost overruns on defence contracts that are on firm fixed price contracts (FFP). REMEC can give no assurance that cost overruns or problems with the performance or reliability of its products will not occur in the future. Any such cost overruns or performance problems may have a material adverse effect on REMEC's business, financial condition and results of operations. REMEC's customers establish demanding specifications for product performance, reliability and cost. Certain contracts with REMEC's commercial customers and a significant portion of its defence contracts are firm fixed-price contracts. FFP contracts provide for a predetermined fixed price for the products REMEC makes, regardless of the costs it incurs. REMEC has made pricing commitments to P-COM and STM and to other customers based upon REMEC's expectation that it will achieve more cost effective product designs and automate more of its manufacturing operations. A substantial portion of the P-COM backlog involves REMEC's re-design of a substantial portion of specific radio component, which redesign needs to be successful in order for REMEC to realise the P-COM backlog.

REMEC faces the risk of experiencing cost overruns or order cancellation if it fails to achieve forecasted product design and manufacturing efficiencies or if products cost more to produce than expected. The expense of producing products can rise due to increased cost of materials, components or labour, or other factors. Manufacture of REMEC's products is an extremely complex process.

Certain Customer Relationships May Lead to Loss of Investment in Design and Engineering

REMEC often makes significant investments in the design and engineering of new products for customers without any commitment by the customer for the future purchase of such products. Failure to receive initial or follow-on orders for such products may have a material adverse effect on REMEC's business, financial condition and results of operations.

Increased Reliance on Commercial Market Could Increase the Necessity of Implementing High Volume Manufacturing

Historically, in the defence market, REMEC has not automated its manufacturing processes as fully as REMEC might have because the volume of product orders was not high enough to make automation cost-effective. Product orders in the commercial market tend to be higher in volume. As a result, as REMEC continues to increase its sales to the commercial market, REMEC will need to increase its manufacturing capacity significantly. Higher volume manufacturing generally requires greater automation in order to be cost-effective. REMEC can give no assurance that it will be able to automate sufficiently in order to fulfill high-volume production orders in a cost-effective manner. REMEC also can give no assurance that it will obtain a sufficient amount of high volume orders to absorb the capital costs incurred in increasing its automation.

Competition in Telecommunications Industry May Increase the Technological Obsolescense of REMEC's Products and Decrease Product Prices and REMEC Revenues

Technological innovations in the telecommunications industry could significantly reduce the potential market for REMEC's products. Such innovations could include a wireless telephone system using satellites instead of base stations on the ground, or a device that integrates microwave functionality. The markets for REMEC's telecommunication products are extremely competitive and are characterised by rapid technological change. Specifically, new products are generally developed quickly, products can become obsolete over a short period of time, and industry standards are constantly evolving. In addition, price competition is intense and the market prices of products frequently decline after competitors begin making similar products. REMEC believes that to remain competitive in the future it will need to invest significant financial resources in research and development.

REMEC believes that its primary competitors are the captive manufacturing operations of large wireless telecommunications OEM's (including all of the major telecommunications equipment providers) and defence prime contractors. The OEMs and the defence prime contractors manufacture a substantial majority of the present worldwide production of MFM's. Some of REMEC's current customers and some large manufacturers of microwave transmission equipment could also enter into the market for microwave products and compete directly with REMEC. REMEC also faces some competition from microwave component manufacturers who have capabilities to integrate their components into MFMs.

REMEC believes that its future success depends largely upon the extent to which the OEMs and defence prime contractors elect to purchase MFMs and components from outside sources such as REMEC. OEMs and defence prime contractors could decide to manufacture these products in-house, rather than outsourcing them, and this would have a material adverse effect on REMEC's business, financial condition and results of operations.

Many of REMEC's current and potential competitors have substantially greater technical, financial, marketing, distribution and other resources than REMEC does.

Many of them also have greater name recognition and market acceptance of their products and technologies. REMEC's competitors, or the competitors of its customers, may develop new technologies, enhancements to existing products or new products that offer superior price or performance features. Such new products or technologies could render obsolete REMEC's products or the products of REMEC's customers. For example, in its 1996 fiscal year, the cavity oscillator shipments made by REMEC's subsidiary, Magnum, to Harris-Farinon were reduced by $2.3 million due to obsolescence.

Customer Pressure to Reduce Prices May Cause Reductions in Revenues

If REMEC is unable to offset declining average selling prices, REMEC's gross profit margins will decline, and such decline will have a material adverse effect on REMEC's business, financial condition and results of operations. Many of REMEC's customers are under continuous pressure to reduce prices and, therefore, REMEC expects to continue to experience pressure from its customers to reduce the prices on its products. REMEC's customers frequently negotiate supply arrangements with REMEC well in advance of delivery dates, requiring REMEC to commit to price reductions before it can determine whether it can achieve its assumed cost reductions. To offset declining average sales prices, REMEC believes that it must reduce its manufacturing costs and obtain higher volume orders for products.

Environmental Regulations and Risks

REMEC is subject to a variety of environmental regulations by local, state, federal and foreign governments. If REMEC failed to comply with current or future regulations, the following adverse effects could occur:

-  it could be forced to alter manufacturing processes
-  it could be fined substantial amounts
-  its production could be suspended or
-  it would be forced to cease operations

The cost of defending such lawsuits or the cost of any judgement against REMEC could have a material adverse effect on REMEC's business, financial condition and results of operations. News reports have asserted that power levels associated with hand held cellular telephones and related infrastructure equipment may pose certain health risks. If wireless telecommunications equipment (or other devices that incorporate REMEC's products) were determined or perceived to create a significant health risk, the market for REMEC's products could be materially adversely affected. This could have a material adverse effect on REMEC's business, financial condition and results of operations. Moreover, if such a health risk were determined or perceived to exist, REMEC might be named as a defendant in product liability lawsuits commenced by individuals alleging that REMEC's products harmed them. REMEC would be required to defend such lawsuits and REMEC might be held liable. These regulations govern the storage, discharge, handling, emission, generation, manufacture and disposal of toxic or other hazardous substances used to manufacture REMEC's products.

New Government Regulation Could Interfere with REMEC's Business Growth

Certain equipment operators incorporate REMEC's products into wireless telecommunications systems that are regulated domestically by the Federal Communications Commission and internationally by other government agencies. The equipment operators and not REMEC are responsible for compliance with such regulations. However, regulatory changes, including changes in the allocation of available frequency spectra, could materially adversely affect REMEC's business, financial condition and results of operations. For example, regulatory changes could restrict development efforts by REMEC's customers, make REMEC's current products obsolete or increase the opportunity for additional competition. Changes in applicable domestic and international regulations could have a material adverse effect on REMEC's business, financial condition and results of operation. If REMEC manufactured products that failed to comply with such regulations, this could also have a similar material adverse effect.

The delays inherent in this governmental approval process have in the past caused, and may in the future cause, the cancellation, postponement or rescheduling of the installation of communications systems by REMEC's customers. This in turn may have a material adverse effect on the sale of REMEC's products to such customers. In addition, the increasing demand for wireless telecommunications has exerted pressure on regulatory bodies world-wide to adopt new standards for such products. The approval of new standards generally follows extensive investigation of and deliberation over competing technologies.

Governmental Audits Could Create Significant Expenses for REMEC

Because of REMEC's participation in the defence industry, REMEC is subject to audit from time to time for its compliance with government regulations by various agencies, including the following:

-  the Defence Contract Audit Agency
-  the Defence Investigative Service and
-  the Office of Federal Control Compliance Programs.

These and other governmental agencies may also from time to time conduct inquiries or investigations that cover a broad range of REMEC's activity. Responding to such governmental audits, inquiries or investigations may involve significant expense and divert management attention. Also, an adverse finding in any such audit, inquiry of investigation could involve penalties that could have a material adverse effect on REMEC's business, financial condition or operating results.

Dependence on Suppliers and Contract Manufacturers May Decrease Timeliness of Product Delivery to Customers

REMEC relies on contract manufacturers and suppliers, in some cases role suppliers or limited groups of suppliers, to provide it with services and materials necessary for the manufacture of its products. REMEC's reliance on contract manufacturers and on sole suppliers involves several risks. These risks include a potential inability to obtain critical materials or services and reduced control over productions costs, delivery schedules, reliability and quality of materials. Any inability to obtain timely deliveries of acceptable quality materials, or any other circumstances that would require REMEC to seek alternative contract manufacturers or suppliers, could adversely affect REMEC's ability to deliver products to its customers. This in turn would have a material adverse effect on REMEC's business, financial condition and results of operations. In addition, if costs for its contract manufacturers or suppliers increase, REMEC may suffer losses if it is unable to recover such cost increases under fixed price production commitments to its customers.

Volatility of Stock Price

The market price of REMEC Common Stock, like the stock prices of many companies in the telecommunications industry, is subject to wide fluctuations in response to a variety of factors, including:

-  actual or anticipated operating results
-  announcements of technological innovations
- announcements of new products or new contracts by REMEC, its competitors or customers
-  government regulatory action
-  developments with respect to wireless telecommunications and
-  general market conditions and other factors.

In addition, the stock market has from time to time experienced significant price and volume fluctuations. These fluctuations have particularly affected the market prices for the stocks of technology companies and have often been unrelated to the operating performance of particular companies. The market price of REMEC Common Stock has been highly volatile and may continue to be highly volatile.

Lack of Patent Protection May Not Prevent Competitors From Developing Similar Proprietary Technology

REMEC does not presently hold any significant patents applicable to its products. In order to protect its intellectual property rights, REMEC relies on a combination of trade secret, copyright and trademark laws and employee and third party nondisclosure agreements, REMEC also limits access to and distribution of proprietary information. REMEC can give no assurance that the steps it has taken to protect REMEC's intellectual property rights will be adequate to prevent misappropriation of its technology or to preclude competitors from independently developing such technology.

Indemnity Obligations Could Result in Substantial Royalty Damages Obligations in Infringement Claims

If a third party were successful in a claim that one of REMEC products infringed the third party's proprietary rights, REMEC might have to pay substantial royalties or damages or remove that product from the marketplace. REMEC might also have to expend substantial amounts in order to modify the product so that it would no longer infringe such proprietary rights. Any of these results could have a material adverse effect on REMEC's business, financial condition and results of operations. As to certain of its products, REMEC has agreed to indemnify its customers against possible claims by third parties that the products infringe their intellectual property rights. REMEC can give no assurance that, in the future, third parties will not assert infringement claims against REMEC or with respect to its products. Asserting REMEC's rights or defending against third party claims could involve substantial costs and diversion of resources and could materially and adversely affect REMEC's business, financial condition and results of operations.

Adverse Economic Conditions in Other Countries May Affect International Sales

As of 31 January 1999 approximately 6 per cent. of REMEC's revenue is derived from sales to international customers. Certain of REMEC's customers may sell products into these markets. Recent adverse international economic developments could affect sales by certain of REMEC's customers into these regions which may in turn, have a material adverse effect on REMEC's business, financial condition and results of operations.

Increased Technological Competition May Create Dependence on Key Personnel

REMEC depends to a great extent on the continued service of its qualified personnel in the areas of management, engineering, manufacturing, quality assurance, marketing and support. REMEC also depends on its ability to attract and retain such personnel. Competition for such personnel is intense, and REMEC can give no assurance that it will be successful in attracting or retaining such personnel. For example, REMEC believes that microwave engineers with the skills necessary to develop products for the wireless telecommunications market currently are in high demand. As a result, REMEC may not be able to attract and retain sufficient engineering expertise.

REMEC does not have "key man" life insurance on its key executive officers. It also does not have employment or non-competition agreements with its key executive officers, except for Tao Chow (Senior Vice President), James Mongillo (Senior Vice President) and Justin Miller (Vice President). It is anticipated that following completion of the Offer, REMEC will enter into a service agreement with Mr Nick Randall, the current Chairman of the Board of Airtech, under which Mr Randall will continue to serve as Chairman of Airtech and will also serve as an Executive Vice President of REMEC.

Control of REMEC by Management May Prevent Change in Control

REMEC's executive officers comprise five of the nine members of the Board of Directors. As a result, such persons have the ability to exercise influence over significant matters regarding the REMEC. Such a high level of influence may have a significant effect in delaying, deferring or preventing a change in control of REMEC.

Year 2000 Compliance Modifications Could Divert Company Resources and Harm Customer Relationships

Many currently installed computer systems and software products are coded to accept only two-digit entries to represent years. For example "98" in some systems and products represents the year "1998". Until they are recorded to accept four-digit year entries, these systems and products will not be able to distinguish years beginning with 2000 from years beginning with 1900. These systems and products will need to be upgraded or replaced in order to comply with "Years 2000" requirements.

REMEC believes that its internal systems either (1) already comply with Year 2000 requirements or (2) will be upgraded or replaced by December 31, 1999 without material cost or expense, in connection with previously planned changes, prior to the need to comply with Year 2000 requirements. REMEC has made an estimate of the costs of necessary Year 2000 modifications which has been estimated to be approximately $350,000. REMEC's management derived this estimate using numerous assumptions of future events, including the continued availability of certain resources and other assumptions. REMEC cannot guarantee that these estimates will be achieved, and the actual results could differ materially from those that it anticipate. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in Year 2000 compliance, the ability to locate and correct all relevant computer codes, and other factors. In addition, REMEC can give no assurance that additional Year 2000 compliance problems will not arise in the future. Any such problems could have a material adverse effect on REMEC's business, financial condition and results of operations.

Year 2000 issues may affect many of REMEC's customers and suppliers, and they may need to expend significant resources to modify or replace their existing systems. As a result, REMEC's customers could lack funds to purchase REMEC's products, and REMEC's suppliers could experience difficulties in producing or shipping key materials to REMEC on a timely basis or at all. This in turn could materially adversely effect REMEC's business, financial condition and results of operations.

Increased International Market Presence May Increase the Marketing and Sales Costs of Delivering Products in Such Countries

REMEC seeks to expand its presence in international wireless telecommunications and related markets by entering into partnerships or alliances with OEMs and service providers in such countries and acquiring complementary international business. REMEC currently has had limited experience in partnering with and acquiring international entities and managing international operations. The success of REMEC's ability to increase its international market presence is dependent on a number of factors, including, but not limited to, the success of its domestic operations, level of funding, stability of its stock price, ability to produce competitive international products, attraction and retention of key employees at its international locations and its strategic objectives.

RISKS RELATING TO THE OFFER

Inexperience with Integration of International Subsidiaries Could Decrease Effectiveness of European Operation

The Offer involves the integration of two companies that have previously operated independently. Such integration will require significant effort from each company, including the co-ordination of their operations, research and development and sales and marketing efforts. There can be no assurance that REMEC will integrate the operations of Airtech without encountering difficulties or experiencing the loss of Airtech or REMEC personnel or that the benefits expected from such integration will be realised. The difficulties are exacerbated by the fact that the two companies are located on different continents separated by economic, governmental and cultural differences. REMEC has no prior experience integrating a European operation. The diversion of the attention of management and any difficulties encountered in the transition process (including the interruption of, or a loss of momentum in, Airtech's activities, problems associated with integration of management information and reporting systems, and delays in implementation of consolidation plans) could have an adverse impact on REMEC's ability to realise anticipated synergies from the acquisition of Airtech.

Operating Losses of Airtech

For the six month period ended 30 June, 1998, Airtech reported a pre-tax loss of approximately L6.8 million equivalent to approximately $11.2 million. REMEC's pre-tax income for the comparable six month period ended 31 July, 1998 was approximately $7.6 million. If the operating results of the two companies had been combined on a consolidated basis during this period, the consolidated company would have reported a pre-tax loss of approximately $3.6 million before UK-US GAAP adjustments and application of merger accounting principles. No assurances can be made that the consolidated company will generate income in the future.

Change of Control of Airtech Could Weaken Relationships with Customers and Partners

Certain of Airtech's existing customers or strategic partners may take the opportunity following a change of control of Airtech to review their contractual relationships. Such a review could result in delayed or lost sales to either REMEC or Airtech.

Expansion into International Markets Could Increase Risks of Operating Losses

In such regions, OEMs, suppliers and customers may, on average, present greater credit risks than for those companies in the United States and Europe and may, on average, be subject to greater market volatility than those companies in the United States and Europe. The Offer will permit REMEC to use Airtech's Far Eastern sales offices to market and distribute REMEC's technology and products into this region. REMEC has limited experience marketing and selling its technology and products into this region and into other similar less developed regions.

Failure to Qualify for Pooling of Interests Accounting Treatment Could Cause Future Reported Operating Losses

The Offer is intended to qualify for pooling of interests treatment under US GAAP. Under pooling of interests treatment, the accounts of REMEC will be combined with those of Airtech at their historical carrying amounts and REMEC's financial statements for all prior periods will be restated to reflect the accounts of REMEC as if the two companies had been combined for all periods.

REMEC anticipates that most of the requirements necessary for the transaction to be treated as a pooling of interests will be met at the date that the Offer becomes or is declared unconditional in all respects. Certain requirements will continue after such date, including the requirement that no Affiliate of either company may reduce its risk relative to its shareholdings within the period beginning 30 days prior to the date that the Offer is declared unconditional in all respects and ending when financial results covering at least 30 days of post-combination operations have been published. REMEC has entered into Affiliate Agreements with Airtech's Directors and certain persons associated with them to restrict the disposition of shares by such persons to the extent necessary to preserve pooling of interests treatment. There can be no assurance, however, that the acquisition of Airtech, if consummated, will qualify for pooling of interests treatment.

Should the transaction become or be declared unconditional in all respects and not qualify for pooling of interests treatment, the purchase method of accounting may be applied. Under that method, the fair market value of the New REMEC Common Stock issued to effect the transaction would be recorded as the cost of acquiring Airtech's business. That cost would be allocated to the individual assets acquired and liabilities assumed according to their respective fair values. The fair market value of the New REMEC Common Stock to be issued in the transaction in excess of the amounts at which the net assets are carried in Airtech's accounts would be capitalised as an intangible asset and amortised over a certain period of time. Such treatment could have a material adverse impact on the future reported operating results of the combined companies.

Failure to Qualify for Tax-Free Reorganization Treatment May Lead to Increased Cost of Offer to Airtech Shareholders Who Are US Residents

The Offer is intended to be structured as a tax-free reorganization for US federal income tax purposes. If REMEC does not acquire and maintain ownership of Airtech Shares possessing at least 80 per cent. of the total voting power of all of the Airtech Shares, or if for any other reason the Offer is not treated as a tax-free reorganization for US income tax purposes, then the Airtech Shareholders who are US Residents will recognise taxable gain or loss on the exchange of their Airtech Shares for New REMEC Common Stock.

Future Sales of Shares Issued Under the Offer

Assuming the Offer is successfully completed, up to 2,197,359 shares of New REMEC Common Stock will be issued, 1,305,707 of which shares will be immediately freely tradeable under the Securities Act. Sales of a substantial number of such shares of New REMEC Common Stock could adversely affect the market price of the REMEC Common Stock. The remaining shares, which will be issued to the Directors of Airtech and certain other persons associated with them, will become freely tradeable after REMEC has published financial results covering at least 30 days of combined operations.

Holders of Airtech Shares May Have Less Advantageous Rights After the Offering

Following the Offer, Airtech Shareholders will become holders of REMEC Common Stock. Differences exist between the rights of Airtech Shareholders under Airtech's Articles of Association and the rights of REMEC Stockholders under REMEC's Articles of Incorporation and Bylaws. See Appendix VI -- Description of REMEC Capital Stock and Changes in the Rights of Airtech Shareholders.

2.        CONSOLIDATED SELECTED REMEC FINANCIAL DATA

The following selected consolidated financial data should be read in conjunction with the consolidated financial statements for REMEC, Inc. and the notes thereto included elsewhere herein and "REMEC's Management Discussion and Analysis of Financial Condition and Results of Operations" incorporated herein by reference. The following selected financial data for the five years ended January 31, 1998 are derived from the audited consolidated financial statements of REMEC, Inc. The consolidated selected financial data for the nine month periods ended October 31, 1998 and 1997 are derived from unaudited consolidated financial statements. The unaudited consolidated financial statements include all adjustments, consisting of normal and recurring accruals, which REMEC, Inc. considers necessary for a fair presentation of the financial position and the results of operations for these periods.

                       SELECTED HISTORICAL FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     REMEC

                                                                             NINE MONTHS ENDED
                                     YEAR ENDED JANUARY 31,                     OCTOBER 31,
                        -------------------------------------------------   -------------------
                         1994      1995      1996       1997       1998       1997       1998
                        -------   -------   -------   --------   --------   --------   --------
STATEMENT OF
  OPERATIONS DATA:
Net Sales............   $66,599   $81,978   $93,228   $118,554   $156,057   $111,850   $120,552
Cost of sales........    45,427    57,994    66,172     85,659    108,053     77,861     85,973
                        -------   -------   -------   --------   --------   --------   --------
Gross Profit.........    21,172    23,984    27,056     32,895     48,004     33,989     34,579
Operating expenses:
Selling, general and
  administrative.....    13,332    15,646    16,611     19,349     24,773     18,009     21,767
Research and
  development........     1,323     2,067     4,016      4,605      5,108      3,862      5,553
                        -------   -------   -------   --------   --------   --------   --------
Total operating
  expenses...........    14,655    17,713    20,627     23,954     29,881     21,871     27,320
                        -------   -------   -------   --------   --------   --------   --------
Income from
  operations.........     6,517     6,271     6,429      8,941     18,123     12,118      7,259
Gain on sale of
  subsidiary.........        --        --        --         --      2,833      2,833         --
Interest income
  (expense) and
  other..............      (191)     (590)     (401)        48      2,280      1,834      2,267
                        -------   -------   -------   --------   --------   --------   --------
Income before
  provision for
  income taxes.......     6,326     5,681     6,028      8,989     23,236     16,785      9,526
Provisions for income
  taxes..............     1,830     2,394     2,429      4,017      8,501      5,994      1,247
                        -------   -------   -------   --------   --------   --------   --------
Net income...........   $ 4,496   $ 3,287   $ 3,599   $  4,972   $ 14,735   $ 10,791   $  8,279
                        =======   =======   =======   ========   ========   ========   ========
EARNING PER SHARE:
Basic................   $   .34   $   .25   $   .28   $    .30   $    .71   $    .52   $    .36
Diluted..............   $   .34   $   .25   $   .28   $    .30   $    .68   $    .50   $    .35
SHARES USED IN
  COMPUTING PER SHARE
  AMOUNT:
Basic................    13,309    12,965    12,892     16,517     20,841     20,747     22,993
Diluted..............    13,309    12,965    13,009     16,828     21,534     21,549     23,403

                                                                                          NINE
                                                                                         MONTHS
                                                                                          ENDED
                                                    AT JANUARY 31,                     OCTOBER 31,
                                   -------------------------------------------------   -----------
                                    1994      1995      1996       1997       1998        1998
                                   -------   -------   -------   --------   --------   -----------
BALANCE SHEET DATA:
Cash and cash equivalents.......   $ 4,156   $ 3,628   $ 3,828   $ 63,172   $ 41,937    $ 80,702
Working capital.................    16,607    15,620    17,575     84,112     84,496     132,962
Total assets....................    42,424    42,357    48,558    125,440    153,865     205,361
Long-term debt..................     5,846     3,235     4,781      2,462         --          --
Total shareholders' equity......    22,177    24,489    27,247    103,555    128,495     185,980

                                                               AT JANUARY 31,      AT OCTOBER 31,
                                                             -------------------   --------------
                                                               1997       1998          1998
                                                             --------   --------   --------------
BACKLOG(1):...............................................
Commercial................................................   $ 75,118   $136,005   $      146,556
Defense...................................................     71,711     78,850           59,817
                                                             --------   --------   --------------
Total.....................................................   $146,829   $214,855   $      206,373
                                                             ========   ========   ==============

---------------
(1) Backlog is not necessarily indicative of future sales and is generally subject to cancellation.

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

The following unaudited pro forma combined financial data give effect to the Acquisition using the pooling of interests method of accounting and are based upon the respective historical financial statements and notes thereto of Airtech and REMEC appearing elsewhere in this Offer Document. To reflect the pooling of interests, the operating results of Airtech for each of its three fiscal years ended December 31, 1997 and the nine months ended September 30, 1998 and 1997 have been converted into US dollars and combined with the REMEC's operating results for each of its three fiscal years ended January 31, 1998 and the nine months ended October 31, 1998 and 1997. The unaudited pro forma condensed combined financial data should be read in conjunction with each of the historical statements referred to above and appearing elsewhere herein. The pro forma condensed combined financial data are presented for comparative purposes only and do not purport to be indicative of what the actual results of operations or financial position would have been for the periods presented had the transactions occurred on the dates indicated and do not purport to indicate the results of future operations.

                                                                               NINE MONTHS ENDED
                                                                           -------------------------
                                              YEAR ENDED JANUARY 31,              OCTOBER 31,
                                          ------------------------------   -------------------------
                                            1996       1997       1998        1997          1998
                                          --------   --------   --------   -----------   -----------
PRO FORMA STATEMENT OF OPERATIONS DATA
  (UNAUDITED):
Net sales...............................  $ 97,700   $131,643   $191,008    $137,562      $136,679
Cost of sales...........................    68,776     95,359    132,932      95,622       106,291
                                          --------   --------   --------    --------      --------
  Gross profit..........................    28,924     36,284     58,076      41,940        30,388
Operating expenses:
  Selling, general & administrative.....    18,159     23,313     31,696      23,086        28,947
  Research and development..............     4,707      6,349      7,887       5,976         7,741
                                          --------   --------   --------    --------      --------
Total operating expenses................    22,866     29,662     39,583      29,062        36,688
                                          --------   --------   --------    --------      --------
Income (loss) from operations...........     6,058      6,622     18,493      12,878        (6,300)
Gain on sale of subsidiary..............        --         --      2,833       2,833            --
Interest income (expense) and other,
  net...................................      (426)        14      2,314       1,910         2,190
                                          --------   --------   --------    --------      --------
Income before provision for income
  taxes.................................     5,632      6,636     23,640      17,621        (4,110)
  Provision for income taxes............     2,328      3,780      9,134       6,375         1,004
                                          --------   --------   --------    --------      --------
Net income (loss).......................  $  3,304   $  2,856   $ 14,506    $ 11,246      $ (5,114)
                                          ========   ========   ========    ========      ========
Pro forma net income (loss) per share:
  Basic.................................  $   0.24   $   0.16   $   0.64    $   0.50      $  (0.21)
                                          ========   ========   ========    ========      ========
  Diluted...............................  $   0.24   $   0.16   $   0.62    $   0.48      $  (0.21)
                                          ========   ========   ========    ========      ========
Shares used in computing pro forma per
  share amount:
  Basic.................................    13,819     17,610     22,535      22,441        24,687
                                          ========   ========   ========    ========      ========
  Diluted...............................    13,936     17,921     23,393      23,407        24,687
                                          ========   ========   ========    ========      ========

                                                              AT JANUARY 31,    AT OCTOBER 31,
                                                                   1998              1998
                                                              --------------    --------------
PRO FORMA BALANCE SHEET DATA (UNAUDITED):
Cash and cash equivalents...................................     $ 47,966          $ 81,532
Working capital.............................................       99,441           134,754
Total assets................................................      178,888           220,706
Notes payable, net of current portion.......................           --                --
Total stockholders' equity..................................     $143,741          $187,972

COMPARATIVE PER SHARE DATA

The following tabulation reflects: (a) the historical diluted income per share of REMEC Common Stock in comparison with the pro forma income per share after giving effect to the Acquisition on a "pooling of interests" accounting method with Airtech; and (b) the historical net income per share of REMEC Common Stock in comparison with the pro forma net income attributable to 0.0372 of a share of REMEC Common Stock which will be received for each share of Airtech Common Stock. The information presented in this tabulation should be read in conjunction with the pro forma combined financial data and the separate financial statements of the respective companies and the notes thereto appearing elsewhere herein. The unaudited pro forma combined condensed financial data are not necessarily indicative of the operating results that would have been achieved had the transaction been in effect as of the beginning of the periods present and should not be construed as representative of future operations.

                                                                                    NINE MONTHS
                                                                                       ENDED
                                                         YEAR ENDED JANUARY 31,     OCTOBER 31,
                                                         -----------------------    ------------
                                                         1996     1997     1998         1998
                                                         -----    -----    -----    ------------
HISTORICAL -- REMEC
Net income...........................................    $ .28    $ .30    $ .68       $ .35
Book value...........................................    $2.46    $5.04    $6.07       $8.04
HISTORICAL -- AIRTECH
Net income (loss)....................................    $(.01)   $ .07    $  --       $(.29)
Book value...........................................    $2.45    $ .39    $ .38       $ .09
PRO FORMA COMBINED(1)(2)
Net income (loss)....................................    $ .24    $ .16    $ .62       $(.20)
Book value...........................................      N/A      N/A    $6.28       $7.58
EQUIVALENT PRO FORMA COMBINED(1)(2)
Net income (loss)....................................    $ .01    $ .01    $ .02       $(.01)
Book value...........................................      N/A      N/A    $ .23       $ .28

(1) The pro forma combined and equivalent pro forma combined per share data as effected for a conversion factor of .0440 is as follows:

                                                                                    NINE MONTHS
                                                                                       ENDED
                                                         YEAR ENDED JANUARY 31,     OCTOBER 31,
                                                         -----------------------    ------------
                                                         1996     1997     1998         1998
                                                         -----    -----    -----    ------------
PRO FORMA COMBINED
Net income (loss)....................................    $ .23    $ .16    $ .61       $(.20)
Book value...........................................      N/A      N/A    $6.20       $7.48
EQUIVALENT PRO FORMA COMBINED
Net income (loss)....................................    $ .01    $ .01    $ .03       $(.01)
Book value...........................................      N/A      N/A    $ .27       $ .33

(2) The pro forma combined and equivalent pro forma combined per share data as effected for a conversion factor of .0331 is as follows:

                                                                                    NINE MONTHS
                                                                                       ENDED
                                                         YEAR ENDED JANUARY 31,     OCTOBER 31,
                                                         -----------------------    ------------
                                                         1996     1997     1998         1998
                                                         -----    -----    -----    ------------
PRO FORMA COMBINED
Net income (loss)....................................    $ .24    $ .16    $ .63       $(.21)
Book value...........................................      N/A      N/A    $6.33       $7.63
EQUIVALENT PRO FORMA COMBINED
Net income (loss)....................................    $ .01    $ .01    $ .02       $(.01)
Book value...........................................      N/A      N/A    $ .21       $ .25

                         INFORMATION REGARDING AIRTECH

1.        BUSINESS

        Airtech is a leading supplier of coverage enhancement products for wireless mobile communications networks. Airtech is now largely involved in the design, manufacture and sale of coverage enhancement products for the global mobile communications market. Airtech's principal products are its family of masthead amplifiers which enhance the coverage of mobile communications networks through advanced filtering and low noise amplifier technology. Airtech's corporate offices and principal engineering manufacturing facility is located in the UK, with sales and service offices located in the US and Malaysia. Airtech's customers include a number of the world's leading base station OEMs and wireless mobile communication service providers.

        Airtech's first orders for masthead amplifiers were received from Orange in June 1995. The Company subsequently received major orders for MHA products from OEMs and service providers in the UK and mainland Europe. In 1996, Airtech established a US subsidiary in Dallas, Texas to address the opportunities in the US market. To better serve the Far East, a sales office was established in Kuala Lumpur in 1997.

        In addition, Airtech offers customer RF sub system solutions that integrate the filtering, combining, multiplexing and amplification functionality found in its standard products to base stations OEMs, the Private Mobile Radio market, and the Royal Navy for various ship bound communication systems.

        Airtech was floated on the Alternative Investment Market (AIM) of the London Stock Exchange in September 1996 raising L10.5 million and was admitted to the Official List of the London Stock Exchange in December 1997.

2.        SELECTED FINANCIAL INFORMATION

                       SELECTED HISTORICAL FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                    AIRTECH

                                                                                                    AS OF AND FOR THE SIX
                                                                                                    MONTHS ENDED 30 JUNE
                                                 YEAR ENDED 31 DECEMBER (AUDITED)                        (UNAUDITED)
                                  --------------------------------------------------------------   -----------------------
                                     1993         1994         1995         1996         1997         1997         1998
                                    L'000        L'000        L'000        L'000        L'000        L'000        L'000
PROFIT AND LOSS ACCOUNT DATA:
Turnover........................       1,954        1,585        2,834        8,221       21,315       10,609        5,813

Cost of Sales...................        (948)        (908)      (1,650)      (5,436)     (14,985)      (7,696)      (8,438)
                                  ----------   ----------   ----------   ----------   ----------   ----------   ----------
Gross Profit....................       1,006          677        1,184        2,785        6,330        2,913       (2,625)

Operating Expenses:

  Selling and distribution
    costs.......................        (216)        (241)        (393)        (518)      (1,325)        (662)        (820)

  Administrative expenses.......        (526)        (595)      (1,025)      (2,909)      (4,776)      (2,015)      (3,289)
                                  ----------   ----------   ----------   ----------   ----------   ----------   ----------
Operating profit/(loss).........         264         (159)        (234)        (642)         229          236       (6,734)

Interest (net)..................          21           (1)         (16)         (26)          21           69          (21)
                                  ----------   ----------   ----------   ----------   ----------   ----------   ----------
Profit/(loss) on ordinary
  activities before taxation....         285         (160)        (250)        (668)         250          305       (6,755)

Tax on profit/(loss) on ordinary
  activities....................         (94)          65           --           --         (145)          --           --
                                  ----------   ----------   ----------   ----------   ----------   ----------   ----------
Retained profit/(loss)
  attributable to
  shareholders..................         191          (95)        (250)        (668)         105          305       (6,755)
                                  ==========   ==========   ==========   ==========   ==========   ==========   ==========
Earnings/(loss) per share.......        0.81p       (0.40)p      (1.00)p      (2.27)p       0.23p        0.67p      (14.83)p
                                  ==========   ==========   ==========   ==========   ==========   ==========   ==========
Shares used in per share
  calculations..................  23,510,482   23,510,482   24,919,088   29,378,965   45,547,830   45,547,830   45,547,830
                                  ==========   ==========   ==========   ==========   ==========   ==========   ==========

BALANCE SHEET DATA:

Cash and cash equivalents.......         177            3        1,159        6,990        3,670        3,405        1,068

Working capital.................         262          108        1,284        9,558        9,233        9,617        4,712

Total assets....................         838          903        3,288       15,038       15,233       15,619        9,904

Long term debt..................          12            1           97          451          285          207          119

Total shareholders' equity......         352          257          563       10,363       10,532       10,734        3,747
                                  ==========   ==========   ==========   ==========   ==========   ==========   ==========

The following table shows certain of the above items reconciled to US GAAP.(1)

AIRTECH PLC
US GAAP RECONCILIATION
ALL FIGURES IN 000'S EXCEPT EARNINGS PER SHARE IN PENCE/CENTS.

                                             30 JUNE   30 JUNE   31 DECEMBER   31 DECEMBER   31 DECEMBER
                                              1998      1997        1997          1996          1995
                                             -------   -------   -----------   -----------   -----------
PROFIT FOR THE PERIOD ATTRIBUTABLE TO
  ORDINARY SHAREHOLDERS:
  UK GAAP (L)..............................   (6,755)     305         105          (668)         (250)
  Adjustment: Stock compensation charge....       --       --          --          (828)           --
  Recognition of deferred tax..............       98      (35)       (245)          151            63
  US GAAP (L)..............................   (6,657)     270        (140)       (1,345)         (187)
  Exchange rate (average)..................   1.6545   1.6326      1.6397        1.5729        1.5772
  US GAAP ($)..............................  (11,014)     440        (229)       (2,115)         (295)
EARNINGS PER SHARE:
  UK GAAP (L)..............................   (14.83)    0.67        0.23         (2.27)        (1.00)
  Adjustment: Stock compensation charge....       --       --          --         (2.82)           --
  Recognition of deferred tax..............     0.21    (0.08)      (0.53)         0.51          0.25
                                             -------   ------      ------        ------        ------
  US GAAP (L)..............................   (14.62)    0.59       (0.30)        (4.58)        (0.75)
  Exchange rate (average)..................   1.6545   1.6326      1.6397        1.5729        1.5772
  US GAAP ($)..............................   (24.18)    0.97       (0.50)        (7.20)        (1.18)
TOTAL ASSETS
  UK GAAP (L)..............................    9,904   15,619      15,233        15,038         3,288
  Recognition of deferred tax..............       65      176          --           199            67
  Translation difference on fixed assets...       --      (64)         --           (89)           25
                                             -------   ------      ------        ------        ------
  US GAAP (L)..............................    9,969   15,731      15,233        15,148         3,380
  Exchange rate (closing)..................   1.6695   1.6838      1.6427        1.7120        1.5505
  US GAAP ($)..............................   16,643   26,486      25,023        25,931         5,240
SHAREHOLDERS' EQUITY
  UK GAAP (L)..............................    3,747   10,734      10,532        10,363           563
  Reinstated preference shares.............       --       --          --            --           941
  Recognition of deferred tax..............       65      176         (33)          199            67
  Translation difference on fixed assets...       --      (64)         --           (89)            2
                                             -------   ------      ------        ------        ------
  US GAAP (L)..............................    3,812   10,846      10,499        10,473         1,596
  Exchange rate (closing)..................   1.6695   1.6838      1.6427        1.7120        1.5505
  US GAAP ($)..............................    6,364   18,263      17,247        17,931         2,475

---------------

(1) An explanation of the reconciliations to US GAAP in this table can be found on page 3 of this Offer Document.

Airtech has paid no dividends during the last five years.

The following table sets forth for the periods indicated, certain information concerning the high, low, average and end of period noon buying rates for U.K. pounds sterling expressed in US dollars per L1.00 reported by the Federal Reserve Bank of New York ("Noon Buying Rate"). Such rates are provided solely for the convenience of the reader and are not necessarily the exchange rates (if any) used by the Company in the preparation of its Consolidated Financial Statements and related notes thereto included elsewhere in this Prospectus. No representation is made that the U.K. pounds sterling could have been, or could be, converted into US dollars at these rates or any other rates.

                             AS OF AND FOR THE
                              SIX MONTHS ENDED                             AS OF AND FOR THE
                                  30 JUNE                                FINANCIAL YEAR ENDED
                             ------------------   -------------------------------------------------------------------
                                                  31 DECEMBER   31 DECEMBER   31 DECEMBER   31 DECEMBER   31 DECEMBER
                               1998      1997        1998          1997          1996          1995          1994
                             --------   -------   -----------   -----------   -----------   -----------   -----------
End of financial period...    1.6695    1.6838      1.6605        1.6427        1.7120        1.5505        1.5647
Average for period........    1.6545    1.6326      1.6575        1.6397        1.5729        1.5772        1.5326
High......................    1.6914    1.7115      1.7115        1.7115        1.7140        1.6400        1.6382
Low.......................    1.6128    1.5885      1.6128        1.5797        1.4929        1.5310        1.4620

3. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

          SIX MONTHS ENDED 30 JUNE 1998 VS. SIX MONTHS ENDED 30 JUNE 1997

        Turnover. Turnover decreased 45% from L10.6 million for the six months ended 30 June 1997 to L5.8 million for the six months ended 30 June 1998. The decline in sales was attributable to a number of factors including delays to new PCS mobile infrastructure "roll-outs" in the US, delays to Motorola's CDMA new product programme, financial instability in the Far East impacting new mobile infrastructure projects in the region and customers delaying orders pending availability of Airtech's next generation product, the G3 MHA.

        Gross Profit. Gross profit before exceptional items decreased 59% from L2.9 million in the six months ended 30 June 1997 to L1.2 million in the six months ended 30 June 1998. Gross margins before taking into account exceptional items declined from 27.5% to 20.4% for the periods indicated. In addition, non-recurring exceptional costs of L3.8 million were incurred in the six months ended 30 June 1998 reflecting the costs associated with Airtech's MHA upgrade programme.

        Selling and Distribution Costs. Selling and Distribution costs increased 24% from L0.7 million in the six months ended 30 June 1997 to L0.8 million in the six months ended 30 June 1998 reflecting the continued development of Airtech's international sales infrastructure, particularly in the Far East.

        Administrative Expenses. Administrative Expenses before exceptional costs increased 46% from L2.0 million in the six months ended 30 June 1997 to L2.9 million in the six months ended 30 June 1998. This increase included L0.54 million of bad debt charges, of which L0.15 million was written back in subsequent periods. Administrative expenses also included Research and Development costs, which increased by 11% from L0.84 million for the six months ended 30 June 1997 to L0.94 million in the six months ended 30 June 1998. In addition, a non-recurring exceptional charge of L0.35 million was provided in the six months ended 30 June 1998 in respect to the cost of relocating the Group's operations from three sites in the UK to a single new purpose-built factory unit.

        Net Interest Income/Expense. Net interest income of L0.07 million was reported in the six months ended 30 June 1997 compared to a net charge of L0.02 million in the six months ended 30 June 1998. The swing was reflected by the change in the Group's net cash position over the two periods.

        Taxation on Profit/Loss on Ordinary Activities. No tax charge arose in either period.

          FISCAL YEAR ENDED 31 DECEMBER 1997 VS. FISCAL YEAR ENDED 31 DECEMBER 1996

        Turnover. Turnover increased 159% from L8.2 million in fiscal 1996 to L21.3 million in fiscal 1997 following a massive increase in demand for the Group's MHA products underpinned by an expansion of the Group's international sales capability.

        Gross Profit Gross profit increased 127% from L2.8 million in fiscal 1996 to L6.3 million in fiscal 1997, chiefly as a result of the increased trading volume. Gross margin fell from 33.8% in fiscal 1996 to 29.6% in fiscal 1997 due to the mix of products shipped and upgrade costs incurred.

        Selling and Distribution Costs Selling and Distribution costs increased 155% from L0.5 million in fiscal 1996 to L1.3 million in fiscal 1997. This was in line with the increase in turnover and reflected the international expansion of the sales and marketing infrastructure.

        Administrative Expenses Administrative Expenses before exceptional items increased 52% from L2.8 million in fiscal 1996 to L4.3 million in fiscal 1997. This was primarily attributable to the increased personnel and other administrative costs resulting from the Groups' growth in all major areas of activity. In addition, non-recurring exceptional costs of L0.07 million and L0.46 million were incurred in fiscal 1996 and 1997 respectively relating to the Group's stock exchange listing expenses and associated professional costs.

        Net Interest Income/Expense Net interest income/expense improved from L0.03 million net expense in fiscal 1996 to L0.02 million net income in fiscal 1997. This reflected the improvement in the Group's average net cash position over these periods, following its Initial Public Offering in September 1996.

        Taxation on Profit/Loss on Ordinary Activities. There was no tax charge in fiscal 1996 due to the availability of tax losses. The tax charge in fiscal 1997 was L0.15 million.

          FISCAL YEAR ENDED 31 DECEMBER 1996 VS. FISCAL YEAR ENDED 31 DECEMBER 1995

        Turnover Turnover increased 190% from L2.8 million in fiscal 1995 to L8.2 million in fiscal 1996. This was attributable to the move into volume production of MHAs following the Initial Public Offering of the Group in September 1996.

        Gross Profit Gross Profit increased 135% from L1.2 million in fiscal 1995 to L2.8 million in fiscal 1996 following the increase in sales volumes. The move towards volume products with lower margins affected the product mix and gross margin fell as a result from 41.8% in fiscal 1995 to 33.8% in fiscal 1996.

        Selling & Distribution Costs Selling and Distribution costs increased 32% from L0.4 million in fiscal 1995 to L0.5 million in fiscal 1996, as a result of the increase in the Group's activity and expansion of sales resource in the US.

        Administrative Expenses. Administrative Expenses before exceptional items increased 177% from L1.0 million in fiscal 1995 to L2.8 million in fiscal 1996, although these expenses remained broadly comparable as a percentage of sales at 36.2% and 34.5% respectively.

        Net Interest Income/Expense. Net Interest income/expense increased from L0.02 million in fiscal 1995 to L0.03 million in fiscal 1996. This reflected the increased finance charges payable on capital leases following substantial investment in new equipment during fiscal 1996.

        Taxation on Profit/Loss on Ordinary Activities. No tax charge arose in either period.

          LIQUIDITY AND CAPITAL RESOURCES

        As of 30 June 1998, the Group had cash and cash equivalents of L1.07 million and working capital at the date was L4.71 million. In September 1996, the Group received net proceeds of L10.35 million from the sale of its ordinary shares in the UK (the "UK Offering") and in June 1995 received net proceeds of L1.47 million in a private placement of its redeemable preference shares and warrants (the "1995 Placement"). The Group generated negative cash flow from operations in fiscal 1995, 1996 and 1997 and during the first two quarters of 1998.

        Capital expenditures were approximately L0.13 million, L0.41 million, L0.48 million and L0.09 million in fiscal 1995, 1996, 1997 and the six months ended 30 June 1998 respectively. The Group has utilised lease financing for the equipment used in its manufacturing operations and expects to continue to do so in the future. The Group financed its operations, including net losses and capital expenditures, over the last three years primarily from bank financings and the net proceeds of the UK Offering and the 1995 Placement. As of 30 June 1998 the Group had borrowings under a working capital facility of approximately L0.88 million and liabilities under finance leases of approximately L0.38 million. The working capital facility and loan are secured by substantially all of the assets of the Group.

        The Group's future capital requirements will depend on many factors, including the nature and timing of orders from major customers, the working out of the upgrade programme, the progress of research and development efforts, expansion of Airtech's marketing and sales effort and the status of competitive products. Airtech believes that it has access to adequate capital resources to fund its operations for at least twelve months, although it recognizes that this may need to include an injection of equity capital during the year.

          IMPACT OF INFLATION

        During the periods under review, the business of Airtech was not materially affected by inflation.

          RECONCILIATION OF UK TO US GAAP

        Certain profit and loss and balance sheet items in the UK published accounts of the Airtech Group have been adjusted for the purposes of this document principally to reflect the different treatment of deferred tax and investment in its own shares under UK and US GAAP. US GAAP requires the recognition of deferred tax assets whereas UK GAAP does not. Under UK GAAP, a company's investment in its own shares (for example where held by an employee benefit trust) is considered an asset of the business whereas US GAAP treats such items as treasury stock. This reconciliation is shown in Section 2 above.

4.        NATURE OF TRADING MARKET

        Airtech's shares have been traded on the London Stock Exchange since 1997. There is no trading market for Airtech Shares in the US.

        As at 23 January 1999, there were approximately 27 holders of record of Airtech's Shares with registered addresses in the US, holding an aggregate of 5,250,455 Airtech Shares (approximately 9.9 per cent. of Airtech's then issued share capital). Certain US holdings may be held in nominee accounts with registered addresses outside the US.

        The following table sets out, for the quarters indicated, the reported highest and lowest middle market quotations for Airtech Shares, as derived from SEDOL:

                                                       PER ORDINARY    PER ORDINARY
                                                          SHARE           SHARE
QUARTER                                                    HIGH            LOW
-------                                                ------------    ------------
1 January 1997 to 30 March 1997....................       115.5p          101.5p
1 April 1997 to 30 June 1997.......................       102.5p           77.5p
1 July 1997 to 30 September 1997...................        90.0p           72.5p
1 October 1997 to 31 December 1997.................       107.5p           61.5p
1 January 1998 to 31 March 1998....................        99.5p           62.5p
1 April 1998 to 30 June 1998.......................        69.5p           45.5p
1 July 1998 to 31 September 1998...................        57.5p           15.5p
1 October 1998 to 31 December 1998.................        20.5p           15.0p

5.        MARKET RISK

        Airtech is not exposed to any market risk sensitive instruments except its treasury investments. These investments constitute sterling denominated cash bank deposits yielding rates of interest available on London money markets. To the extent that these rates of interest are affected by market conditions, Airtech's interest income will change but this is currently not expected to impact materially on its results.

                                   APPENDIX I
                   CONDITIONS AND FURTHER TERMS OF THE OFFER
                              PART A -- CONDITIONS

The Offer is subject to the following conditions:

(a) valid acceptances being received (and not, where permitted, withdrawn) by not later than 3.00 p.m. on [D + 20 business days] 1999 (or such later time(s) and/or date(s) as REMEC may, subject to the rules of the Code, decide) in respect of not less than 90 per cent. (or such lesser percentage as REMEC may decide) of the Airtech shares to which the Offer relates, provided that, unless agreed by the Panel, this condition will not be satisfied unless REMEC and/or its wholly-owned subsidiaries have acquired or agreed to acquire (pursuant to the Offer or otherwise), directly or indirectly, Airtech shares carrying, in aggregate, over 50 per cent. of the voting rights then normally exercisable at general meetings of Airtech on such basis as may be required by the Panel (including for this purpose, to the extent (if any) required by the Panel, any voting rights attaching to any shares which are unconditionally allotted or issued before the Offer becomes or is declared unconditional as to acceptances, whether pursuant to the exercise of conversion or subscription rights or otherwise); and for this purpose (i) the expression "Airtech shares to which the Offer relates" shall be construed in accordance with sections 428-430F of the Companies Act 1985; and (ii) shares which have been unconditionally allotted shall be deemed to carry the voting rights which they will carry on issue;

(b) approval for listing the New REMEC Common Stock on the Nasdaq National Market being granted subject to official notice of issuance;

(c) the passing at an Extraordinary General Meeting of Airtech (or at any adjournment thereof) of such resolutions as may be necessary to approve the purchase of the New Airtech Factory;

(d) the Registration Statement, and any post-effective amendments thereto, having become effective under the Securities Act and no stop order suspending the effectiveness of such registration statement or any part thereof having been issued and no proceeding for that purpose having been initiated or threatened by the SEC;

(e) REMEC having received a letter from Ernst & Young LLP, dated as of the date on which the Offer becomes or is declared unconditional in all respects, confirming their concurrence with REMEC's management's conclusion that the acquisition of Airtech may be accounted for as a pooling of interests under US GAAP;

(f) no government or governmental, quasi-governmental, supranational, statutory or regulatory body, or any court, institution, investigative body, association, trade agency or professional or environmental body or (without prejudice to the generality of the foregoing) any other person or body in any jurisdiction (each, a "Relevant Authority") having decided to take, instituted, implemented or threatened any action, proceedings, suit, investigation or enquiry or enacted, made or proposed any statute, regulation or order or otherwise taken any other step or done any thing, and there not being outstanding any statute, legislation or order, that would or might:

     (i) restrict, restrain, prohibit, delay, impose additional conditions or obligations with respect to, or otherwise interfere with the implementation of, the acquisition of any Airtech shares by REMEC or any matters arising therefrom;

     (ii) result in a delay in the ability of REMEC, or render REMEC unable, to acquire some or all of the Airtech shares;

     (iii) require, prevent, delay or affect the divestiture by REMEC or any of its subsidiaries, subsidiary undertakings or associated undertakings (including any company of which 20 per cent. or more of the voting capital is held by the REMEC Group) or any partnership, joint venture, firm or company in which any of them may be interested) (together the "wider REMEC Group") or Airtech or any of its subsidiaries, subsidiary undertakings or associated undertakings (including any company of which 20 per cent. or more of the voting capital is held by the Airtech Group) or any partnership, joint venture, firm or company in which any of them may be interested) (together the "wider Airtech Group") of all or any portion of their businesses, assets or property or of any Airtech Shares or other securities in Airtech or impose any limitation on the ability of any of them to conduct their respective businesses or own their respective assets or properties or any part thereof;

     (iv) impose any limitation on the ability of any member of the wider REMEC Group to acquire or hold or exercise effectively, directly or indirectly, all rights of all or any of the Airtech shares (whether acquired pursuant to the Offer or otherwise);

     (v) require any member of the wider REMEC Group or the wider Airtech Group to offer to acquire any shares or other securities or rights thereover in any member of the wider Airtech Group owned by any third party;

     (vi) make the Offer or its implementation or the proposed acquisition of Airtech or any member of the wider Airtech Group or of any Airtech shares or any other shares or securities in, or control of, Airtech, illegal, void or unenforceable in or under the laws of any jurisdiction;

     (vii) impose any limitation on the ability of any member of the wider REMEC Group or the wider Airtech Group to co-ordinate its business, or any part of it, with the business of any other member of the wider REMEC Group or the wider Airtech Group; or

     (viii) otherwise adversely affect any or all of the businesses, assets, prospects or profits of any member of the wider REMEC Group or the wider Airtech Group or the exercise of rights of shares of any company in the Airtech Group;

and all applicable waiting periods during which such Relevant Authority could institute, implement or threaten any such action, proceeding, suit, investigation, enquiry or reference or otherwise intervene, having expired, lapsed or been terminated;

(g) all authorisations, orders, grants, consents, clearances, licences, permissions and approvals, in any jurisdiction, deemed necessary or appropriate by REMEC for or in respect of the Offer, the proposed acquisition of any shares or securities in, or control of, Airtech or any member of the wider Airtech Group by any member of the wider REMEC Group or the carrying on of the business of any member of the wider Airtech Group or the wider REMEC Group, the issue of the New REMEC Common Stock or any matters arising therefrom being obtained in terms satisfactory to REMEC from all appropriate Relevant Authorities or (without prejudice to the generality of the foregoing) from any persons or bodies with whom any members of the wider Airtech Group or the wider REMEC Group has entered into contractual arrangements and such authorisations, orders, grants, consents, clearances, licences, permissions and approvals remaining in full force and effect and there being no intimation of any intention to revoke or not to renew the same and all necessary filings having been made, all appropriate waiting and other time periods (including extensions thereto) under any applicable legislation and regulations in any jurisdiction having expired, lapsed or been terminated and all necessary statutory or regulatory obligations in any jurisdiction in respect of the Offer or the proposed acquisition of Airtech by REMEC or of any Airtech shares or any matters arising therefrom having been complied with;

(h) appropriate assurances being received, in terms satisfactory to REMEC, from the relevant authorities or any party with whom any member of the wider Airtech Group has any material contractual or other relationship that the interests held by any member of the wider Airtech Group under any material licences, leases, consents, permits and other rights will not be adversely amended or otherwise affected by the Offer or the proposed acquisition of Airtech or any matters arising therefrom, that such material licences, leases, consents, permits and other rights are in full force and effect and that there is no intention to revoke or amend any of the same;

(i) save as disclosed in writing by Airtech to REMEC prior to 26 February 1999 and accepted by REMEC as such, there being no provision of any agreement, instrument, permit, licence or other arrangement to which any member of the wider Airtech Group is a party or by or to which it or any of its assets may be bound or subject which, as a consequence of the Offer or the acquisition of Airtech or because of a change in the control or management of Airtech or any member of the Airtech Group or any matters arising therefrom or otherwise, could or might have the result that:

     (i) any moneys borrowed by, or other indebtedness, actual or contingent, of, or grant available to, any member of the wider Airtech Group becomes or is capable of being declared repayable immediately or earlier than the repayment date stated in such agreement, instrument or other arrangement or the ability of any member of the wider Airtech Group to borrow moneys or incur indebtedness is withdrawn, inhibited or adversely affected;

     (ii) any mortgage, charge or other security interest is created over the whole or any part of the business, property or assets of any member of the wider Airtech Group or any such security (whenever arising) becomes enforceable;

     (iii) any such agreement, instrument, permit, licence or other arrangement, or any right, interest, liability or obligation of any member of the wider Airtech Group therein, is terminated or adversely modified or affected or any action is taken or onerous obligation arises thereunder;

     (iv) the value of any member of the wider Airtech Group or its financial or trading position is prejudiced or adversely affected;

     (v) any material asset or, other than in the ordinary course of business, any asset of the wider Airtech Group being or falling to be charged or disposed of;

     (vi) the rights, liabilities, obligations or interests or business of any member of the wider Airtech Group in or with any other person, firm or company (or any arrangement relating to such interest or business) is terminated, modified or adversely affected; or

     (vii) any member of the wider Airtech Group ceases to be able to carry on business under any name under which it currently does so;

     in each case to an extent which is material in the context of the Airtech Group;

(j) since 31 December 1997 (being the date to which the latest published audited report and accounts of Airtech were made up) and save as disclosed in writing by Airtech to REMEC prior to 26 February 1999 and accepted by REMEC as such, or announced publicly and delivered to the London Stock Exchange prior to 26 February 1999, no member of the Airtech Group having:

     (i) issued or agreed to issue or authorised or proposed the issue of additional shares of any class or issued or authorised or proposed the issue of or granted securities convertible into or rights, warrants or options to subscribe for or acquire such shares or convertible securities or redeemed, purchased or reduced or announced any intention to do so or made any other change to any part of its share capital;

     (ii) recommended, declared, paid or made or proposed to recommend, declare, pay or make any dividend, bonus or other distribution other than dividends lawfully paid to Airtech or wholly-owned subsidiaries of Airtech;

     (iii) authorised or proposed or announced its intention to propose any merger or acquisition or disposal or transfer of assets or shares or any change in its share or loan capital;

     (iv) issued or authorised or proposed the issue of any debentures or incurred or increased any indebtedness or contingent liability;

     (v) disposed of or transferred, mortgaged or encumbered any asset or any right, title or interest in any asset or entered into or varied any contract, commitment or arrangement (whether in respect of capital expenditure or otherwise) which is of a long term or unusual nature or which involves or could involve an obligation of a nature or magnitude which is material or authorised, proposed or announced any intention to do so;

     (vi) entered into or varied or proposed to enter into or vary any contract, reconstruction, amalgamation, arrangement or other transaction which is of a long term or unusual or onerous nature or is otherwise than in the ordinary course of business or announced any intention to do so;

     (vii) entered into, or varied the terms of, any contract or agreement with any of the directors or senior executives of Airtech;

     (viii) taken or proposed any corporate action or had any legal proceedings started or threatened against it for its winding-up, dissolution or reorganisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of all or any of its assets and revenues;

     (ix) waived or compromised any claim other than in the ordinary course of business;

     (x)  made any amendment to its memorandum or articles of association;

     (xi) entered into any contract, transaction or arrangement which is or may be restrictive on the business of any member of the wider Airtech Group or the wider REMEC Group;

     (xii) entered into any contract, commitment or agreement with respect to any of the transactions or events referred to in this condition (i); and

     (xiii) been unable or admitted that it is unable to pay its debts or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business;

(k) since 31 December 1997 (being the date to which the latest published audited report and accounts of Airtech were made up) and save as disclosed in writing by Airtech to REMEC prior to 26 February 1999 and accepted by REMEC as such or save as announced publicly and in each case delivered to the London Stock Exchange prior to 26 February 1999:

     (i) no litigation, arbitration, prosecution or other legal proceedings having been instituted, announced or threatened or become pending or remained outstanding by or against any member of the wider Airtech Group or to which any member of the wider Airtech Group is or may become a party (whether as plaintiff, defendant or otherwise) to an extent which is material in the context of the Airtech Group;

     (ii) no material adverse change having occurred in the business, assets, financial or trading position, profits or prospects of any member of the wider Airtech Group;

     (iii) no investigation by any Relevant Authority having been threatened, announced, implemented or instituted or remaining outstanding;

(l)   REMEC not having discovered that:

     (i) any business, financial or other information concerning any member of the Airtech Group disclosed, publicly or otherwise at any time to REMEC, by or on behalf of any member of the Airtech Group, either contains a misrepresentation of fact or omits to state a fact necessary to make the information contained therein not misleading to an extent which is material in the context of the information provided; or

     (ii) any member of the wider Airtech Group is subject to any liability, actual or contingent, which is not disclosed in the annual report and accounts of Airtech for the financial year ended 31 December 1997; and

(m) REMEC not having discovered that:-

     (i) any past or present member of the wider Airtech Group has not complied with all applicable legislation or regulations of any jurisdiction with regard to the storage, disposal, discharge, spillage, leak or emission of any waste or hazardous substance or any substance likely to impair the environment or to harm human health or otherwise relating to environmental matters (which non-compliance might give rise to any liability (whether actual or contingent) on the part of any member of the wider Airtech Group) or that there has otherwise been any such disposal, discharge, spillage, leak or emission (whether or not the same constituted a non-compliance by any person with any such legislation or regulations and wherever the same may have taken place) which in any such case might give rise to any liability (whether actual or contingent) on the part of any member of the wider Airtech Group;

     (ii) there is or is likely to be any liability (whether actual or contingent) to make good, repair, reinstate or clean up any property now or previously owned, occupied or made use of by any past or present member of the wider Airtech Group or any controlled waters under any environmental legislation, regulation, notice, circular or order of any Relevant Authority or third party or otherwise;

     (iii) that circumstances exist (whether as a result of the making of the Offer or otherwise) which might lead to any Relevant Authority instituting or any member of the wider Airtech Group or the wider REMEC Group might be required to institute, an environmental audit or take any other steps which in any such case might result in any actual or contingent liability to improve or install new plant or equipment or make good, repair, re-instate or clean up any land or other asset now or previously owned, occupied or made use of by any member of the wider Airtech Group; or

     (iv) circumstances exist whereby a person or class of persons might have any claim or claims in respect of any product or process of manufacture or materials used therein now or previously manufactured, sold or carried out by any past or present member of the wider Airtech Group;

     in each case to an extent which is material in the context of the Airtech
         Group

REMEC reserves the right to waive all or any of conditions (e) to (m) (inclusive) above, in whole or in part. Conditions (b), (c) and (d) must be fulfilled within 21 days after the later of [D + 20 business days] 1999 and the date on which condition (a) is fulfilled and conditions (e) to (m) (inclusive) must be satisfied as at, or waived on or before, 21 days after the later of [D + 20 business days] and the date on which condition (a) is fulfilled (or in each case such later date as the Panel may agree) provided that REMEC shall be under no obligation to waive or treat as satisfied any of conditions (e) to (m) (inclusive) by a date earlier than the latest date specified above for the satisfaction thereof notwithstanding that the other conditions of the Offer may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such conditions may not be capable of fulfillment.

If REMEC is required by the Panel to make an offer for Airtech shares under the provisions of Rule 9 of the Code, REMEC may make such alterations to the conditions as are necessary to comply with the provisions of that Rule.

The Offer will lapse if the Offer is referred to the Monopolies and Mergers Commission or if the European Commission in respect thereof either initiates proceedings under article 6(1)(c) of Council Regulation (EEC) 4064/89 or makes a referral to a competent authority of the United Kingdom under article 9(1) of that Regulation, before (in any such case) the later of the first closing date of the Offer and the date when the Offer becomes or is declared unconditional as to acceptances.

                                     PART B
                           FURTHER TERMS OF THE OFFER

The following further terms apply, unless the context requires otherwise. Except where the context requires otherwise, any reference in this Part B of Appendix I and in the Form of Acceptance to:

        (i) "Offer" means the Offer and any revision thereof or extension thereto;

        (ii) "Offer becoming unconditional" includes the Offer being declared unconditional;

        (iii) "Offer becoming unconditional" shall be construed as a reference to the Offer being declared or becoming unconditional as to acceptances whether or not any other condition thereof remains to be fulfilled;

        (iv) "acceptance condition" means the condition as to acceptances set out in paragraph 1(i) of Part A of this Appendix I;

        (v) an extension of the Offer shall include an extension of the date by which the acceptance condition has to be fulfilled;

        (vi)   "Offer document" means any document containing an Offer;

        (vii)  "Airtech shareholders" means holders of Airtech shares; and

        (viii) "Form of Acceptance" means any of the Forms of Acceptance.

1.        ACCEPTANCE PERIOD

        (a) The Offer will initially remain open for acceptance until 3.00 p.m. on [D + 20 business days ]. although no revision is envisaged, if the Offer is revised it will remain open for acceptance for a period of at least 14 days from the date of posting of written notification of the revision to airtech shareholders. Except with the consent of the Panel, no such written notification of the revision of the Offer may be posted to airtech shareholders after [D + 46] or, if later, the date falling 14 days prior to the last date on which the Offer can become unconditional.

        (b) The Offer, whether revised or not, shall not (except with the consent of the Panel) be capable of becoming unconditional after midnight on [D + 60] (or any earlier time and/or date beyond which REMEC has stated that the Offer will not be extended and in respect of which it has not withdrawn that statement) nor of being kept open after that time and/or date unless it has previously become unconditional. However, REMEC reserves the right, with the consent of the Panel, to extend the Offer to (a) later time(s) and/or date(s). Except with the consent of the Panel, REMEC may not, for the purpose of determining whether the acceptance condition has been satisfied, take into account acceptances received, or purchases of airtech shares made, in respect of which relevant documents have been received by IRG plc after 1.00 p.m. on [D + 60] (or on any earlier date beyond which REMEC has stated that the Offer will not be extended and in respect of which it has not withdrawn that statement) or such later time and/or date as REMEC may, with the permission of the Panel, decide. If the Offer is extended beyond midnight on [D + 60], acceptances received and purchases made in respect of which relevant documents have been received by IRG plc after 1.00 p.m. on the relevant date may (except where the Code otherwise permits) only be taken into account with the consent of the Panel.

        (c) If the Offer becomes unconditional, it will remain open for acceptance for not less than 14 days from the date on which it would otherwise have expired. If the Offer has become unconditional and it is stated that the Offer will remain open until further notice, then not less than 14 days' notice will be given prior to the closing of the Offer.

        (d) If a competitive situation (as determined by the Panel) arises after REMEC has given a "no extension" statement or a "no increase" statement, REMEC may (if it has specifically reserved the right to do so at the time such statement was made or otherwise with the consent of the Panel) withdraw such statement provided that notice is given to that effect within four business days of the announcement of the competing offer and airtech shareholders are informed in writing thereof (or, in the case of airtech shareholders with registered addresses outside the United Kingdom or whom REMEC knows to be nominees holding airtech shares for such persons, by announcement in the United Kingdom) at the earliest opportunity thereafter. REMEC may (if it has reserved the right to do so) choose not to be bound by the terms of a "no increase" or "no extension" statement, if it would otherwise prevent the posting of an increased or improved Offer which is recommended for acceptance by the board of airtech, or in other circumstances permitted by the Panel.

        (e) For the purpose of determining at any particular time whether the acceptance condition has been satisfied, REMEC shall not be bound (unless otherwise required by the Panel) to take into account any Airtech shares which have been unconditionally allotted or issued before such determination takes place, unless IRG plc on behalf of REMEC has received written notice of the relevant details of such allotment or issue (including the price thereof) before that time. Telex, e-mail or facsimile transmission will not be sufficient for this purpose.

2.        ANNOUNCEMENTS

        (a) By 8.30 a.m. on the business day (the "relevant day") next following the day on which the Offer is due to expire or becomes unconditional or is revised or extended, or such later time and/or date as the Panel may agree, REMEC will make an appropriate announcement and simultaneously inform the London Stock Exchange of the position. Such announcement will (unless otherwise permitted by the Panel) also state (as nearly as practicable) the total number of Airtech shares and rights over Airtech shares (i) for which acceptances of the Offer have been received (showing the extent, if any, to which such acceptances have been received from persons acting or deemed to be acting in concert with REMEC), (ii) acquired or agreed to be acquired by or on behalf of REMEC or any person acting or deemed to be acting in concert with REMEC during the Offer Period and (iii) held by or on behalf of REMEC or any person acting or deemed to be acting in concert with REMEC prior to the Offer Period, and will specify the percentage of the share capital of Airtech represented by these figures. Any decision to extend the time and/or date by which the acceptance condition has to be fulfilled may be made at any time up to, and will be announced not later than, 8.30 a.m. on the relevant day (or such later time and/or date as the Panel may agree) and the announcement will state the next expiry date (unless the Offer is unconditional in all respects in which case a statement may be made that the Offer will remain open until further notice). In computing the number of Airtech shares represented by acceptances and/or purchases there may, at the discretion of REMEC, be included or excluded for announcement purposes acceptances and purchases which are not complete in all respects or are subject to verification where such acceptances or purchases of Airtech shares could be counted towards fulfilling the acceptance condition in accordance with paragraph 5(i) below.

        (b) References in this Part B of Appendix I to the making of an announcement by REMEC include the release of an announcement by public relations consultants or by Quartz Capital, to the press, and the delivery or telephone, telex or facsimile or other electronic transmission of an announcement to the London Stock Exchange. An announcement made otherwise than to the London Stock Exchange will be notified simultaneously to the London Stock Exchange.

3.        RIGHTS OF WITHDRAWAL

        (a) If REMEC, having announced the Offer to be unconditional, fails to comply by 3.30 p.m. on the relevant day (or such later time and/or date as the Panel may agree) with any of the other relevant requirements specified in paragraph 2(a) above, an accepting Airtech shareholder may (unless the Panel agrees otherwise) immediately thereafter withdraw his acceptance by written notice (signed by the accepting shareholder or his agent duly appointed in writing and evidence of whose appointment in a form reasonably satisfactory to REMEC is produced with the notice) given by post or by hand to IRG plc Balfour House, 390-398 High Road, Ilford, Essex IG1 1NQ on behalf of REMEC. Subject to paragraph 1(b) above, this right of withdrawal may be terminated not less than eight days after the relevant day by REMEC confirming, if that be the case, that the Offer is still unconditional and complying with the other requirements specified in paragraph 2(a) above.

             If any such confirmation is given, the first period of 14 days referred to in paragraph 1(c) above will run from the date of such confirmation and compliance.

        (b) If by 3.00 p.m. on [D + 42] (or such later time and/or date as the Panel may agree) the Offer has not become unconditional, an accepting Airtech shareholder may withdraw his acceptance at any time thereafter at either of the addresses and in the manner referred to in paragraph 3(a) above before the earlier of (i) the time that the Offer becomes unconditional and (ii) the final time for lodgement of acceptances which can be taken into account in accordance with paragraph 1(b) above. If REMEC withdraws a "no extension" statement or a "no increase" statement in accordance with paragraph 1(d) above, any Airtech shareholder who accepts the Offer after the date of such statement may withdraw his acceptance thereafter at either of the addresses and in the manner referred to in paragraph 3(a) above for a period of eight days after the date of posting of written notice to that effect by REMEC to the relevant Airtech shareholders.

        (c) Except as provided by this paragraph 3, acceptances and elections shall be irrevocable. In this paragraph 3 "written notice" (including any letter of appointment, direction or authority) means notice in writing bearing the original signature(s) of the relevant accepting Airtech shareholders or his/their agent(s) duly appointed in writing (evidence of whose appointment in a form reasonably satisfactory to REMEC is produced with the notice) and telex, e-mail or facsimile transmissions or copies will not be sufficient. No notice which appears to REMEC, its agents or advisers to have been sent from Canada, Australia or Japan will be treated as valid.

4.        REVISED OFFER

        (a) Although no such revision is envisaged, if the Offer (in its original or any previously revised form(s)) is revised (either in its terms or conditions or otherwise) and such revision represents on the date on which such revision is announced (on such basis as Quartz Capital may consider appropriate) an improvement or no diminution in the value of the Offer as so revised compared with the value of the consideration previously offered, the benefit of the revised Offer will (subject to this paragraph 4 and paragraph 6 below) be made available to Airtech shareholders who have accepted the Offer in its original or any previously revised form(s) (hereinafter called "Previous Acceptor(s)"). The acceptance by or on behalf of a Previous Acceptor of the Offer (in its original or any previously revised form(s)) shall, subject as provided in this paragraph 4 and paragraph 6 below, be deemed to be an acceptance of the Offer as so revised and shall also constitute the separate appointment of any director of REMEC as his attorney and/or agent with authority to accept any such revised Offer on behalf of such Previous Acceptor.

        (b) Although no such revision is envisaged, if any revised Offer provides for Airtech shareholders who accept it to elect for (or accept) alternative forms of consideration, the acceptance by or on behalf of a Previous Acceptor of the Offer (in its original or any previously revised form(s)) shall, subject as provided below, also constitute the separate appointment of any director of REMEC as his attorney and/or agent to make on his behalf elections for and/or to accept such alternative forms of consideration on his behalf as such attorney and/or agent in his absolute discretion thinks fit and to execute on behalf of and in the name of such Previous Acceptor all such further documents (if any) as may be required to give effect to such acceptances and/or elections. In making any such acceptance or election, such attorney and/or agent shall take into account the nature of any previous acceptances and/or elections made by the Previous Acceptor and such other facts or matters as he may reasonably consider relevant.

        (c) The deemed acceptances referred to in paragraphs 4(a) and (b) above shall not apply and the authorities conferred by paragraphs 4(a) and (b) above shall not be exercised if as a result thereof a Previous Acceptor would (on such basis as the Quartz Capital may consider appropriate) receive less in aggregate than he would have received as a result of his acceptance of the Offer in the form in which it was originally accepted by him unless the Previous Acceptor has previously otherwise agreed in writing.

        (d) The deemed acceptances referred to in paragraphs 4(a) and (b) above shall not apply and the authorities conferred by paragraphs 4(a) and (b) above shall be ineffective to the extent that a Previous Acceptor shall lodge with IRG plc, within 14 days of the posting of the document pursuant to which the revision of the Offer referred to in paragraphs 4(a) and (b) above is made available to Airtech shareholders (or such later date as REMEC may determine), a form in which he validly elects to receive the consideration receivable by him under that revised Offer in some other manner.

        (e) The powers of attorney and authorities referred to in this paragraph 4 and any acceptance of a revised Offer and/or election pursuant thereto shall be irrevocable unless and until the Previous Acceptor becomes entitled to withdraw his acceptance under paragraph 3 above and duly and validly does so.

        (f) REMEC reserves the right to treat an executed Form of Acceptance relating to the Offer (in its original or any previously revised form(s)) which is received after the announcement or the issue of the Offer in any revised form as a valid acceptance of the revised Offer and/or election thereunder and such acceptance shall constitute an authority and request in the terms of this paragraph 4 mutatis mutandis on behalf of the relevant Airtech shareholders.

5.        GENERAL

        (a) Except with the consent of the Panel, the Offer will lapse unless all the conditions to the Offer have been fulfilled by or (if capable of waiver) waived by or (where appropriate) have been determined by REMEC to be or remain satisfied as at midnight on [D + 42] or within 21 days after the date on which the Offer becomes unconditional (whichever is the later) or such later date as REMEC may, with the consent of the Panel, decide provided that REMEC shall be under no obligation to waive or treat as satisfied any condition by a date earlier than the latest date specified above for the satisfaction thereof notwithstanding that the other conditions of the Offer may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any such conditions may not be capable of fulfilment. If the Offer lapses, for any reason, it shall cease to be capable of acceptance and REMEC, Quartz Capital and Airtech shareholders shall thereupon cease to be bound by prior acceptances. If the Offer is referred to the Monopolies and Mergers Commission before [D + 20 business days] or the date when the Offer becomes unconditional (whichever is the later) the Offer will lapse.

        (b) No acknowledgement of receipt of any Form of Acceptance, transfer by means of CREST, share certificate(s) or other documents will be given. All communications, notices, certificates, documents of title, other documents and remittances to be delivered by or to or sent to or from Airtech shareholders (or their designated agents) or as otherwise directed will be delivered by or to or sent to or from them (or their designated agents) at their risk.

        (c) The expression "Offer Period" when used in this document means the period commencing on 12 January 1999 and ending on whichever of the following dates shall be the latest:

             (i)    [D + 20 business days];

             (ii)   the date on which the Offer lapses; and

             (iii)  the date on which the Offer becomes unconditional.

        (d) Except with the consent of the Panel, settlement of the consideration to which any Airtech shareholder is entitled under the Offer will be implemented in full in accordance with the terms of the Offer without regard to any lien, right of set-off, counterclaim or other analogous right to which REMEC may otherwise be, or claim to be, entitled as against such Airtech shareholder.

        (e) The instructions, terms, provisions and authorities contained in or deemed to be incorporated in the Form of Acceptance constitute part of the terms of the Offer. Words and expressions defined in this document shall, unless the context otherwise requires, have the same meanings when used in the Form of Acceptance.

        (f) Execution by or on behalf of an Airtech Shareholder of a Form of Acceptance will constitute his submission, in relation to all matters arising out of the Offer and the Form of Acceptance, to the jurisdiction of the courts of England and the relevant shareholder's agreement that nothing shall limit the right of REMEC to bring any action, suit or proceeding arising out of or in connection with the Offer and the Form of Acceptance in any other manner permitted by law or in any court of competent jurisdiction.

        (g) Any accidental omission to despatch this document or the Form of Acceptance or any notice required to be given under the terms of the Offer to, or any failure to receive the same by, any person to whom the Offer is made or should be made, shall not invalidate the Offer in any way or create any implication that the Offer has not been made to any such person.

        (h) Subject to paragraph 5(i) below, REMEC and Quartz Capital reserve the right to treat acceptances of the Offer as valid if received by or on behalf of either of them at any place or places or in any manner determined by them otherwise than as stated herein or in the Form of Acceptance.

        (i) Notwithstanding the right reserved by REMEC to treat (a) Form(s) of Acceptance as valid even though not entirely in order or not accompanied by the relevant share certificate(s) and/or other document(s) of title or not accompanied by the relevant transfer to escrow except with the consent of the Panel an acceptance of the Offer will only be counted towards fulfilling the acceptance condition if the requirements of Note 4 and, if applicable, Note 6 on Rule 10 of the Code are satisfied in respect of it. Except with the consent of the Panel, a purchase of Airtech shares by REMEC or its nominee(s) (or, if REMEC is required to make an offer or offers under the provisions of Rule 9 of the Code, by a person acting in concert with REMEC for the purpose of such offer(s) or its nominee(s)) will only be counted towards fulfilling the acceptance condition if the requirements of Note 5 and, if applicable, Note 6 on Rule 10 of the Code are satisfied in respect of it. The Offer may not be accepted otherwise than by means of a Form of Acceptance.

        (j) Except with the consent of the Panel, the Offer will not become unconditional until IRG plc has issued a certificate to REMEC or Quartz Capital (or their respective agents) which states the number of Airtech shares in respect of which acceptances have been received which meet the requirements of Note 4 on Rule 10 of the Code and the number of Airtech shares otherwise acquired (whether before or during the Offer Period) which meet the requirements of Note 5 on Rule 10 of the Code and, in each case, if applicable, Note 6 on Rule 10 of the Code. Copies of such certificate will be sent to the Panel and to the financial advisers of Airtech as soon as possible after it is issued.

        (k) Due completion of a Form of Acceptance will constitute an instruction to REMEC, on the Offer becoming unconditional in all respects, to cancel all mandates and other instructions entered in the records of Airtech in force relating to holdings of Airtech Shares. Such mandates and other instructions will not continue in force in relation to New REMEC Common Stock issued to such shareholders.

        (l) All powers of attorney and authorities on the terms conferred by or referred to in this Part B of Appendix I or in the Form of Acceptance are given by way of security for the performance of the obligations of the Airtech shareholders concerned and are irrevocable in accordance with section 4 of the Powers of Attorney Act 1971, except in the circumstances where the donor of such power of attorney or authority is entitled to withdraw his acceptance in accordance with paragraph 3 above and duly does so.

        (m) The Offer extends to any Airtech shareholders not resident in the United Kingdom to whom this document, the Form of Acceptance and any related documents may not have been despatched or by whom such documents may not have been received and such Airtech shareholders may collect copies of those documents from IRG plc Balfour House, 390-398 High Road, Ilford, Essex IG1 1NQ. REMEC and Quartz Capital reserve the right to notify any matter, including the making of the Offer, to all or any Airtech shareholders with a registered address outside the United Kingdom (or whom REMEC knows to be nominees, trustees or custodians for such persons) by announcement in the United Kingdom or paid advertisement in a daily newspaper published and circulated in the United Kingdom, in which event such notice shall be deemed to have been sufficiently given notwithstanding any failure by an Airtech shareholder to receive such notice and all references in this document to notice, or the provision of information in writing, by REMEC, Quartz Capital and/or their respective agents and/or public relations consultants shall be construed accordingly.

        (h) Save, in the case of any New REMEC Common Stock to be issued to any Affiliate, as agreed under the terms of the Affiliate
              Agreements:

             (i) the New REMEC Common Stock will be issued free from all liens, charges and other encumbrances or other equitable interests; and

             (ii) the New REMEC Common Stock will rank pari passu in all respects with existing REMEC Common Stock, including the right to receive in full all dividends (which are payable in US dollars), if any, and other distributions declared, paid or made on such shares after the date hereof.

        (o)   The Offer is made on     March 1999 and is capable of acceptance
              from and after that date. Form(s) of Acceptance are available for collection from IRG plc from that date.

        (p)   If the Offer does not become unconditional in all respects:

             (i) Form(s) of Acceptance, share certificate(s) and other document(s) of title will be returned by post (or by such other method as may be approved by the Panel) within 14 days of the Offer lapsing to the person or agent whose name and address is set out in the relevant box on the Form of Acceptance or, if none is set out, to the first named holder at his registered address; and

             (ii) IRG plc will, immediately after the lapsing of the Offer (or within such longer period as the Panel may permit, not exceeding 14 days from the lapsing of the Offer), give instructions to CRESTCo to transfer all Airtech shares held in escrow balances and in relation to which it is the escrow agent for the purposes of the Offer to the original available balances of the Airtech shareholders concerned.

        (q) If sufficient acceptances are received, REMEC intends to apply the provisions of sections 428 to 430F of the Companies Act 1985 to acquire compulsorily any outstanding Airtech shares and to apply for cancellation of Airtech's listing on the London Stock Exchange.

        (r) In relation to any acceptance of the Offer in respect of a holding of Airtech shares which are in uncertificated form, REMEC reserves the right to make such alterations, additions or modifications as may be necessary or desirable to give effect to any purported acceptance of the Offer, whether in order to comply with the facilities or requirements of CREST or otherwise provided that such alterations, additions or modifications are consistent with the requirements of the Code or are otherwise made with the consent of the Panel.

        (s) All references in this Offer Document and in the Form of Acceptance to each of [D+20 business days] 1999 and the First Closing Date of the Offer shall (except in paragraphs 5(c) and the referral date for the MMC described in 5(a) of this Part B and except where the context otherwise requires) be deemed, if the expiry date of the Offer be extended, to refer to the expiry date of the Offer as to extended.

6.        AIRTECH OVERSEAS SHAREHOLDERS

        (a) The making of the Offer in, or to persons resident in, or citizens or nationals of, jurisdictions outside the United Kingdom or who are nominees of, or custodians, trustees or guardians for, citizens or nationals of such jurisdictions ("overseas shareholders"), may be affected or prohibited by the laws of the relevant overseas jurisdiction. Such overseas shareholders should inform themselves about and observe any applicable legal requirements. It is the responsibility of any overseas shareholder wishing to accept the Offer to satisfy himself as to the full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required, the compliance with other necessary formalities and the payment of any issue, transfer or other taxes or duties due in such territory. Any overseas shareholder will be responsible for any issue, transfer or other taxes or other requisite payments by whomsoever payable and REMEC, Quartz Capital and any person acting on their behalf shall be fully indemnified and held harmless by such shareholder for any such issue, transfer or other taxes or other requisite payments as REMEC, Quartz Capital and any person acting on their behalf may be required to pay.

        (b) In particular, the Offer is not being made directly or indirectly in, or into, Canada, Australia or Japan. This includes, but is not limited to, facsimile transmission, telex and telephone. Furthermore, the relevant clearances will not be obtained from the regulatory authority of any province or territory of Canada. No prospectus in relation to the New REMEC Common Stock has been, or will be, lodged with or registered by the Australian Securities Commission and no steps have been, nor will any be taken to enable the New REMEC Common Stock to be offered in compliance with applicable securities laws in Japan. REMEC will not (unless otherwise determined by REMEC in its sole discretion and save as provided for in paragraph 6(d) below) mail or deliver, or authorise the mailing or delivery of, this document, the Form of Acceptance, or any related offering document in or into Canada, Australia or Japan, including to Airtech shareholders with registered addresses in Canada, Australia or Japan or to persons whom REMEC knows to be nominees, trustees or custodians holding Airtech shares for such persons ("Restricted Overseas Person"). Persons receiving such documents (including, without limitation, nominees, trustees or custodians) should not distribute or send them in or into, Canada, Australia or Japan or use such mails or any such means or instrumentality for any purpose directly or indirectly in connection with the Offer and so doing may invalidate any purported acceptance. Persons wishing to accept the Offer should not use such mails or any such means or instrumentality for any purpose directly or indirectly related to acceptance of the Offer. Envelopes containing Form(s) of Acceptance should not be postmarked in Canada, Australia or Japan or otherwise despatched from Canada, Australia or Japan, and all acceptors must provide addresses outside Canada, Australia or Japan for the receipt of the New REMEC Common Stock, or for the return of Form(s) of Acceptance, certificate(s) for Airtech shares and/or other document(s) of title. Unless an exemption under the relevant securities laws is available and save as aforesaid REMEC will not issue New REMEC Common Stock or authorise the delivery of any document(s) of title in respect of New REMEC Common Stock to
              (i) any person who is, or who REMEC has reason to believe is, a Restricted Overseas Person or resident in Australia or Japan or
              (ii) any person who is unable or fails to give the warranty set out in paragraph 7(c) below or (iii) any person with a registered address in Canada, Australia or Japan.

        (c) The provisions of this paragraph 6 and/or any other terms of the Offer relating to overseas shareholders may be waived, varied or modified as regards (a) specific Airtech shareholder(s) or on a general basis by REMEC in its absolute discretion. Subject as aforesaid the provisions of this paragraph 6 shall have precedence over any terms of the Offer which are inconsistent therewith.

7.        FORM OF ACCEPTANCE

Each Airtech shareholder by whom, or on whose behalf, a Form of Acceptance is executed irrevocably undertakes, represents, warrants and agrees to and with REMEC and Quartz Capital and their respective agents (so as to bind him, his personal representatives and his heirs, successors and assigns) that:

        (a) the execution of a Form of Acceptance shall constitute an acceptance of the Offer in respect of the number of Airtech shares inserted or deemed to be inserted in Box 1 of the Form of Acceptance on and subject to the terms and conditions set out or referred to in this document and the Form of Acceptance and that, subject to the rights of withdrawal set out in paragraph 3 above, each such acceptance and election shall be irrevocable;

        (b) the Airtech shares in respect of which the Offer is accepted or deemed to be accepted are sold with full title guarantee and free from all liens, charges, encumbrances, equities, rights of pre-emption and any other third party rights of whatsoever nature and together with all rights now or hereafter attaching thereto, including the right to receive all dividends or other distributions declared, paid or made after 26 February 1999;

        (c) unless "YES" is put in Box 5 of the Form of Acceptance, such Airtech shareholder has not received or sent copies of this document, the Form of Acceptance or any related offering documents in, into or from Canada, Australia or Japan.

        (d) the execution of the Form of Acceptance constitutes, subject to the Offer becoming unconditional in all respects in accordance with its terms and to the accepting Airtech shareholder not having validly withdrawn his acceptance, the irrevocable appointment of REMEC or Quartz Capital and/or any of their respective directors or agents as such shareholder's attorney and/or agent, and an irrevocable instruction to the attorney and/or agent, to complete and execute all or any form(s) of transfer and/or other document(s) at the discretion of the attorney and/or agent in relation to the Airtech shares referred to in paragraph 7(a) in favour of REMEC or such other person or persons as REMEC may direct and to deliver such form(s) of transfer and/or other document(s) at the discretion of the attorney and/or agent, together with the share certificate(s) and/or other document(s) relating to the Airtech shares, for registration within six months of the Offer becoming unconditional in all respects and to execute all such documents and to do all such other acts and things as may in the opinion of such attorney and/or agent be necessary or expedient for the purpose of, or in connection with, the acceptance of the Offer and to vest in REMEC or its nominee(s) or as it may direct such Airtech shares;

        (e) the execution of the Form of Acceptance constitutes the irrevocable appointment of IRG plc as such shareholder's attorney and/or agent and an irrevocable instruction to the attorney and/or agent (i) subject to the Offer becoming unconditional in all respects in accordance with its terms and to the accepting Airtech shareholder not having validly withdrawn his acceptance, to transfer to itself (or such other person or persons as REMEC or its agents may direct) by means of CREST all or any of the Relevant Airtech shares (but not exceeding the number of Airtech shares in respect of which the Offer is accepted or deemed to be accepted) and (ii), if the Offer does not become unconditional in all respects, to give instructions to CRESTCo immediately after the lapsing of the Offer (or within such longer period as the Panel may permit not exceeding 14 days from the lapsing of the Offer) to transfer all Relevant Airtech shares to the original available balance of the accepting Airtech shareholder. As used in this Part B of Appendix I, "Relevant Airtech shares" means Airtech shares in uncertificated form and in respect of which a transfer or transfers to escrow has or have been effected. and where the transfer(s) to escrow was or were made in respect of Airtech shares held under the same member account ID and participant ID as the member account ID and participant ID relating to the Form of Acceptance concerned (but irrespective of whether or not any Form of Acceptance Reference Number, or a Form of Acceptance Reference Number corresponding to that appearing on the Form of Acceptance concerned, was included in the TTE instruction concerned);

        (f) the execution and delivery of the Form of Acceptance constitutes, subject to the Offer becoming unconditional in all respects in accordance with its terms and to the accepting Airtech shareholder not having validly withdrawn his acceptance, separate irrevocable authorities and requests;

             (i) to the Airtech or its agents, to procure the registration of the transfer of the Airtech shares referred to in paragraph 7(a) in certificated form pursuant to the Offer and the delivery of the share certificate(s) and/or other document(s) of title in respect thereof to REMEC or as it may direct;

             (ii) (subject to the provisions of paragraph 6 of this Part B of Appendix I) to REMEC or its agents, to procure that such Airtech shareholder's name is entered on the register of stockholders of REMEC in respect of the New REMEC Common Stock (if any) to which such Airtech shareholder becomes entitled under the Offer (subject to the provisions of REMEC's restated certificate of incorporation and by-laws);

             (iii) if the Airtech shares are in certificated form or if either of the provisos to sub-paragraph (iv) applies to REMEC or Quartz Capital or their agents, to procure the despatch by post or by such other method as may be approved by the Panel of (subject to the provisions of paragraph 6 above) a certificate or other document(s) of title for any REMEC Common Stock to which an accepting Airtech shareholder becomes entitled pursuant to his acceptance of the Offer (and at the risk of such person) to the person whose name and address is set out in Box 6 of the Form of Acceptance or, if none is set out, to the person whose name and address is set out in Box 3 of the Form of Acceptance or to the first named holder at his registered address;

             (iv) if the Airtech shares concerned are in uncertificated form, to REMEC or Quartz Capital or their agents to issue any New REMEC Common Stock to which such Airtech shareholder is entitled in uncertificated form, provided that (a) REMEC may (if, for any reason, it wishes to do so) determine that all or any such New REMEC Common Stock shall be issued in certificated form and (bb) if the Airtech shareholder concerned is a CREST member and the registered address is in Canada, Australia or Japan, any cash consideration to which such shareholder is entitled shall be paid by cheque despatched by post (or by any such other method as may be approved by the Panel) and any New REMEC Common Stock to which such shareholder is entitled shall be issued in certificated form and, in either of such cases, sub-paragraph (iii) above shall apply;

             (v) to REMEC or its agents, to record and act, in respect of any REMEC Common Stock to be received by such Airtech shareholder, upon any instructions with regard to payments or notices which have been recorded in the records of the Airtech in respect of such shareholder's holding(s) of Airtech shares;

        (g) the execution of the Form of Acceptance constitutes a separate authority to any director of REMEC and to any director of Quartz Capital and/or their respective agents and the irrevocable appointment of any such director and/or agent as such shareholder's attorney and/or agent within the terms of paragraph 4 above;

        (h) after the Offer becomes or is declared unconditional in all respects (or if the Offer would become or be declared unconditional in all respects or lapse immediately upon the outcome of the resolution in question or if the Panel otherwise gives its consent) and pending registration;

             (i) REMEC shall be entitled to direct the exercise of any votes attaching to any Airtech shares in respect of which the Offer has been accepted or is deemed to have been accepted (and in respect of which such acceptance has not been validly withdrawn) and any other rights and privileges attaching to such Airtech shares, including the right to requisition a general meeting or separate class meeting of Airtech, such votes (where relevant) to be cast so far as possible to satisfy any outstanding condition of the Offer; and

             (ii) the execution of the Form of Acceptance by an Airtech shareholder constitutes, with regard to the Airtech shares comprised in such acceptance and in respect of which such acceptance has not been validly withdrawn:

                   (a) an authority to the Airtech from such Airtech shareholder to send any notice, warrant, document or other communication which may be required to be sent to him as a member of the Airtech (including any share certificate(s) or other document(s) of title issued as a result of a conversion of such Airtech shares into uncertificated form) to REMEC at its registered office or such other address nominated by REMEC;

                   (b) the irrevocable appointment of REMEC or any of its directors or agents to sign such documents and to do such things as may in the opinion of such person seem necessary or desirable in connection with the exercise of any votes or other rights or privileges attaching to such Airtech shares (including, without limitation, an authority to sign any consent to short notice of a general or separate class meeting on his behalf and/or to execute a form of proxy in respect of such Airtech shares appointing any person nominated by REMEC to attend general or separate class meetings of the Airtech or its members or any of them and to exercise the votes attaching to such Airtech shares on his behalf), such votes (where relevant) to be cast so far as possible to satisfy any outstanding condition of the Offer; and

                   (c) the agreement of such Airtech shareholder not to exercise any of such rights without the consent of REMEC and the irrevocable undertaking of such shareholder not to appoint a proxy or representative for or to attend any such meetings;

        (i) he will deliver, or procure the delivery, to IRG plc his share certificate(s) and/or other document(s) of title in respect of the Airtech shares referred to in subparagraph 7(a) above in certificated form, or an indemnity acceptable to REMEC in lieu thereof, as soon as possible and in any event within six months of the Offer becoming unconditional in all respects;

        (j) he will take (or procure to be taken) the action set out in paragraph 14 of the letter from Quartz Capital set out in this document to transfer all of the Airtech shares referred to in sub-paragraph 7(a)(i) above in uncertificated form to an escrow balance as soon as possible and in any event so that the transfer to escrow settles within six months of the Offer becoming unconditional in all respects;

        (k) if, for any reason, any Airtech shares in respect of which a transfer to an escrow balance has been effected in accordance with paragraph 14 of the letter from Quartz Capital contained in this document are converted to certificated form, he will (without prejudice to paragraph (7)(h)(ii)(a) above) immediately deliver or procure the immediate delivery of the share certificate(s) or other document(s) of title in respect of all such Airtech shares so converted to IRG plc or to REMEC at its registered office or as REMEC or its agents may direct;

        (l) the terms and conditions of the Offer shall be deemed to be incorporated in and form part of the Form of Acceptance, which shall be read and construed accordingly;

        (m) if he accepts the Offer, he shall do all such acts and things as shall be necessary or expedient to vest in REMEC or its nominees or such other persons as it may decide the Airtech shares as aforesaid and all such acts and things as may be necessary to enable IRG plc to perform its function as escrow agent for the purposes of the Offer;

        (n) he agrees to ratify each and every act or thing which may be done or effected by REMEC, Quartz Capital or IRG plc or by any of their respective directors or their respective agents or Airtech or its agents, as the case may be, in the proper exercise of any of his or its powers and/or authorities conferred by or referred to in this Part B of Appendix I and to indemnify each such person against any losses arising therefrom;

        (o) the execution of the Form of Acceptance constitutes his submission, in relation to all matters arising out of the Offer and the Form of Acceptance, to the jurisdiction of the courts of England and his agreement that nothing shall limit the right of REMEC or Quartz Capital to bring any action, suit or proceeding arising out of or in connection with the Offer or in any other manner permitted by law or in any court of competent jurisdiction; and

        (p) if any provision of this Part B of Appendix I shall be unenforceable or invalid or shall not operate so as to afford REMEC and Quartz Capital and/or any director of either of them or their agents the full benefit of the authorities and powers of attorney expressed to be given therein, he shall with all practicable speed do all such acts and things and execute all such documents as may be required or desirable to enable REMEC and Quartz Capital and/or any director of either of them or their agents to secure the full benefit of such authorities and powers of attorney.

        On execution the Form of Acceptance shall take effect as a Deed.

        References in this Part B of Appendix I to "Airtech shareholder(s)" shall include reference to the person or persons executing a Form of Acceptance and, in the event of more than one person executing a Form of Acceptance, the provisions of this Part B of Appendix I shall apply to them jointly and to each of them. References to the masculine gender shall include the feminine.

                                  APPENDIX II

                           REMEC FINANCIAL STATEMENTS

1.   Report of Ernst & Young LLP, Independent Auditors......  II-2
2.   Audited Annual Financial Statements (as filed with the
     SEC)...................................................  II-3
3.   Unaudited Interim Financial Statements (as filed with
     the SEC)...............................................  II-18

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Shareholders
REMEC, Inc.

We have audited the accompanying consolidated balance sheets of REMEC, Inc. as of January 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended January 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Radian Technology, Inc. and Q-bit Corporation, wholly-owned subsidiaries, which statements reflect total assets constituting 8% in 1997, and total revenues constituting 17% in 1997 and 22% in 1996 of the related consolidated totals. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to data included for Radian Technology, Inc. and Q-bit Corporation, is based solely on the reports of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of REMEC, Inc. at January 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended January 31, 1998 in conformity with generally accepted accounting principles.

                                          /s/  ERNST & YOUNG LLP

                                          --------------------------------------
                                          Ernst & Young LLP

San Diego, California
February 27, 1998

                                  REMEC, INC.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                      JANUARY 31,
                                                              ----------------------------
                                                                  1998            1997
                                                              ------------    ------------
Current assets:
  Cash and cash equivalents.................................  $ 41,937,101    $ 63,172,362
  Accounts receivable, net..................................    25,494,474      15,972,993
  Inventories, net..........................................    30,380,941      19,332,056
  Deferred income taxes.....................................     6,241,957       3,033,818
  Prepaid expenses and other current assets.................       589,053         582,542
                                                              ------------    ------------
          Total current assets..............................   104,643,526     102,093,771
  Property, plant and equipment, net........................    31,988,934      18,543,405
  Intangible and other assets...............................    17,232,241       4,803,307
                                                              ------------    ------------
                                                              $153,864,701    $125,440,483
                                                              ============    ============

                           LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Borrowings under bank line of credit and other short-term
     debt...................................................  $         --    $  1,891,449
  Accounts payable..........................................     8,531,756       5,973,537
  Accrued salaries, benefits and related taxes..............     5,999,248       4,845,956
  Income taxes payable......................................     2,546,479       2,249,087
  Accrued expenses..........................................     3,070,515       2,540,037
  Current portion of notes payable and capital lease
     obligations............................................            --         482,200
                                                              ------------    ------------
          Total current liabilities.........................    20,147,998      17,982,266
Deferred rent...............................................       104,236         262,432
Deferred income taxes.......................................     5,117,933       1,179,353
Notes payable, less current portion.........................            --       1,882,776
Capital lease obligations, less current portion.............            --         579,000
Commitments
Shareholders' equity:
  Preferred shares -- $.01 par value, 5,000,000 shares
     authorized; none issued and outstanding................            --              --
  Common shares -- $.01 par value, 40,000,000 shares
     authorized; issued and outstanding shares -- 21,182,663
     and 20,535,457 at January 31, 1998 and 1997,
     respectively...........................................       211,828         205,356
  Paid-in capital...........................................    95,303,154      85,787,686
  Retained earnings.........................................    32,979,552      17,561,614
                                                              ------------    ------------
          Total shareholders' equity........................   128,494,534     103,554,656
                                                              ------------    ------------
                                                              $153,864,701    $125,440,483
                                                              ============    ============

                            See accompanying notes.

                                  REMEC, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                              YEARS ENDED JANUARY 31,
                                                    -------------------------------------------
                                                        1998            1997           1996
                                                    ------------    ------------    -----------
Net sales.........................................  $156,056,929    $118,553,842    $93,228,090
Cost of sales.....................................   108,052,891      85,658,524     66,172,461
                                                    ------------    ------------    -----------
  Gross profit....................................    48,004,038      32,895,318     27,055,629
Operating expenses:
  Selling, general & administrative...............    24,773,466      19,349,733     16,610,999
  Research and development........................     5,107,984       4,605,000      4,016,335
                                                    ------------    ------------    -----------
          Total operating expenses................    29,881,450      23,954,733     20,627,334
                                                    ------------    ------------    -----------
Income from operations............................    18,122,588       8,940,585      6,428,295
Gain on sale of subsidiary........................     2,833,240              --             --
Interest income (expense) and other, net..........     2,280,329          48,405       (400,593)
                                                    ------------    ------------    -----------
Income before provision for income taxes..........    23,236,157       8,988,990      6,027,702
Provision for income taxes........................     8,500,799       4,016,667      2,428,658
                                                    ------------    ------------    -----------
Net income........................................  $ 14,735,358    $  4,972,323    $ 3,599,044
                                                    ============    ============    ===========
Earnings per share:
  Basic...........................................  $        .71    $        .30    $       .28
                                                    ============    ============    ===========
  Diluted.........................................  $        .68    $        .30    $       .28
                                                    ============    ============    ===========
Shares used in computing earnings per share:
  Basic...........................................    20,841,000      16,517,000     12,892,000
                                                    ============    ============    ===========
  Diluted.........................................    21,534,000      16,828,000     13,009,000
                                                    ============    ============    ===========

                            See accompanying notes.

                                  REMEC, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                             CONVERTIBLE
                                          PREFERRED SHARES        COMMON SHARES
                                          -----------------   ---------------------     PAID-IN      RETAINED
                                           SHARES    AMOUNT     SHARES      AMOUNT      CAPITAL      EARNINGS        TOTAL
                                          --------   ------   ----------   --------   -----------   -----------   ------------
Balance at January 31, 1995.............   718,607   $7,186   11,322,880   $113,229   $15,123,296   $ 9,244,989   $ 24,488,700
  Issuance of common shares upon
    exercise of stock options...........        --       --       28,365        284        67,176            --         67,460
  Repurchase of common shares...........        --       --     (277,706)    (2,777)     (785,726)           --       (788,503)
  Cash dividends........................        --       --           --         --            --      (119,470)      (119,470)
  Net income............................        --       --           --         --            --     3,599,044      3,599,044
                                          --------   ------   ----------   --------   -----------   -----------   ------------
Balance at January 31, 1996.............   718,607    7,186   11,073,539    110,736    14,404,746    12,724,563     27,247,231
  Issuance of common shares in initial
    public offering.....................        --       --    3,397,340     33,973    15,615,236            --     15,649,209
  Conversion of preferred shares........  (718,607)  (7,186)   1,616,864     16,169        (8,983)           --             --
  Issuance of common shares for cash....        --       --      443,467      4,435     1,872,140            --      1,876,575
  Issuance of common shares under
    employee stock purchase plan........        --       --      347,850      3,479     1,670,637            --      1,674,116
  Issuance of common shares upon
    exercise of stock options...........        --       --       37,647        376        88,824            --         89,200
  Income tax benefits related to
    employee stock purchase plan and
    stock options exercised.............        --       --           --         --       209,399            --        209,399
  Issuance of common shares in stock
    offering............................        --       --    3,618,750     36,188    51,935,687            --     51,971,875
  Net income............................        --       --           --         --            --     4,972,323      4,972,323
  Adjustment for Magnum activity for the
    duplicated two months ended March
    29, 1996............................        --       --           --         --            --      (135,272)      (135,272)
                                          --------   ------   ----------   --------   -----------   -----------   ------------
Balance at January 31, 1997.............        --       --   20,535,457    205,356    85,787,686    17,561,614    103,554,656
  Issuance of common shares in
    acquisitions........................        --       --      320,183      3,202     6,620,465            --      6,623,667
  Issuance of common shares under
    employee stock purchase plan........        --       --      150,023      1,500     2,143,385            --      2,144,885
  Issuance of common shares upon
    exercise of stock options...........        --       --      177,000      1,770       751,618            --        753,388
  Income tax benefits related to
    employee stock purchase plan and
    stock options exercised.............        --       --           --         --            --       535,013        535,013
  Net income............................        --       --           --         --            --    14,735,358     14,735,358
  Adjustment for net equity activity of
    pooled companies....................        --       --           --         --            --       147,567        147,567
                                          --------   ------   ----------   --------   -----------   -----------   ------------
Balance at January 31, 1998.............        --   $   --   21,182,663   $211,828   $95,303,154   $32,979,552   $128,494,534
                                          ========   ======   ==========   ========   ===========   ===========   ============

                            See accompanying notes.

                                  REMEC, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              YEARS ENDED JANUARY 31,
                                                    -------------------------------------------
                                                       1998            1997            1996
                                                    -----------    ------------    ------------
OPERATING ACTIVITIES:
  Net income......................................  $14,735,358    $  4,972,323    $  3,599,044
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization................    5,380,811       3,647,507       2,946,040
     Gain on sale of Subsidiary...................   (2,833,240)             --              --
     Deferred income taxes........................   (2,407,832)       (767,151)       (779,470)
     Changes in operating assets and liabilities:
       Accounts receivable........................   (6,525,349)     (4,862,195)       (786,153)
       Inventories................................   (9,303,804)     (2,539,276)     (2,008,355)
       Prepaid expenses and other current
          assets..................................      201,838        (256,477)         33,297
       Accounts payable...........................      686,941          78,089       1,726,676
       Accrued expenses, income taxes payable and
          deferred rent...........................      852,733         556,250       1,355,040
                                                    -----------    ------------    ------------
     Net cash provided by operating activities....      787,456         829,070       6,086,119
INVESTING ACTIVITIES:
  Additions to property, plant and equipment......  (17,351,394)     (7,362,734)     (4,808,031)
  Payment for acquisitions, net of cash
     acquired.....................................   (5,066,075)     (4,011,735)             --
  Proceeds from sale of subsidiary................    5,000,000              --              --
  Purchase of short-term investments..............           --              --        (981,607)
  Sale of short-term investments..................           --       1,482,565         953,657
  Other assets....................................      120,637        (133,320)         99,820
                                                    -----------    ------------    ------------
          Net cash used by investing activities...  (17,296,832)    (10,025,224)     (4,736,161)
FINANCING ACTIVITIES:
  Proceeds from bank revolving term loan,
     line-of-credit and long-term debt............   12,212,858       1,100,000      14,367,464
  Repayments on bank revolving term loan,
     line-of-credit and long-term debt............  (19,510,512)     (3,412,956)    (14,056,928)
  Repurchase of common stock......................           --              --        (788,503)
  Proceeds from issuance of common stock..........    2,898,273      71,260,975          67,460
  Change in deferred offering costs...............           --       1,108,424      (1,108,424)
  Cash dividends..................................           --              --        (119,470)
                                                    -----------    ------------    ------------
     Net cash provided (used) by financing
       activities.................................   (4,399,381)     70,056,443      (1,638,401)
                                                    -----------    ------------    ------------
Increase (decrease) in cash and cash
  equivalents.....................................  (20,908,759)     60,860,289        (288,443)
Cash and cash equivalents at beginning of year....   63,172,362       2,345,632       2,634,075
Adjustment for net cash activity of pooled
  companies.......................................     (326,504)        (33,559)             --
                                                    -----------    ------------    ------------
Cash and cash equivalents at end of year..........  $41,937,101    $ 63,172,362    $  2,345,632
                                                    ===========    ============    ============
Supplemental disclosures of cash flow information:
  Cash paid for:
     Interest.....................................  $   321,000    $    414,000    $    568,000
                                                    ===========    ============    ============
     Income taxes.................................  $10,162,000    $  3,091,000    $  2,558,000
                                                    ===========    ============    ============
Supplemental disclosure of noncash investing and
  financing activities:
  Assets acquired under capital leases and notes
     payable obligations..........................  $        --    $    962,000    $    371,000
                                                    ===========    ============    ============
  Common shares issued in connection with
     acquisitions.................................  $ 6,623,667    $         --    $         --
                                                    ===========    ============    ============

                            See accompanying notes.

                                  REMEC, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Nature of Business and Basis of Presentation

REMEC, Inc. (the "Company") was incorporated in the State of California in January 1983. The Company is engaged in a single business segment consisting of the research, design, development and manufacture of microwave and radio frequency (RF) components and subsystems and precision instruments for control and measurement systems. Prior to fiscal 1996, the majority of the Company's sales were to prime contractors to various agencies of the US Department of Defense and to foreign governments. In May 1995, the Company incorporated REMEC Wireless, Inc. (a wholly owned subsidiary) to research, design, develop and manufacture products based on microwave technologies for commercial customers. In fiscal 1997, the Company acquired Magnum Microwave Corporation, a manufacturer of microwave components and subsystems, in a transaction accounted for as a pooling of interests. During 1997, the Company also acquired RF Microsystems, Inc. ("RFM"), a satellite communications engineering company, in a transaction accounted for as a purchase. During fiscal 1998, the Company acquired Radian Technology, Inc., C&S Hybrid, Inc., and Q-bit Corporation, in a series of transactions accounted for as poolings of interests. The Company's consolidated financial statements for all periods prior to these acquisitions have been restated to include each of the acquired Company's financial position, results of operations and cash flows. During fiscal 1998, the Company also acquired Verified Technical Corporation and Nanowave Technologies Inc. in transactions which were accounted for as purchases and sold its RFM subsidiary.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries Humphrey, Inc., REMEC Wireless, Inc., RF Microsystems, Inc., Magnum Microwave Corporation, Radian Technology, Inc., Verified Technical Corporation, C&S Hybrid, Inc., Nanowave Technologies Inc. and Q-bit Corporation. All intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less at the date of acquisition to be cash equivalents. Short-term investments are recorded at the amortized cost plus accrued interest which approximates market value. The Company evaluates the financial strength of institutions at which significant investments are made and believes the related credit risk is limited to an acceptable level.

The Company has adopted Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities. Statement No. 115 requires companies to record certain debt and equity security investments at market value. At January 31, 1998 and 1997, the cost of cash equivalents and short-term investments approximated fair value.

Concentration of Credit Risk

Accounts receivable are principally from US government contractors, companies in foreign countries and domestic customers in the telecommunications industry. Credit is extended based on an evaluation of the customer's financial condition and generally collateral is not required. The Company performs periodic credit evaluations of its customers and maintains reserves for potential credit losses.

Inventory

Inventories are stated at the lower of weighted average cost or market. In accordance with industry practice, the Company has adopted a policy of capitalizing general and administrative costs as a component of the cost of government contract related inventories to achieve a better matching of costs with the related revenues.

Progress Payments

Progress payments received from customers are offset against inventories associated with the contracts for which the payments were received.

                                  REMEC, INC.

Long-Lived Assets

Property, plant and equipment, including equipment under capital leases, is stated at cost less accumulated depreciation and amortization. Depreciation is provided using the straight-line method over the estimated useful lives of the assets which range from three to thirty years. Depreciation expense includes the amortization of equipment under capital leases. Leasehold improvements and equipment under capital leases are amortized using the straight-line method over the shorter of their estimated useful lives or the lease period.

Intangible assets in the accompanying balance sheets represent the excess of costs over the fair value of net assets acquired and are primarily comprised of goodwill and acquired technology recorded in connection with the acquisitions of Humphrey, Inc. (in February 1994), RF Microsystems, Inc., Verified Technical Corporation and Nanowave Technologies Inc. (See Note 2). These assets are being amortized using the straight-line method over the estimated useful lives of the relevant intangibles ranging from nine to fifteen years, respectively. Amortization expense related to intangible assets totaled $766,616, $345,531 and $148,956 for fiscal years 1998, 1997 and 1996, respectively.

Effective February 1, 1996, the Company adopted Statement of Financial Accounting Standard No. 121 "Accounting for Long-Lived Assets and Long-Lived Assets to be Disposed Of" which established standards for recording the impairment of long-lived assets, including property, equipment and leasehold improvements, intangible assets and goodwill.

In accordance with this Statement, the Company reviews the carrying value of property, equipment and leasehold improvements for evidence of impairment through comparison of the undiscounted cash flows generated from those assets to the related carrying amounts of those assets. The carrying value of intangible assets are evaluated for impairment through comparison of the undiscounted cash flows derived from those assets to the carrying value of the related intangibles.

Revenue Recognition

Revenues from commercial contracts are recognized upon shipment of product and transfer of title to customers. Revenues on long-term fixed-price contracts with prime contractors to US Government Agencies are recognized using the units of delivery method. Revenues associated with the performance of non-recurring engineering and development contracts are recognized when earned under the terms of the related contract. Revenues for cost-reimbursement contracts are recorded as costs are incurred and includes estimated earned fees in the proportion that costs incurred to date bears to estimated costs. Prospective losses on long-term contracts are based upon the anticipated excess of inventoriable manufacturing costs over the selling price of the remaining units to be delivered. Actual losses could differ from those estimated due to changes in the ultimate manufacturing costs and contract terms.

Research and Development

Research and development costs incurred by the Company are expensed in the period incurred.

Net Income Per Share

In 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share." Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the Company's previously reported earnings per share. In accordance with Statement 128, all earnings per share amounts for all periods presented have been restated. The calculation of net income per share reflects the historical information for REMEC and its acquired subsidiaries and the conversion of the common shares of those companies acquired in pooling of interests transactions into REMEC shares as stipulated in the respective acquisition agreements. (See Note 2.)

                                  REMEC, INC.

The following table reconciles the shares used in computing basic and diluted earnings per share in the respective fiscal years:

                                                        YEARS ENDED JANUARY 31,
                                                 --------------------------------------
                                                    1998          1997          1996
                                                 ----------    ----------    ----------
Weighted average common shares outstanding.....  20,841,000    16,517,000    11,306,000
Effect of assumed conversion of preferred of...          --            --     1,617,000
                                                 ----------    ----------    ----------
Shares used in basic earnings per share
  calculation..................................  20,841,000    16,517,000    12,892,000
Effect of dilutive stock options...............     693,000       311,000       117,000
                                                 ----------    ----------    ----------
Shares used in diluted earnings per share
  calculation..................................  21,534,000    16,828,000    13,009,000
                                                 ==========    ==========    ==========

On June 6, 1997, the Company's Board of Directors approved a three-for-two stock split of the Company's common stock in the form of a 50% stock dividend payable on June 27, 1997 to shareholders of record as of June 20, 1997. All share and per share related data in the consolidated financial statements have been adjusted to reflect the stock dividend for all periods presented.

Stock Options

The Company has elected to follow APB 25 and related Interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("Statement 123") requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions about the future that affect the amounts reported in the consolidated financial statements. These estimates include assessing the collectibility of accounts receivable, the usage and recoverability of inventories and long-lived assets and the incurrence of losses on long term contracts and warranty costs. Actual results could differ from those estimates.

New Accounting Standards

In June 1997, the Financial Accounting Standards Board issued FAS No. 130, "Reporting Comprehensive Income" and FAS No. 131, "Segment Information." Both of these standards are effective for fiscal years beginning after December 15, 1997. FAS No. 130 requires that all components of comprehensive income, including net income, be reported in the financial statements in the period in which they are recognized. Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Net income and other comprehensive income, including foreign currency translation adjustments, and unrealized gains and losses on investments, shall be reported, net of their related tax effect, to arrive at comprehensive income. The Company believes that comprehensive income or loss will not be materially different than net income or loss. FAS No. 131 amends the requirements for public enterprises to report financial and descriptive information about its reportable operating segments. Operating segments, as defined in FAS No. 131, are components of an enterprise for which separate financial information is required to be reported on the basis that is used internally for evaluating the segment performance. As stated above, the Company believes it operates in one business and operating segment and that adoption of these standards will not have a material impact on the Company's financial statements.

2. ACQUISITION TRANSACTIONS

Q-bit Corporation ("Q-bit")

In October 1997, the Company acquired all of the outstanding shares of common stock of Q-bit, a manufacturer of amplifier based microwave components and multi-function modules, in exchange for 1,047,482 shares of the Company's common stock. Prior to the combination, Q-bit's fiscal year ended on December 31, 1996. In recording the business combination, Q-bit's financial statements for the fiscal years

                                  REMEC, INC.

ended December 31, 1995 and 1996 were combined with REMEC's for the fiscal years ended January 31, 1996 and 1997, respectively. Q-bit's net sales and net income for the one month period ended January 31, 1997 were $1,295,557 and $103,610, respectively. In accordance with Accounting Principles Board Opinion No. 16 ("APB No. 16"), Q-bit's results of operations and cash flows for the one-month period ended January 31, 1997 have been added directly to the retained earnings and cash flows of the Company and excluded from reported fiscal 1998 results of operations and cash flows. Q-bit's revenues and net income for the period from February 1, 1997 through the date of acquisition totalled $12,315,818 and $1,578,333, respectively.

C&S Hybrid ("C&S Hybrid")

In June 1997, the Company acquired all of the outstanding shares of common stock of C&S Hybrid, a manufacturer of transmitter and receiver hardware assemblies ("transceivers") that are integrated by C&S Hybrid's customers into terrestrial-based point-to-point microwave radios primarily for use in commercial applications, in exchange for 1,290,000 shares of the Company's common stock. Prior to the combination, C&S Hybrid's fiscal year ended on December 27, 1996. In recording the business combination, C&S Hybrid's financial statements for the fiscal years ended December 22, 1995 and December 27, 1996 were combined with REMEC's for the fiscal years ended January 31, 1996 and 1997, respectively. C&S Hybrid's net sales and net income for the one month ended January 31, 1997 were $1,569,129 and $53,976, respectively. In accordance with APB No. 16, C&S Hybrid's results of operations and cash flows for the one-month period ended January 31, 1997 have been added directly to the retained earnings and cash flows of the Company and excluded from reported fiscal 1998 results of operations and cash flows. C&S Hybrid's revenues and net income for the period from February 1, 1997 through the date of acquisition totalled $8,033,729 and $357,249, respectively.

Radian Technology, Inc. ("Radian")

On February 28, 1997, the Company issued 950,024 shares of its common stock in exchange for all of the outstanding shares of common stock of Radian, a manufacturer of microwave components and subsystems. Prior to the combination, Radian's fiscal year ended on the Friday closest to December 31. In recording the business combination, Radian's financial statements for the fiscal years ended December 29, 1995 and December 27, 1996 were combined with REMEC's for the fiscal years ended January 31, 1996 and 1997, respectively. Radian's net sales and net loss for the one month period ended January 31, 1997 were $299,000 and $10,019, respectively. In accordance with APB No. 16, Radian's results of operations and cash flows for the one-month period ended January 31, 1997 have been added directly to the retained earnings and cash flows of the Company and excluded from reported fiscal 1998 results of operations and cash flows. Radian's revenues and net income for the period from February 1, 1997 through the date of acquisition totalled $731,089 and $141,888, respectively.

Magnum Microwave Corporation ("Magnum")

On August 26, 1996, the Company issued 1,612,399 shares of its common stock in exchange for all of the outstanding shares of common stock of Magnum, a manufacturer of microwave components and subsystems. Immediately prior to the acquisition, Magnum issued 197,187 equivalent shares of stock for cash of approximately $1,500,000. Prior to the combination, Magnum's fiscal year ended on the Friday closest to March 31. In recording the business combination, Magnum's financial statements for the 1996 fiscal year were combined with REMEC's for the fiscal year ended January 31, 1996. Consolidated operating results and the net change in consolidated cash and cash equivalents for the year ended January 31, 1997 include Magnum's results of operations and change in cash flows for the two months ended March 29, 1996. Magnum's net sales and net income for the two month period ended March 29, 1996 were $1,743,000 and $135,000, respectively. Included in general and administrative expenses in the consolidated statement of income for the year ended January 31, 1997 are costs of $424,000 related to the acquisition of Magnum.

Verified Technical Corporation ("Veritek")

On March 31, 1997, the Company acquired all of the outstanding common stock of Veritek in exchange for cash consideration of $1,000,000 and 138,000 shares of the Company's common stock with a fair value of

                                  REMEC, INC.

approximately $2.0 million and the assumption of liabilities totaling $1.1 million. The acquisition has been accounted for as a purchase, and accordingly, the total purchase price has been allocated to the acquired assets and liabilities assumed at their estimated fair values in accordance with the provisions of Accounting Principles Board Opinion No. 16. The excess of the purchase price over the net assets acquired of $2,406,000 has been recorded as an intangible asset, and is being amortized over an estimated life of 15 years. The pro forma results of operations of REMEC and Veritek assuming Veritek was acquired on the first day of the Company's 1997 fiscal year would not be materially different from reported results.

Nanowave Technologies Inc. ("Nanowave")

In October 1997, the Company formed REMEC Canada (as a wholly owned subsidiary) for the purpose of facilitating the acquisition of Canadian companies, including the then contemplated acquisition of Nanowave, a manufacturer of amplifier based microwave and millimeter wave components and multi-function modules. Effective October 29, 1997, REMEC Canada acquired all of the outstanding common stock of Nanowave in exchange for cash consideration of $4,025,000 and 182,183 Dividend Access Shares with a fair value of $4,646,000 which was equal to the fair value of an equivalent number of common shares of the Company on the date of acquisition. These Dividend Access Shares are convertible at any time into an equivalent number of shares of REMEC Common Stock at the option of the security holder. The acquisition has been accounted for as a purchase, and accordingly, the total purchase price has been allocated to the acquired assets and liabilities assumed at their estimated fair values in accordance with the provisions of APB No. 16. The excess of the purchase price over the net assets acquired of $11,130,000 has been recorded as intangible assets (acquired technology, trademarks, assembled workforce and goodwill), and will be amortized over periods ranging from 9 to 15 years.

Assuming that the acquisition of Nanowave had occurred on the first day of the Company's fiscal year ended January 31, 1997, pro forma condensed consolidated results of operations would be as follows (in thousands except per share amounts):

                                                         YEARS ENDED JANUARY 31,
                                                         ------------------------
                                                            1998          1997
                                                         ----------    ----------
                                                               (UNAUDITED)
Net sales..............................................   $160,581      $124,434
Net income.............................................     14,288         4,441
Earnings per share:
  Basic................................................   $    .68      $    .27
  Diluted..............................................   $    .66      $    .26

RF Microsystems, Inc. ("RFM")

Effective April 30, 1996, the Company acquired all of the outstanding common stock of RFM and certain other assets in exchange for cash consideration of approximately $4,066,000. RFM provided satellite communications engineering services to agencies of the US Government. The acquisition was accounted for as a purchase, and accordingly, the total purchase price was allocated to the acquired assets and liabilities assumed at their estimated fair values in accordance with the provisions of Accounting Principles Board Opinion No. 16. The excess of the purchase price over the net assets acquired of $3,559,000 was recorded as intangible assets, and was being amortized over an estimated life of 15 years. Upon completion of the acquisition, certain tangible and intangible assets associated with the design and production of commercial wireless products with a fair value of approximately $3.8 million were transferred to another subsidiary of the Company. On August 26, 1997, the Company sold its RFM subsidiary in exchange for cash consideration of $5.0 million. The sale resulted in an after-tax gain of $1,728,000 or $.08 per share. The Company's consolidated financial statements include the results of RFM from April 30, 1996 through August 26, 1997.

                                  REMEC, INC.

3. FINANCIAL STATEMENT DETAILS

Inventories

Inventories consist of the following:

                                                           JANUARY 31,
                                                    --------------------------
                                                       1998           1997
                                                    -----------    -----------
Raw Materials.....................................  $16,087,158    $10,017,387
Work in progress..................................   14,968,767     11,687,168
                                                    -----------    -----------
                                                     31,055,925     21,704,555
Less unliquidated progress payments...............     (674,984)    (2,372,499)
                                                    -----------    -----------
                                                    $30,380,941    $19,332,056
                                                    ===========    ===========

Inventories related to contracts with prime contractors to the US Government included capitalized general and administrative expenses of $2,076,000 and $1,642,000 at January 31, 1998 and 1997, respectively.

Property, Plant and Equipment

Property, plant and equipment consist of the following:

                                                          JANUARY 31,
                                                  ----------------------------
                                                      1998            1997
                                                  ------------    ------------
Land, building and improvements.................  $  3,293,776    $  3,351,885
Machinery and equipment.........................    54,574,755      37,932,615
Furniture and fixtures..........................     3,270,147       2,312,295
Leasehold improvements..........................     3,049,130       2,364,977
                                                  ------------    ------------
                                                    64,187,808      45,961,772
Less accumulated depreciation and
  amortization..................................   (32,198,874)    (27,418,367)
                                                  ------------    ------------
                                                  $ 31,988,934    $ 18,543,405
                                                  ============    ============

Intangible and Other Assets

Intangible and other assets consist of the following:

                                                            JANUARY 31,
                                                     -------------------------
                                                        1998           1997
                                                     -----------    ----------
Acquired technology................................  $ 8,358,556    $3,559,000
Goodwill...........................................    7,775,775     1,489,619
Trademarks and other intangible assets.............    2,250,000            --
                                                     -----------    ----------
                                                      18,384,331     5,048,619
Less accumulated amortization......................   (1,391,456)     (624,833)
                                                     -----------    ----------
                                                      16,992,875     4,423,786
Other assets.......................................      239,366       379,521
                                                     -----------    ----------
                                                     $17,232,241    $4,803,307
                                                     ===========    ==========

4. BANK REVOLVING TERM CREDIT FACILITY AND LINE-OF-CREDIT

The Company has a $9,000,000 working capital line-of-credit with a bank, which expires July 1, 1998. Interest is due monthly on advances at the bank's prime interest rate (8.5% at January 31, 1998). At January 31, 1998, there were no outstanding borrowings on the facility.

The Company also has a $8,000,000 term credit facility with the bank which is available until July 1, 1998. Outstanding borrowings at July 1, 1998 under this facility automatically convert into a term note payable in 42 monthly installments. Interest is due monthly on advances under the facility at the bank's prime interest rate. At January 31, 1998, there were no outstanding borrowings on the facility.

                                  REMEC, INC.

Advances under these agreements are secured by substantially all assets of the Company. The agreements also contain covenants which require the Company to maintain certain financial ratios, achieve specified levels of profitability, restrict the incurrence of additional debt, restrict the incurrence of capital expenditures in excess of specified amounts, limit the payment of cash dividends, and include certain other restrictions. As of January 31, 1998, the Company was in compliance with all covenants specified.

5. SHAREHOLDERS' EQUITY

Equity Offerings

In January 1997, the Company issued in a public offering an additional 3,618,750 shares of common stock. The net proceeds from this offering were $51,971,875. Certain shareholders also sold 1,125,000 shares as part of this offering.

In February 1996, the Company completed an initial public offering ("IPO") of its common stock in which the Company issued a total of 3,397,340 shares of common stock. The net proceeds from the offering were $15,649,209. Concurrent with the closing of the Company's IPO, all of the then outstanding shares of the Company's preferred stock were converted into 1,616,864 shares of common stock. In connection with the Company's IPO, certain shareholders also sold 1,777,660 shares as part of the offering.

Dividends

In the year ended January 31, 1996, the Company paid a cash dividend of $.01 per share including a payment to preferred shareholders on an as converted basis. The Company's Q-bit subsidiary also paid a cash dividend totaling $64,670 during the fiscal year ended January 31, 1996. The Company currently anticipates that it will not pay dividends in the foreseeable future.

Stock Option Plans

The Company's 1995 Equity Incentive Plan provides for the grant of incentive stock options, non-qualified stock options, restricted stock awards, stock purchase rights or performance shares to employees and non-employee directors of the Company. During fiscal 1998, the Company's shareholders approved an increase in the number of shares available for issuance under the Plan by 2,250,000 shares to a total of 3,375,000 shares of common stock. The exercise price of the incentive stock options must at least equal the fair market value of the common stock on the date of grant, and the exercise price of non-qualified options may be no less than 85% of the fair market value of the common stock on the date of grant. Options granted under the plans vest over a period of three to four years and expire from four and one-half years to nine years from the date of grant.

The Company had maintained previous stock option plans prior to the inception of the 1995 Equity Incentive Plan. These incentive plans were terminated upon the closing of the Company's IPO in February 1996 and all outstanding options remain exercisable in accordance with their original terms.

A summary of the Company's stock option activity and related information is as follows:

                                                            YEARS ENDED JANUARY 31,
                                         --------------------------------------------------------------
                                                 1998                  1997                 1996
                                         --------------------   ------------------   ------------------
                                                     WEIGHTED             WEIGHTED             WEIGHTED
                                                     AVERAGE              AVERAGE              AVERAGE
                                                     EXERCISE             EXERCISE             EXERCISE
                                          OPTION      PRICE     OPTION     PRICE     OPTION     PRICE
                                         ---------   --------   -------   --------   -------   --------
Outstanding -- beginning of year.......    928,538    $ 7.71    305,380    $2.25     230,046    $2.07
  Granted..............................  1,024,214     22.42    668,012     9.90     128,501     2.65
  Exercised............................   (170,965)     4.37    (37,649)    2.37     (26,865)    2.36
  Forfeited............................    (90,813)    10.17     (7,205)    6.79     (26,302)    2.61
                                         ---------    ------    -------    -----     -------    -----
Outstanding -- end of year.............  1,690,974    $16.86    928,538    $7.71     305,380    $2.25
                                         =========    ======    =======    =====     =======    =====

                                  REMEC, INC.

The following table summarizes by price range the number, weighted average exercise price and weighted average life (in years) of options outstanding and the number and weighted average exercise price of exercisable options as of January 31, 1998:

                             TOTAL OUTSTANDING         TOTAL EXERCISABLE
                       -----------------------------   ------------------
                                   WEIGHTED AVERAGE              WEIGHTED
                        NUMBER     -----------------   NUMBER    AVERAGE
                          OF       EXERCISE              OF      EXERCISE
     PRICE RANGE        SHARES       PRICE     LIFE    SHARES     PRICE
     -----------       ---------   ---------   -----   -------   --------
$ 1.61 - $ 7.40          191,120    $ 2.18      2.2    103,780    $ 2.13
$ 7.41 - $11.10          338,350    $ 9.55      2.8     85,439    $ 9.51
$11.11 - $14.80          325,919    $14.14      3.3     48,052    $13.96
$14.81 - $22.20          484,676    $20.89      3.8     16,535    $15.15
$22.21 - $25.90          168,875    $25.37      3.8         --        --
$25.91 - $37.00          182,034    $32.99      4.0         --        --
                       ---------                       -------
Total Plan             1,690,974    $16.86      3.3    253,806    $ 7.71
                       =========                       =======

At January 31, 1998, options for 1,641,746 shares were available for future grant.

Pro forma information regarding net income and net income per share is required by Statement 123, and has been determined as if the Company has accounted for its employee stock options and employee stock purchase plan shares under the fair value method of that statement. The fair value of these options or employee stock purchase rights was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for 1998 and 1997, respectively: risk-free interest rates of 6.0%; dividend yields of 0%; volatility factors of the expected market price of the Company's common stock of 71.3% and 90.9%, a weighted-average life of the option of 3.2 years; and a weighted-average life of the stock purchase rights of three months.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options and rights under the employee stock purchase plan have characteristics significantly different from those of trade options, and because changes in the subjective assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair market value of its employee stock options or the rights granted under the employee stock purchase plan.

For purposes of pro forma disclosures, the estimated fair value of the options and the shares granted under the employee stock purchase plan is amortized to expense over their respective vesting or option periods. The effects of applying Statement 123 for pro forma disclosure purposes are not likely to be representative of the effects on pro forma net income in future years because they do not take into consideration pro forma compensation expense related to grants made prior to 1996. The Company's pro forma information follows:

                                                        YEARS ENDED JANUARY 31,
                                                ---------------------------------------
                                                   1998           1997          1996
                                                -----------    ----------    ----------
Net income:
  As reported.................................  $14,735,358    $4,972,323    $3,599,044
  Pro forma...................................   10,603,372     2,083,189     3,589,792
Earning per share:
  As reported --
     Basic....................................  $       .71    $      .30    $      .28
     Diluted..................................          .68           .30           .28
  Pro forma --
     Basic....................................  $       .51    $      .13    $      .28
     Diluted..................................          .49           .12           .28
Weighted average fair value of options granted
  during the year.............................  $     11.48    $     5.09    $      .52

                                  REMEC, INC.

Stock Purchase Plan

The Company's Employee Stock Purchase Plan (the "Purchase Plan") provides for the issuance of shares of the Company's common stock to eligible employees. During fiscal 1998, the Company's shareholders approved an increase in the number of shares available for issuance under the Plan by 825,000 shares to a total of 1,200,000 shares of common stock. The price of the common shares purchased under the Purchase Plan will be equal to 85% of the fair market value of the common shares on the first or last day of the offering period, whichever is lower. As of January 31, 1998, 702,127 shares remain available for issuance under the Purchase Plan.

6. COMMITMENTS

Deferred Savings Plan

The Company has established a Deferred Savings Plan for its employees, which allows participants to make contributions by salary reduction pursuant to section 401(k) of the Internal Revenue Code. The Company matches contributions up to $100 per quarter, per employee, subject to the attainment of certain quarterly profit levels by the Company. Employees vest immediately in their contributions and Company contributions vest over a two year period. The Company has charged to operations contributions of approximately $399,000, $218,000 and $88,000 for the years ended January 31, 1998, 1997 and 1996, respectively.

Prior to its acquisition in fiscal 1997, the Company's Magnum subsidiary maintained a separate defined contribution 401(k) retirement plan for substantially all of its employees. Magnum made contributions to this plan of $88,000 for fiscal 1996. This plan was merged into the REMEC plan in March 1997.

The Company's C&S Hybrid subsidiary maintained a separate defined contribution 401(k) retirement plan for substantially all of its employees. C&S Hybrid made contributions to this plan of $42,000 and $33,000 for fiscal 1997 and 1996, respectively. This plan was merged into the REMEC plan in February 1998.

Prior to its acquisition in fiscal 1998, the Company's Q-bit subsidiary maintained a separate defined contribution 401(k) retirement plan for substantially all of its employees. Q-bit made contributions to this plan of $95,000 and $54,000 for fiscal 1997 and 1996, respectively. This plan was merged into the REMEC plan in April 1998.

Leases

The Company leases offices and production facilities under noncancelable agreements classified as operating leases. At January 31, 1998, future minimum payments under these operating leases are as follows:

                                                               OPERATING
                                                                LEASES
                                                              -----------
1999........................................................  $ 3,464,000
2000........................................................    3,595,000
2001........................................................    1,918,000
2002........................................................      989,000
2003........................................................      842,000
Thereafter..................................................    1,093,000
                                                              -----------
Total minimum lease payments................................  $11,901,000
                                                              ===========

Certain of these lease agreements provide for annual rental adjustments based on changes in the Consumer Price Index. Certain of these lease agreements also include renewal options.

At January 31, 1997, equipment under capital leases amounted to $1,231,000. Related accumulated amortization for the same period of time was $440,000. During fiscal 1998, all obligations under capital leases were repaid and ownership of the related assets was transferred to the Company.

Rent expense totaled $3,186,000, $2,717,000 and $2,587,000 during fiscal 1998,
1997 and 1996, respectively.

                                  REMEC, INC.

7. INCOME TAXES

For financial reporting purposes, income before taxes includes the following components:

                                                YEARS ENDED JANUARY 31,
                                        ---------------------------------------
                                           1998           1997          1996
                                        -----------    ----------    ----------
Pretax income:
United States.........................  $22,369,180    $8,988,990    $6,027,702
Foreign...............................      866,977            --            --
                                        -----------    ----------    ----------
                                        $23,236,157    $8,988,990    $6,027,702
                                        ===========    ==========    ==========

Significant components of the Company's deferred tax liabilities and assets are as follows:

                                                                    JANUARY 31,
                                                              ------------------------
                                                                 1998          1997
                                                              ----------    ----------
Deferred tax liabilities:
  Tax over book depreciation................................  $4,270,000    $1,293,000
  Inventory costs capitalization............................     846,000       248,000
  Other.....................................................       2,000        47,000
                                                              ----------    ----------
                                                               5,118,000     1,588,000
                                                              ----------    ----------
Deferred tax assets:
  Inventory and other reserves..............................   3,696,000     1,771,000
  Deferred rent.............................................      65,000       108,000
  Accrued expenses..........................................   1,623,000     1,221,000
  Other.....................................................     858,000       342,000
                                                              ----------    ----------
Total deferred tax assets...................................   6,242,000     3,442,000
                                                              ----------    ----------
Net deferred tax assets.....................................  $1,124,000    $1,854,000
                                                              ==========    ==========

The provision for taxes based on income consists of the following:

                                                        YEARS ENDED JANUARY 31,
                                                ---------------------------------------
                                                   1998           1997          1996
                                                -----------    ----------    ----------
Current:
  Federal.....................................  $ 7,933,000    $3,910,000    $2,619,000
  Foreign.....................................      308,000            --            --
  State.......................................    1,634,000       874,000       588,000

Deferred:
  Federal.....................................   (1,188,000)     (646,000)     (624,000)
  State.......................................    ( 186,000)     (121,000)     (154,000)
                                                -----------    ----------    ----------
                                                $ 8,501,000    $4,017,000    $2,429,000
                                                ===========    ==========    ==========

A reconciliation of the effective tax rates and the statutory Federal income tax rate is as follows:

                                                       YEARS ENDED JANUARY 31,
                                      ---------------------------------------------------------
                                            1998                1997                1996
                                      ----------------    ----------------    -----------------
                                        AMOUNT      %       AMOUNT      %       AMOUNT       %
                                      ----------   ---    ----------   ---    ----------    ---
Tax at Federal rate.................  $8,115,000   35%    $3,146,000   35%    $2,110,000    35%
State income tax net of federal.....     941,000     4       605,000     7       295,000      5
Loss (Earnings) distributed to S
  Corporation shareholders..........    (642,000)   (2)      438,000     5       (78,000)    (2)
Other...............................      87,000    --      (172,000)   (2)      102,000      2
                                      ----------   ---    ----------   ---    ----------    ---
                                      $8,501,000   37%    $4,017,000   45%    $2,429,000    40%
                                      ==========   ===    ==========   ===    ==========    ===

Prior to its acquisition by the Company in October 1997, Q-bit Corporation had elected to be treated as an "S corporation" for income tax purposes and, accordingly, any liability for income taxes was that of the shareholders and not Q-bit.

                                  REMEC, INC.

8. SIGNIFICANT CUSTOMERS AND EXPORT SALES

During fiscal 1998 and 1997, respectively, one customer accounted for 14% and 13% of the Company's net sales. No customer accounted for more than 10% of the Company's net sales during 1996.

Export sales were 7%, 7% and 11% of net sales for fiscal 1998, 1997 and 1996, respectively.

9. RELATED PARTY TRANSACTIONS

An officer of the Company holds certain interests in various suppliers to one of the Company's subsidiaries. Amounts paid to these suppliers in fiscal 1998, 1997 and 1996 totaled $2,667,000, $1,054,000 and $307,000, respectively.

10. SUBSEQUENT EVENT

In March 1998, the Company sold in an underwritten public offering an additional 1,990,000 shares of common stock. The net proceeds received by the Company from this offering totaled approximately $49.6 million. Certain shareholders of the Company also sold 1,000,000 shares as part of this offering.

                        PART I -- FINANCIAL INFORMATION

ITEM 1

                                  REMEC, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                     ASSETS

                                                              OCTOBER 30,     JANUARY 31,
                                                                  1998            1998
                                                              ------------    ------------
Current assets:
  Cash and cash equivalents.................................  $ 80,702,480    $ 41,937,101
  Accounts receivable, net..................................    22,758,458      25,494,474
  Inventories, net..........................................    35,077,302      30,380,941
  Prepaid expenses and other current assets.................     8,979,476       6,831,010
                                                              ------------    ------------
          Total current assets..............................   147,517,716     104,643,526
  Property, plant and equipment, net........................    40,622,330      31,988,934
  Intangible and other assets, net..........................    17,221,345      17,232,241
                                                              ------------    ------------
                                                              $205,361,391    $153,864,701
                                                              ============    ============

                           LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable..........................................  $  5,008,749    $  8,531,756
  Accrued expenses..........................................     9,547,204      11,616,242
                                                              ------------    ------------
          Total current liabilities.........................    14,555,953      20,147,998
  Deferred income taxes and other long-term liabilities.....     4,825,507       5,222,169
  Shareholders' equity......................................   185,979,931     128,494,534
                                                              ------------    ------------
                                                              $205,361,391    $153,864,701
                                                              ============    ============

                            See accompanying notes.

                                  REMEC, INC.

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)

                                          THREE MONTHS ENDED             NINE MONTHS ENDED
                                      --------------------------    ----------------------------
                                      OCTOBER 30,    OCTOBER 31,    OCTOBER 30,     OCTOBER 31,
                                         1998           1997            1998            1997
                                      -----------    -----------    ------------    ------------
Net sales...........................  $35,165,597    $38,560,919    $120,551,662    $111,850,276
Cost of sales.......................   25,226,316     26,788,816      85,972,678      77,861,350
                                      -----------    -----------    ------------    ------------
Gross profit........................    9,939,281     11,772,103      34,578,984      33,988,926
Operating expenses:
  Selling, general and
     administrative.................    6,775,900      6,442,512      21,766,652      18,008,794
  Research and development..........    2,061,994      1,217,040       5,553,352       3,862,233
                                      -----------    -----------    ------------    ------------
          Total operating
            expenses................    8,837,894      7,659,552      27,320,004      21,871,027
                                      -----------    -----------    ------------    ------------
  Income from operations............    1,101,387      4,112,551       7,258,980      12,117,899
  Gain on sale of subsidiary........           --      2,833,240              --       2,833,240
  Interest income...................      798,683        608,390       2,266,663       1,833,624
                                      -----------    -----------    ------------    ------------
  Income before provision for income
     taxes..........................    1,900,070      7,554,181       9,525,643      16,784,763
  Provision for income taxes........      554,232      2,621,027       1,246,819       5,993,812
                                      -----------    -----------    ------------    ------------
  Net income........................  $ 1,345,838    $ 4,933,154    $  8,278,824    $ 10,790,951
                                      ===========    ===========    ============    ============
Earnings per share:
  Basic.............................  $      0.06    $      0.24    $       0.36    $       0.52
                                      ===========    ===========    ============    ============
  Diluted...........................  $      0.06    $      0.23    $       0.35    $       0.50
                                      ===========    ===========    ============    ============
Shares used in computing earnings
  per share:
  Basic.............................   23,177,000     20,881,000      22,993,000      20,747,000
                                      ===========    ===========    ============    ============
  Diluted...........................   23,293,000     21,876,000      23,403,000      21,549,000
                                      ===========    ===========    ============    ============

                            See accompanying notes.

                                  REMEC, INC.

      CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                                  (UNAUDITED)

                                   COMMON STOCK
                               ---------------------     PAID-IN       RETAINED
                                 SHARES      AMOUNT      CAPITAL       EARNINGS        TOTAL
                               ----------   --------   ------------   -----------   ------------
Balance at January 31,
  1998.......................  21,182,663   $211,828   $ 95,838,167   $32,444,539   $128,494,534
Issuance of common shares in
  stock offering.............   1,990,000     19,900     49,543,600            --     49,563,500
Issuance of common shares
  upon exercise of stock
  options....................      80,768        807        403,079            --        403,886
Issuance of common shares
  under employee stock
  purchase plan..............     193,749      1,937      1,732,406            --      1,734,343
Issuance of common shares....      39,627        396        355,854            --        356,250
Purchase and retirement of
  common shares..............    (366,500)    (3,665)    (2,847,741)           --     (2,851,406)
Net income...................          --         --             --     8,278,824      8,278,824
                               ----------   --------   ------------   -----------   ------------
Balance at October 30,
  1998.......................  23,120,307   $231,203   $145,025,365   $40,723,363   $185,979,931
                               ==========   ========   ============   ===========   ============

                            See accompanying notes.

                                  REMEC, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                   NINE MONTHS ENDED
                                                              ----------------------------
                                                              OCTOBER 30,     OCTOBER 31,
                                                                  1998            1997
                                                              ------------    ------------
OPERATING ACTIVITIES
Net income..................................................  $  8,278,824    $ 10,790,951
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................     6,826,722       3,916,830
  Gain on sale of subsidiary................................            --      (2,833,240)
Changes in operating assets and liabilities:
  Accounts receivable.......................................     2,736,016      (4,260,780)
  Inventories...............................................    (4,696,361)     (7,644,546)
  Prepaid expenses and other current assets.................    (2,148,466)        245,308
  Accounts payable..........................................    (3,523,007)      1,145,856
  Accrued expenses, deferred income taxes and other
     long-term liabilities..................................    (2,465,700)         37,894
                                                              ------------    ------------
     Net cash provided by operating activities..............     5,008,028       1,398,273
INVESTING ACTIVITIES
Additions to property, plant and equipment..................   (14,262,226)    (10,785,093)
Proceeds from sale of subsidiary............................            --       5,000,000
Payment for acquisitions, net of cash acquired..............            --      (5,066,075)
Other assets................................................    (1,186,996)        539,001
                                                              ------------    ------------
     Net cash used by investing activities..................   (15,449,222)    (10,312,167)
FINANCING ACTIVITIES
Borrowings under credit facilities and long-term debt.......            --      11,628,387
Repayments on credit facilities and long-term debt..........            --     (18,553,066)
Proceeds from sale of common shares.........................    52,057,979       1,877,754
Purchase and retirement of common shares....................    (2,851,406)             --
                                                              ------------    ------------
     Net cash provided (used) by financing activities.......    49,206,573      (5,046,925)
                                                              ------------    ------------
Increase (decrease) in cash and cash equivalents............    38,765,379     (13,960,819)
Cash and cash equivalents at beginning of period............    41,937,101      63,172,362
Adjustment for net cash activity of pooled companies........            --        (326,504)
                                                              ------------    ------------
     Cash and cash equivalents at end of period.............  $ 80,702,480    $ 48,885,039
                                                              ============    ============

                            See accompanying notes.

                                  REMEC, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. QUARTERLY FINANCIAL STATEMENTS

The interim condensed consolidated financial statements included herein have been prepared by REMEC, Inc. (the "Company") without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). Certain information and footnote disclosures, normally included in annual financial statements, have been condensed or omitted pursuant to such SEC rules and regulations; nevertheless, management of the Company believes that the disclosures herein are adequate to make the information presented not misleading. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto for the year ended January 31, 1998 included in the Company's Annual Report on Form 10-K. In the opinion of management, the condensed consolidated financial statements included herein reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the consolidated financial position of the Company as of October 30, 1998 and the results of its operations for the three and nine month periods ended October 30, 1998 and October 31, 1997. The results of operations for the interim periods ended October 30, 1998 are not necessarily indicative of the results which may be reported for any other interim period or for the entire fiscal year.

In June 1997, the Financial Accounting Standards Board issued FAS No. 130, "Reporting Comprehensive Income" and FAS No. 131, "Segment Information." Both of these standards are effective for fiscal years beginning after December 15, 1997. FAS No. 130 requires that all components of comprehensive income, including net income, be reported in the financial statements in the period in which they are recognized. Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Net income and other comprehensive income, including foreign currency translation adjustments, and unrealized gains and losses on investments, shall be reported, net of their related tax effect, to arrive at comprehensive income. Comprehensive income is not materially different than reported net income for the three and nine month periods ended October 30, 1998 and October 31, 1997. FAS No. 131 amends the requirements for public enterprises to report financial and descriptive information about its reportable operating segments. Operating segments, as defined in FAS No. 131, are components of an enterprise for which separate financial information is required to be reported on the basis that is used internally for evaluating the segment performance. The Company believes it operates in one business and operating segment and that adoption of these standards will not have a material impact on the Company's financial statements.

The statements in this report on Form 10-Q that relate to future plans, events or performance are forward-looking statements. Actual results could differ materially due to a variety of factors, including the Company's success in penetrating the commercial wireless market, risks associated with the cancellation or reduction of orders by significant commercial or defence customers, trends in the commercial wireless and defence markets, risks of cost overruns and product nonperformance and other factors and considerations described in the Company's Annual Report on Form 10-K, and the other documents the company files from time to time with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Other than as required by applicable law, the Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

2. NET INCOME PER SHARE

The Company presents its earnings per share information in accordance with FAS No. 128, "Earnings per Share." Statement 128 replaced the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share, which includes the dilutive effects of options, warrants and convertible securities, is very similar to the previously reported fully diluted earning per share. All earnings per share amounts for all periods have been presented, and where necessary, restated to conform to the Statement 128 requirements.

                                  REMEC, INC.

                                  (UNAUDITED)

The following table reconciles the shares used in computing basic and diluted earnings per share for the periods indicated:

                                                THREE MONTHS ENDED            NINE MONTHS ENDED
                                            --------------------------    --------------------------
                                            OCTOBER 30,    OCTOBER 31,    OCTOBER 30,    OCTOBER 31,
                                               1998           1997           1998           1997
                                            -----------    -----------    -----------    -----------
Weighted average common shares outstanding
  used in basic earnings per share
  calculation.............................  23,177,000     20,881,000     22,993,000     20,747,000
Effect of dilutive stock options..........     116,000        995,000        410,000        802,000
                                            ----------     ----------     ----------     ----------
Shares used in diluted earnings per share
  calculation.............................  23,293,000     21,876,000     23,403,000     21,549,000
                                            ==========     ==========     ==========     ==========

3. INVENTORIES

Inventories consist of the following:

                                                    OCTOBER 30,    JANUARY 31,
                                                       1998           1998
                                                    -----------    -----------
Raw materials.....................................  $21,382,292    $16,087,158
Work in progress..................................   13,940,291     14,968,767
                                                    -----------    -----------
                                                     35,322,583     31,055,925
Less unliquidated progress payments...............     (245,281)      (674,984)
                                                    -----------    -----------
                                                    $35,077,302    $30,380,941
                                                    ===========    ===========

Inventories related to contracts with prime contractors to the US Government included capitalized general and administrative expenses of $2,168,000 and $2,076,000 at October 30, 1998 and January 31, 1998, respectively.

4. EQUITY OFFERING

In March 1998, the Company sold in an underwritten public offering an additional 1,990,000 shares of common stock. The net proceeds received by the Company from this offering totaled approximately $49.6 million. Certain shareholders of the Company also sold 1,000,000 shares as part of this offering.

                                  APPENDIX III

                          AIRTECH FINANCIAL STATEMENTS

1.   Report of Arthur Andersen, Independent Auditors........    III-2
2.   Report of Binder Hamlyn, Independent Auditors..........    III-3
3.   Audited Annual Financial Statements....................    III-4
4.   Unaudited Six Month Financial Statements...............   III-19

                                      III-1

                          [ARTHUR ANDERSEN LETTERHEAD]

TO THE SHAREHOLDERS OF AIRTECH PLC

We have audited the financial statements on pages III-4 to III-17 which have been prepared under the historical cost convention and the accounting policies set out on pages III-6 and III-7.

RESPECTIVE RESPONSIBILITIES OF DIRECTORS AND AUDITORS

The company's directors are responsible for the preparation of the financial statements. It is our responsibility to form an independent opinion, based on our audit, on those statements and to report our opinion to you.

BASIS OF OPINION

We conducted our audit in accordance with generally accepted auditing standards in the United Kingdom which are substantially equivalent to auditing standards in the United States of America and for which purpose our report is dual dated in respect of note 28. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the circumstances of the Group, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we have also evaluated the overall adequacy of the presentation of information in the financial statements.

OPINION

In our opinion the financial statements give a true and fair view of the state of affairs of the Group at December 31, 1997, and of the Group's profit and cash flows for the year then ended in accordance with generally accepted accounting principles in the United Kingdom.

/s/ ARTHUR ANDERSEN
---------------------------------------------------------
Arthur Andersen
Chartered Accountants
St. Albans, England
21 April 1998, except for Note 28 as to which the date is 5 March 1999.

                                      III-2

                           [BINDER HAMLYN LETTERHEAD]

TO THE SHAREHOLDERS OF AIRTECH PLC

We have audited the financial statements on pages III-4 to III-17 which have been prepared under the historical cost convention and the accounting policies set out on pages III-6 and III-7.

RESPECTIVE RESPONSIBILITIES OF DIRECTORS AND AUDITORS

The company's directors are responsible for the preparation of the financial statements. It is our responsibility to form an independent opinion, based on our audit, on those statements and to report our opinion to you.

BASIS OF OPINION

We conducted our audit in accordance with generally accepted auditing standards in the United Kingdom which are substantially equivalent to auditing standards in the United States of America. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgments made by the directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the circumstances of the Group, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we have also evaluated the overall adequacy of the presentation of information in the financial statements.

OPINION

In our opinion the financial statements give a true and fair view of the state of affairs of the Group at December 31, 1996 and of the Group's loss and cash flows for each of the years ended 1995 and 1996 in accordance with generally accepted accounting principles in the United Kingdom.

/s/ BINDER HAMLYN
---------------------------------------------------------
Binder Hamlyn
London, England
26 March 1997

                                      III-3

                                  AIRTECH PLC

                      AUDITED ANNUAL FINANCIAL STATEMENTS

                     CONSOLIDATED PROFIT AND LOSS ACCOUNTS

                                                  1997
                                   ----------------------------------
                                       PRE       EXCEPTIONAL
                           NOTES   EXCEPTIONAL      COSTS      TOTAL
                           -----   -----------   -----------   ------
                                     L000'S        L000'S      L000'S
Turnover.................    1       21,315           --       21,315
Cost of Sales............            14,985           --       14,985
                                     ------         ----       ------
Gross Profit.............             6,330           --        6,330
Selling & Distribution
  Costs..................             1,325           --        1,325
Administrative Expenses..             4,321          455        4,776
                                     ------         ----       ------
Operating Result.........    2          684         (455)         229
Interest receivable and
  similar income.........    5          157           --          157
Interest payable and
  similar charges........    5         (136)          --         (136)
                                     ------         ----       ------
Profit/(Loss) on ordinary
  activities before
  taxation...............               705         (455)         250
                                     ------         ----       ------
Taxation on profit/(loss)
  on ordinary
  activities.............    6                                   (145)
                                                               ------
Profit/(Loss) on ordinary
  activities after
  taxation...............                                         105
                                                               ------
Retained Profit/(Loss)
  for the financial
  year...................   17                                    105
                                                               ======
Basic earnings/(loss) per
  share..................    7                                   0.23p
Fully diluted earnings
  per share..............    7                                   0.21p

                                           1996                                  1995
                           ------------------------------------   ----------------------------------
                                PRE        EXCEPTIONAL                PRE       EXCEPTIONAL
                            EXCEPTIONAL       COSTS      TOTAL    EXCEPTIONAL      COSTS      TOTAL
                           -------------   -----------   ------   -----------   -----------   ------
                              L000'S         L000'S      L000'S     L000'S        L000'S      L000'S
Turnover.................      8,221            --       8,221       2,834          --        2,834
Cost of Sales............      5,436            --       5,436       1,650          --        1,650
                               -----           ---       -----       -----           --       -----
Gross Profit.............      2,785            --       2,785       1,184          --        1,184
Selling & Distribution
  Costs..................        518            --         518         393          --          393
Administrative Expenses..      2,837            73       2,910       1,025          --        1,025
                               -----           ---       -----       -----           --       -----
Operating Result.........       (570)          (73)       (643)       (234)         --         (234)
Interest receivable and
  similar income.........         93            --          93          26          --           26
Interest payable and
  similar charges........       (118)           --        (118)        (42)         --          (42)
                               -----           ---       -----       -----           --       -----
Profit/(Loss) on ordinary
  activities before
  taxation...............       (595)          (73)       (668)       (250)         --         (250)
                               -----           ---       -----       -----           --       -----
Taxation on profit/(loss)
  on ordinary
  activities.............                                   --                                   --
                                                         -----                                -----
Profit/(Loss) on ordinary
  activities after
  taxation...............                                 (668)                                (250)
                                                         -----                                -----
Retained Profit/(Loss)
  for the financial
  year...................                                 (668)                                (250)
                                                         =====                                =====
Basic earnings/(loss) per
  share..................                                (2.27)p                              (1.00)p
Fully diluted earnings
  per share..............                                  N/A                                  N/A

All the above results derive from continuing activities and there were no acquisitions in any period.

The accompanying notes are an integral part of this consolidated profit and loss account.

          CONSOLIDATED STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES

                                                                1997     1996     1995
                                                               ------   ------   ------
                                                               L000'S   L000'S   L000'S
Profit/(Loss) on ordinary activities after taxation.........    105      (668)    (250)
Gain on foreign currency translation of subsidiary
  undertaking...............................................     64        --       --
                                                                ---      ----     ----
Total gains and losses recognised since last Annual Report
  and Accounts..............................................    169      (668)    (250)
                                                                ===      ====     ====

                                      III-4

                                  AIRTECH PLC

                          CONSOLIDATED BALANCE SHEETS

                                                               NOTES    1997     1996
                                                               -----   ------   ------
                                                                       L000'S   L000'S
FIXED ASSETS
Tangible Assets.............................................     8      1,686    1,336
CURRENT ASSETS
Stocks......................................................    10      3,864    3,544
Debtors.....................................................    11      6,013    3,168
Cash at Bank................................................            3,670    6,990
                                                                       ------   ------
                                                                       13,547   13,702
CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR..............    12      4,314    4,144
                                                                       ------   ------
NET CURRENT ASSETS..........................................            9,233    9,559
                                                                       ------   ------
TOTAL ASSETS LESS CURRENT LIABILITIES.......................           10,919   10,895
CREDITORS: AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR.....    13        285      451
PROVISIONS FOR LIABILITIES AND CHARGES......................    15        102       80
                                                                       ------   ------
NET ASSETS..................................................           10,532   10,363
                                                                       ======   ======
CAPITAL AND RESERVES
Called up share capital.....................................    16      2,277    2,277
Share premium account.......................................    17      9,946    9,946
Other reserves..............................................    17     (1,189)  (1,189)
Profit and loss account.....................................    17       (502)    (671)
                                                                       ------   ------
Equity shareholders' funds..................................    18     10,532   10,363
                                                                       ======   ======

The accompanying notes are an integral part of these consolidated balance sheets.

                                  AIRTECH PLC

                        CONSOLIDATED CASH FLOW STATEMENT

                                                              NOTES    1997     1996     1995
                                                              -----   ------   ------   ------
                                                                      L000'S   L000'S   L000'S
Net cash inflow/(outflow) from operating activities........    19     (1,414)  (4,112)    (669)
Returns on investments and servicing of finance............    20         21      (25)     (16)
Taxation...................................................    20         --       64        2
Capital expenditure and financial investment...............    20       (480)    (409)    (131)
                                                                      ------   ------   ------
Cash inflow/(outflow) before management of liquid reserves
  and financing............................................           (1,873)  (4,482)    (814)
Financing..................................................    20       (400)   9,405    1,468
                                                                      ------   ------   ------
Increase/(decrease) in cash in the period..................    21     (2,273)   4,923      654
                                                                      ======   ======   ======

The accompanying notes are an integral part of this consolidated cash flow statement.

                                      III-5

                                  AIRTECH PLC

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. ACCOUNTING POLICIES

a) ACCOUNTING BASIS

The financial statements have been prepared under the historical cost convention and in accordance with applicable accounting standards. A summary of the principal accounting policies are summarised below and they have been applied consistently throughout the periods reported.

b) BASIS OF CONSOLIDATION

In September 1996, as part of a demerger and reorganisation prior to flotation, Airtech plc acquired the whole of the issued share capital of Airtech Wireless Communications Limited and its two wholly owned subsidiaries, Airtech Cellular Limited and Airtech Wireless Systems Incorporated, by means of a share for share exchange. Accordingly the principles of merger accounting have been applied and the accounts consolidate the results of Airtech plc and its subsidiaries to the end of each financial period as if the Airtech plc group had been in existence throughout the whole of the periods covered by these accounts.

c) TURNOVER

Turnover represents the amounts receivable for goods and services provided in the normal course of business net of trade discounts, VAT and other related taxes.

d) RESEARCH AND DEVELOPMENT

Expenditure on research and development is written off to the profit and loss account in the year in which it is incurred unless it is specifically funded by a customer in which case it is held in sundry debtors until such time as the relevant sale is traded.

e) TANGIBLE FIXED ASSETS AND DEPRECIATION

Tangible fixed assets are stated at cost, net of depreciation. Depreciation is provided on all tangible fixed assets at rates calculated to write off the cost of each asset on a straight line basis over its expected useful life as follows:

Plant and machinery...................................  5 years
Fixtures, fittings, and tools.........................  3 to 5 years
Motor vehicles........................................  2 to 4 years
Test gear.............................................  3 to 5 years
Leasehold improvements................................  Term of lease

f) LEASED ASSETS

Assets held under finance leases , which confer rights and obligations similar to those attached to owned assets, are capitalised as tangible fixed assets and are depreciated at the appropriate rate. The capital elements of future lease obligations are recorded as liabilities, while the interest elements are charged to the profit and loss account over the period of the lease to produce a constant rate of charge on the balance of capital repayments outstanding.

Rentals payable under operating leases are charged to the profit and loss account over the term of the lease.

g) STOCKS AND WORK IN PROGRESS

Stocks and work in progress are valued at the lower of cost and net realisable value. The cost of work in progress includes materials and labour appropriate to the state of completion.

h) PENSIONS

The Group operates defined contribution pension schemes. The assets of the schemes are held separately from those of the Group in independently administered funds. The pension cost charge represents contributions payable by the Group to the funds.

                                      III-6

                                  AIRTECH PLC

1. ACCOUNTING POLICIES (CONTINUED)
i) TAXATION

Corporation tax payable is provided for at the rate ruling at the balance sheet date. Deferred taxation is calculated on the liability method in respect of timing differences. Provision is made except to the extent that a liability is not expected to crystallise.

j) FOREIGN CURRENCIES

Transactions in foreign currencies are recorded at the rate ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are translated at the rates of exchange prevailing at the balance sheet date. The results of overseas subsidiaries are translated using the average rate of exchange for the period and their balance sheets are translated at the rates of exchange ruling at the balance sheet date. Exchange differences arising on the retranslation of the opening net assets and results of overseas subsidiaries are dealt with through reserves. All other exchange gains or losses are taken to the profit and loss account.

k) WARRANTY CLAIMS

Provision is made for the expected cost of claims under product warranties granted in respect of equipment delivered and invoiced.

l) EMPLOYEE SHARE SCHEMES

The cost of awards to employees that take the form of shares or rights to shares, are recognised over the period of the employee's related performance. Where there are no performance criteria, the cost is recognised when the employee becomes unconditionally entitled to the shares. No cost is recognised in respect of SAYE schemes that are offered on similar terms to all or substantially all employees.

2. OPERATING RESULT IS STATED AFTER CHARGING:

                                                                1997     1996     1995
                                                               ------   ------   ------
                                                               L000'S   L000'S   L000'S
Depreciation
-- owned assets.............................................     224     129      103
-- leased assets............................................     193      74       17
Research and development expenditure........................   1,056     915      438
Auditors' remuneration
-- audit services...........................................      24      25        5
-- non audit services.......................................      98      83        3
Operating lease rentals
-- land and buildings.......................................     113      76       48
Loss on exchange............................................     480     425       --
                                                               =====     ===      ===

                                      III-7

                                  AIRTECH PLC

3. SEGMENTAL INFORMATION

Geographical analysis

                                EUROPE                     UNITED STATES                     OTHER                      TOTAL
                        1997     1996     1995     1997        1996         1995     1997     1996     1995     1997     1996
                       ------   ------   ------   ------   -------------   ------   ------   ------   ------   ------   ------
                       L000'S   L000'S   L000'S   L000'S      L000'S       L000'S   L000'S   L000'S   L000'S   L000'S   L000'S
Turnover by
  destination........  10,989    5,900    2,834    9,716       2,321           --      610       --       --   21,315    8,221
                       ======   ======   ======   ======      ======       ======   ======   ======   ======   ======   ======
Turnover by source...  11,599    5,900    2,834    9,716       2,321           --       --       --       --   21,315    8,221
                       ======   ======   ======   ======      ======       ======   ======   ======   ======   ======   ======
Operating
  profit/(loss)......     288     (567)    (234)     (59)        (76)          --       --       --       --      229     (643)
                       ======   ======   ======   ======      ======       ======   ======   ======   ======   ======   ======
Interest
  receivable.........                                                                                             157       93
Interest payable.....                                                                                            (136)    (118)
                                                                                                               ------   ------
Profit on ordinary
  activities before
  taxation...........                                                                                             250     (668)
                                                                                                               ======   ======
Net assets...........  10,677   10,449      563     (145)        (86)          --       --       --            10,532   10,363
                       ======   ======   ======   ======      ======       ======   ======   ======   ======   ======   ======


                        1995
                       ------
                       L000'S
Turnover by
  destination........   2,834
                       ======
Turnover by source...   2,834
                       ======
Operating
  profit/(loss)......    (234)
                       ======
Interest
  receivable.........      26
Interest payable.....     (42)
                       ------
Profit on ordinary
  activities before
  taxation...........    (250)
                       ======
Net assets...........     563
                       ======

All turnover is derived from the principal activity of the Group

4.  EXCEPTIONAL COSTS

The exceptional cost in 1997 of L455,000 comprises L 144,000 of fees in respect of the company's move from AIM to the Official List of the London Stock Exchange, and L311,000 of fees incurred in preparing for a NASDAQ Initial Public Offering. Given that the NASDAQ exercise did not proceed to its logical conclusion by 31 December 1997, the Directors have taken the view that it would be more prudent to write-off the cost incurred in the year.

The exceptional cost of L73,000 in 1996 related to one-off consultancy costs incurred in reorganising the group subsequent to its AIM flotation.

5. INTEREST

                                                                1997     1996     1995
                                                               L000'S   L000'S   L000'S
                                                               ------   ------   ------
Interest receivable
  Bank interest receivable..................................    157       93       26
                                                                ===      ===       ==
Interest payable
  On loans and overdrafts repayable within 5 years..........     72       72       22
  On finance leases repayable within 5 years................     64       46       20
                                                                ---      ---       --
                                                                136      118       42
                                                                ===      ===       ==

6. TAXATION ON PROFIT/(LOSS) ON ORDINARY ACTIVITIES

The tax charge is based on the profit/(loss) for the year and comprises:

                                                                1997     1996     1995
                                                               ------   ------   ------
                                                               L000'S   L000'S   L000'S
  Corporation Tax @ 31% (1996 33%)..........................    145       --       --
                                                                ===       ==       ==

At 31 December 1997 there are accumulated tax losses amounting to approximately L140,000 available for offset against taxable profits in future years for Airtech Wireless Systems Inc. (1996: L716,000 for the Group, 1995: L204,327).

                                      III-8

                                  AIRTECH PLC

7. EARNINGS/(LOSS) PER SHARE

The earnings/(loss) per share figures are based on the profit/(loss) on ordinary activities after taxation which is attributable to ordinary shareholders and on the weighted average number of shares in issue. They are calculated in accordance with Financial Reporting Standard number 3. The fully diluted earnings per share figure for 1997 is calculated using the weighted average number of shares and outstanding share options.

Weighted average number of ordinary shares used for
  basic earnings/(loss) per share calculation...........   45,547,830   29,378,965   24,919,088
Weighted average number of ordinary shares used for the
  fully diluted earnings per share calculation..........   49,985,807   N/A          N/A

8. TANGIBLE FIXED ASSETS

                                                                        FIXTURES,
                                                                     FITTINGS, PLANT    MOTOR
                                                         TEST GEAR    AND MACHINERY    VEHICLES   TOTAL
                                                         ---------   ---------------   --------   ------
                                                         L000'S          L000'S          L000'S   L000'S
Cost
1 January 1997........................................     1,070            540           96      1,706
Additions.............................................       367            376           31        774
Disposals.............................................        --             --          (74)       (74)
                                                           -----          -----          ---      -----
31 December 1997......................................     1,437            916           53      2,406
                                                           -----          -----          ---      -----
Depreciation
1 January 1997........................................       158            142           70        370
Charge for the year...................................       223            184           10        417
Disposals.............................................        --             --          (67)       (67)
                                                           -----          -----          ---      -----
31 December 1997......................................       381            326           13        720
                                                           -----          -----          ---      -----
Net book value
Owned Assets..........................................       178            590           --        768
Leased Assets.........................................       878             --           40        918
                                                           -----          -----          ---      -----
31 December 1997......................................     1,056            590           40      1,686
                                                           =====          =====          ===      =====
Owned Assets..........................................        78            398            7        483
Leased Assets.........................................       834             --           19        853
                                                           -----          -----          ---      -----
31 December 1996......................................       912            398           26      1,336
                                                           =====          =====          ===      =====

9. SUBSIDIARY UNDERTAKINGS

                                                                  PERCENTAGE
                                                 CLASS OF SHARE      HELD      PRINCIPAL ACTIVITIES
                                                 --------------   ----------   --------------------
Airtech Wireless Communications Limited.......   Ordinary            100%      Intermediate holding
                                                 Preference          100%      company
Airtech Cellular Limited......................   Ordinary            100%*     Design and production
Airtech Wireless Inc. (USA)...................   Ordinary           100%*      of frequency filtering
                                                                               and combining equipment
                                                                               Supply of frequency
                                                                               filtering and combining
                                                                               equipment

---------------
* Both Airtech Cellular Limited and Airtech Wireless Inc. are wholly owned subsidiaries of Airtech Wireless Communications Limited

                                      III-9

                                  AIRTECH PLC

10. STOCKS

                                                                1997      1996
                                                               ------    ------
                                                               L000'S    L000'S
Component stock.............................................   2,104     2,699
Work in progress............................................     705        76
Finished goods..............................................   1,055       769
                                                               -----     -----
                                                               3,864     3,544
                                                               =====     =====

11. DEBTORS

                                                                1997      1996
                                                               ------    ------
                                                               L000'S    L000'S
Trade Debtors...............................................   5,472     2,525
Other debtors including taxation and social security........     169       523
Prepayments and accrued income..............................     370       118
Corporation tax recoverable.................................       2         2
                                                               -----     -----
                                                               6,013     3,168
                                                               =====     =====

12. CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

                                                                1997      1996
                                                               ------    ------
                                                               L000'S    L000'S
Obligations under finance leases............................     371       318
Bank overdraft..............................................     512     1,574
Bank loan...................................................      --        18
Trade Creditors.............................................   2,158     2,061
Corporation tax.............................................     145        --
Other taxes and social security costs.......................     101        92
Other creditors and accruals................................   1,027        81
                                                               -----     -----
                                                               4,314     4,144
                                                               =====     =====

13. CREDITORS: AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR

                                                                1997      1996
                                                               ------    ------
                                                               L000'S    L000'S
Obligations under finance leases............................     285       429
Bank loan...................................................      --        22
                                                               -----     -----
                                                                 285       451
                                                               =====     =====

Bank loans and overdrafts are secured by an unlimited debenture over the assets of Airtech Cellular Limited, an unlimited guarantee from Airtech Wireless Communications Limited, and an unlimited guarantee from Airtech plc.

                                     III-10

                                  AIRTECH PLC

14. BORROWINGS

                                                                1997      1996
                                                               ------    ------
                                                               L000'S    L000'S
The bank loan was repayable as follows:
Within one year.............................................      --        18
Between one and two years...................................      --        22
                                                               -----     -----
                                                                  --        40
                                                               =====     =====
The obligations under finance leases are repayable as
  follows:
Within one year.............................................     371       318
Between one and two years...................................     285       429
                                                               -----     -----
                                                                 656       747
                                                               =====     =====

15. PROVISIONS FOR LIABILITIES AND CHARGES

                                                                1997     1996
                                                               ------   ------
                                                               L000'S   L000'S
Provision for warranty claims
1 January...................................................      80       63
Charged to profit and loss account..........................      22       17
                                                               -----    -----
31 December.................................................     102       80
                                                               =====    =====

Deferred taxation

There are no deferred tax liabilities. Details of the potential deferred tax asset, which has not been recognised, are set out below:

                                                                1997     1996
                                                               ------   ------
                                                               L000'S   L000'S
Accelerated capital allowances..............................     (68)      63
Short term timing differences...............................      (7)     (26)
Losses carried forward......................................     (43)    (236)
                                                               -----    -----
                                                                (118)    (199)
                                                               =====    =====

16. CALLED UP SHARE CAPITAL

Authorised

                                                                 NUMBER        L'S
                                                               ----------   ---------
On 1 January 1997 -- ordinary shares of 5p..................   50,000,000   2,500,000
                                                               ==========   =========
On 31 December 1997 -- ordinary shares of 5p................   50,000,000   2,500,000
                                                               ==========   =========

                                     III-11

                                  AIRTECH PLC

16. CALLED UP SHARE CAPITAL (CONTINUED)
a) Authorised share capital

On incorporation, the company had authorised share capital of 1,000 ordinary shares of L1, two shares of which were issued and fully paid up. On 13 September 1996, the company converted the nominal value of its ordinary shares from L1 each to 5 pence each and increased its authorised share capital to L2,500,000.

b) Issued share capital

                                                                 NUMBER        L'S
                                                               ----------   ---------
On incorporation -- ordinary shares of L1 subsequently
  converted into 5 pence shares.............................           40           2
Share issue 13 September 1996 at par........................   22,099,960   1,104,998
Share issue 24 September 1996 at par........................    2,865,648     143,282
Share issue 24 September 1996 at 12.6 pence.................    4,405,702     220,285
Share issue 3 October 1996 at 68 pence......................   16,176,480     808,824
                                                               ----------   ---------
At 31 December 1996.........................................   45,547,830   2,277,391
                                                               ==========   =========
At 31 December 1997.........................................   45,547,830   2,277,391
                                                               ==========   =========

On 13 September 1996 the company entered a demerger agreement whereby in consideration for the transfer of 949,306 "A" ordinary shares of 1 pence each in the share capital of Airtech Wireless Communications Limited being transferred to it, the company issued and allotted 22,099,960 ordinary shares of 5 pence each at par to the majority shareholders of AWCL.

On 24 September 1996 the company issued and allotted 2,819,088 ordinary shares of 5 pence each at par in consideration for the transfer of 121,094 "B" ordinary shares of 1 pence each in the share capital of AWCL being transferred to it. Also on 24 September 1996 the company issued and allotted 46,560 ordinary shares of 5 pence each at par for cash.

On the same day the company issued and allotted 4,405,702 ordinary shares of 5 pence each for a cash consideration of L555,118 (12.6 pence per share), thereby creating a share premium of L334,833. This was in connection with the surrender of the warrant over 15% of the share capital of AWCL referred to above.

On 3 October 1996 the company issued and allotted 16,176,480 ordinary shares of 5 pence each for a cash consideration of L11 million, thereby creating a share premium of L10,191,177.

In accordance with the principles of merger accounting these shares have been treated as if they were in issue throughout the periods covered by this report.

17. RESERVES

                                                             SHARE PREMIUM    OTHER      PROFIT AND
                                                                ACCOUNT      RESERVES   LOSS ACCOUNT
                                                             -------------   --------   ------------
                                                              L000'S          L000'S       L000'S
At 1 January 1996.........................................         335        (1,235)         (3)
Loss for the period.......................................          --            --        (668)
Premium on share issue....................................      10,191            46          --
Costs of issue............................................        (580)           --          --
                                                                ------        ------        ----
At 31 December 1996.......................................       9,946        (1,189)       (671)
Profit for the period.....................................          --            --         105
Exchange Variance.........................................          --            --          64
                                                                ------        ------        ----
31 December 1997..........................................       9,946        (1,189)       (502)
                                                                ======        ======        ====

                                     III-12

                                  AIRTECH PLC

18. RECONCILIATION OF SHAREHOLDERS' FUNDS

                                                                1997     1996
                                                               ------   ------
                                                               L000'S   L000'S
Opening shareholders' funds.................................   10,363      563
Retained profit/(loss) for the year attributable to
  shareholders..............................................      105     (668)
Gain on foreign currency translation of subsidiary
  undertaking...............................................       64       --
Share capital issued in the year (net of expenses)..........       --   10,468
                                                               ------   ------
Closing shareholders' funds.................................   10,532   10,363
                                                               ======   ======

19. RECONCILIATION OF OPERATING PROFIT/(LOSS) TO OPERATING CASH FLOWS

                                                                1997     1996     1995
                                                               ------   ------   ------
                                                               L000'S   L000'S   L000'S
Operating profit/(loss).....................................      229     (643)   (234)
Depreciation charges........................................      417      203     120
Profit/(loss) on sale of tangible fixed assets..............       (3)      (2)     (3)
Increase in stocks..........................................     (316)  (2,983)   (409)
Increase in debtors.........................................   (2,812)  (2,051)   (611)
Increase in creditors and provisions........................    1,071    1,364     468
                                                               ------   ------    ----
Net cash outflow from operating activities..................   (1,414)  (4,112)   (669)
                                                               ======   ======    ====

20. ANALYSIS OF CASH FLOWS

                                                                1997     1996     1995
                                                               ------   ------   ------
                                                               L000'S   L000'S   L000'S
Returns on investments and servicing of finance
Interest received...........................................     157        93      26
Interest paid...............................................     (72)      (72)    (22)
Interest element of finance lease rentals...................     (64)      (47)    (20)
                                                                ----    ------   -----
Net cash inflow/(outflow)...................................      21       (25)    (16)
                                                                ====    ======   =====
Taxation
UK Corporation tax refund...................................      --        64       2
                                                                ----    ------   -----
Net cash inflow/(outflow)...................................      --        64       2
                                                                ====    ======   =====
Capital expenditure and financial investment
Purchase of tangible fixed assets...........................    (501)     (422)   (135)
Sale of tangible fixed assets...............................      21        13       4
                                                                ----    ------   -----
Net cash inflow/(outflow)...................................    (480)     (409)   (131)
                                                                ====    ======   =====
Financing
Issue of ordinary share capital (net of expenses)...........      --    10,469      --
Issue of ordinary share capital by subsidiary...............      --        --   1,500
Redemption of shares by subsidiary..........................      --      (945)     --
Unsecured loan..............................................      --        40      --
Repayment of unsecured loan.................................     (40)       --      --
Capital element of finance lease rental repayments..........    (360)     (159)    (32)
                                                                ----    ------   -----
Net cash inflow/(outflow)...................................    (400)    9,405   1,468
                                                                ====    ======   =====

                                     III-13

                                  AIRTECH PLC

21. ANALYSIS AND RECONCILIATION OF NET FUNDS

                                                                                OTHER
                                                                                NON-
                                                          1 JANUARY    CASH     CASH     31 DECEMBER
                                                            1995       FLOW    CHANGES      1995
                                                          ---------   ------   -------   -----------
                                                          L000'S      L000'S   L000'S      L000'S
Cash in hand, at bank..................................        3      1,156       --        1,159
Overdrafts.............................................     (164)      (502)      --         (666)
                                                            ----      -----     ----        -----
                                                            (161)       654       --          493
                                                                      -----
Finance leases.........................................      (12)        32     (182)        (162)
                                                            ----      -----     ----        -----
Net funds (debt).......................................     (173)       686     (182)         331
                                                            ====      =====     ====        =====

                                                                                OTHER
                                                                                NON-
                                                          1 JANUARY    CASH     CASH     31 DECEMBER
                                                            1996       FLOW    CHANGES      1996
                                                          ---------   ------   -------   -----------
                                                          L000'S      L000'S   L000'S      L000'S
Cash in hand, at bank..................................     1,159     5,831       --        6,990
Overdrafts.............................................      (666)     (908)      --       (1,574)
                                                            -----     -----     ----       ------
                                                                      -----
                                                              493     4,923       --        5,416
                                                                      -----
Debt due after 1 year..................................        --       (18)      --          (18)
Debt due within 1 year.................................        --       (22)      --          (22)
Finance leases.........................................      (162)      159     (744)        (747)
                                                                      -----
                                                                        119
                                                                      -----
                                                                      -----
                                                            -----               ----       ------
Net funds (debt).......................................               5,042
                                                              331               (744)       4,629
                                                            =====     =====     ====       ======

                                                                                OTHER
                                                                                NON-
                                                       1 JANUARY                CASH     31 DECEMBER
                                                         1997      CASH FLOW   CHANGES      1997
                                                       ---------   ---------   -------   -----------
                                                       L000'S       L000'S     L000'S      L000'S
Cash in hand, at bank...............................     6,990      (3,335)       15        3,670
Overdrafts..........................................    (1,574)      1,062                   (512)
                                                        ------      ------      ----        -----
                                                         5,416      (2,273)       15        3,158
                                                                    ------
Debt due after 1 year...............................       (22)         22                     --
Debt due within 1 year..............................       (18)         18                     --
Finance leases......................................      (747)        360      (269)        (656)
                                                                    ------
                                                                       400
                                                        ------      ------      ----        -----
Net funds (debt)....................................     4,629      (1,873)     (254)       2,502
                                                        ======      ======      ====        =====

                                                                1997     1996     1995
                                                               ------   ------   ------
                                                               L000'S   L000'S   L000'S
Increase/(decrease) in cash in the year.....................   (2,273)  4,923      654
Cash outflow from increase in debt and lease financing......      400     119       32
                                                               ------   -----     ----
Change in net debt resulting from cash flows................   (1,873)  5,042      686
New finance leases..........................................     (254)   (744)    (182)
                                                               ------   -----     ----
Movement in net debt in year................................   (2,127)  4,298      504
Net funds at beginning of year..............................    4,629     331     (173)
                                                               ------   -----     ----
Net funds at end of period..................................    2,502   4,629      331
                                                               ======   =====     ====

                                     III-14

                                  AIRTECH PLC

22. MAJOR NON-CASH TRANSACTIONS

During the year the group entered into finance lease arrangements in respect of assets with a total capital value at the inception of the leases of L269,000 (1996: L745,000, 1995: L194,000).

23. FINANCIAL COMMITMENTS

Operating leases

The group has annual commitments under operating leases on land and buildings as follows:

                                                                1997     1996     1995
                                                               ------   ------   ------
                                                               L000'S   L000'S   L000'S
Expiring between two and five years.........................    133       87       58
                                                                ===       ==       ==

One lease for an annual rental of L75,000 is cancellable on six month's notice and two other leases for annual rentals of L29,000 and L29,000 can be terminated on the anniversary of the grant.

Capital commitments

                                                               1997     1996     1995
                                                              ------   ------   ------
                                                              L000'S   L000'S   L000'S
Finance leases entered into.................................    --       76       --
                                                               ===      ===      ===

24. DIRECTORS

Directors' emoluments including pension contributions were as follows

                                                 FEES/       PENSION      TAXABLE     1997     1996     1995
                                                 SALARY   CONTRIBUTIONS   BENEFITS   TOTAL    TOTAL    TOTAL
                                                 ------   -------------   --------   ------   ------   ------
                                                 L000'S      L000'S        L000'S    L000'S   L000'S   L000'S
Executive
NJS Randall (Chairman).........................    95           14           14       123       81       13
BJ Mulady......................................    70           10           10        90       68       --
HL Barrow......................................    61            8            4        73       19       --
AK Bostock.....................................     2           --           --         2       --       --
MV Wood........................................    91            9            1       101       53       57
Non-executive
DS Haggett.....................................    15           --           --        15        8        2
RAF Heath......................................    15           --           --        15        3       --
C Masterson....................................    --           --           --        --        5        2
GF Hardymon....................................    10           --           --        10       --       --
                                                  ---          ---          ---       ---      ---      ---
                                                  359           41           29       429      237       74
                                                  ===          ===          ===       ===      ===      ===

                                     III-15

                                  AIRTECH PLC

24. DIRECTORS (CONTINUED)
Aggregate emoluments do not include any amounts for the value of share options held by directors.

Details on options are as follows:

Directors' share options

                                   1 JANUARY                                   31 DECEMBER   EXERCISE
                                     1997      GRANTED   EXERCISED   LAPSED       1997        PRICE
                                   ---------   -------   ---------   -------   -----------   --------
NJ Randall.......................    16,250         --         --         --      16,250      L0.60
BJ Mulady........................  1,366,434        --         --         --   1,366,434      L0.68
HL Barrow........................  1,366,434        --         --         --   1,366,434      L0.68
                                     16,250         --         --         --      16,250      L0.60
AK Bostock.......................        --     57,142         --         --      57,142      L0.88
MV Wood..........................   294,117         --         --         --     294,117      L0.68
                                   ========    =======    =======    =======    ========      =====

No options were exercised during 1996 or 1997. The share price at 31 December 1997 was 65.5p and the price range during the year was 61.5p to 115.5p.

The directors who held office at 31 December 1997 held the following interests in the share capital of the company:

                                                              31 DECEMBER   ON DATE OF
                                                                 1997       APPOINTMENT
                                                              -----------   -----------
NJS Randall.................................................  17,348,824           --
BJ Mulady...................................................     263,450           --
HL Barrow...................................................     298,755           --
MV Wood.....................................................   1,175,532           --
DS Haggett..................................................     232,802           --
GF Hardymon.................................................   3,089,987    2,809,987

In addition to the above shareholding 3,317,059 shares were held non-beneficially by Mr Randall's Children's Trust. HSBC Equity Limited is a connected party of RAF Heath and holds 3,282,107 shares. This is not a beneficial interest of Mr Heath. The shares beneficially held by GF Hardymon were held by entities in which Mr Hardymon is either a general partner or the manager of the general partner.

Directors' service contracts

The directors each have a service contract with the company with the exception of AK Bostock who has a service contract with Airtech Cellular Limited. The service agreements of NJ Randall, BJ Mulady, and HL Barrow are terminable on 12 months notice, the equivalent periods for MV Wood and AK Bostock are 6 months and 3 months respectively.

25. EMPLOYEES

Number of employees

The average monthly number of persons (including directors) employed by the group was:

                                                               1997   1996   1995
                                                               ----   ----   ----
Engineering and Production..................................   157    103     29
Sales and Marketing.........................................    10      6      4
Administration..............................................    13     10      4
                                                               ---    ---    ---
                                                               180    119     37
                                                               ===    ===    ===

                                     III-16

                                  AIRTECH PLC

25. EMPLOYEES (CONTINUED)
Employee costs

                                                                1997     1996     1995
                                                               L000'S   L000'S   L000'S
                                                               ------   ------   ------
Wages and salaries..........................................   3,310    1,992     695
Social security costs.......................................     286      194      69
Other pension costs.........................................     103       48      34
                                                               -----    -----     ---
                                                               3,699    2,234     798
                                                               =====    =====     ===

26. TRANSACTIONS WITH RELATED PARTIES

During 1997 Airtech Cellular Limited purchased services to the value of L49,000 from Applied Interactive Limited, a company of which NJS Randall is the controlling shareholder. These services were purchased on a normal commercial basis.

Management charges

Until September 1996, the ultimate parent undertaking of the group was The Air Group Limited, a company registered in England and Wales. A management charge of L13,248 was paid by Airtech Cellular Limited to The Air Group Limited in 1995 and of L56,980 in 1996. This charge was principally in respect of the services of the group Chairman, NJS Randall. NJS Randall is the controlling shareholder of The Air Group Limited. No charges have been raised since September 1996.

Inter-company balance

During the period to June 1996 Airtech Cellular Limited repaid a debt of L169,870 to The Air Group Limited. This debt had arisen in the normal course of business.

Share sale agreement

An agreement was signed on 13 September 1996 between The Air Group Limited, the Company and NJS Randall and others relating to the demerger by way of distribution of Airtech Wireless Communications Limited. Under the terms of this agreement The Air Group Limited transferred 949,306 "A" Ordinary shares of 1p each in the capital of Airtech Wireless Communications Limited to the company in consideration of the allotment and issue by the Company of 22,100,000 Ordinary shares in its capital to the shareholders of The Air Group Limited in proportion to their shareholdings in The Air Group Limited.

Share sale agreement

An agreement was also signed on 24 September 1996 between H Barrow and others (the Minority Shareholders), the Company, HSBC Equity Limited, Airtech Wireless Communications Limited and NJS Randall and others under the terms of which (i) the Minority Shareholders agreed to sell the Company their shares in Airtech Wireless Communications Limited in consideration of the allotment and issue to them of 2,819,088 ordinary shares, (ii) the Company agreed to subscribe for 1,500,000 new preference shares in Airtech Wireless Communications Limited,
(iii) Airtech Wireless Communications Limited agreed to redeem 1,500,000 of the existing preference shares and (iv) HSBC Equity Limited agreed to surrender a warrant to subscribe for equity shares in Airtech Wireless Communications Limited and subscribe for 4,405,702 ordinary shares in Airtech Plc.

27. SHARE OPTION SCHEMES

In 1996, the Company adopted four share option schemes which cover various employee and executive groups, as described further below. All schemes were authorised by the Board of Directors. For each of the schemes, the vesting period is three years from the date of the grant. There is no taxation effect on the Company with respect to any of these schemes.

                                     III-17

                                  AIRTECH PLC

27. SHARE OPTION SCHEMES (CONTINUED)
Individual Share Option Agreements

During 1996, two Directors, Howard Barrow and Barry Mulady, were granted individual options to acquire ordinary shares (the "Individual agreements").

The Airtech Executive Share Option Scheme

In 1996, the Company adopted the Airtech Executive Share Option Scheme (the "Executive scheme"). This scheme is administered by the Remuneration Committee of the Board of Directors. The Remuneration Committee has absolute discretion in selecting the persons to whom options under the Executive scheme are to be granted and in determining the number and terms of options to be granted.

The Airtech Unapproved Share Option Scheme

In 1996, the Company adopted the Airtech Unapproved Share Option Scheme (the "Unapproved scheme"). This scheme provides for the grant of options on similar terms to the Executive scheme outside of UK Inland Revenue approval.

The Airtech Savings-Related Share Option Scheme

In 1996, the Company adopted the Airtech Savings Related Share Option Scheme (the "Savings related scheme"). Under this scheme, all employees who have been employed for more than six months by the Company may be permitted to participate in this scheme at the discretion of the Board of Directors.

The following options to acquire ordinary shares were outstanding at the end of the relevant periods:

                                                                                             NUMBER OF OPTIONS OUTSTANDING
                                                                                                    ON 31 DECEMBER
                                                                              EXERCISE     ---------------------------------
                                      DATE OF GRANT      EXERCISE PERIOD        PRICE        1997        1996        1995
                                    -----------------  --------------------  -----------   ---------   ---------   ---------
Individual agreements.............  26 September 1996  26 September 1999 to     L0.68      2,732,868   2,732,868          --
                                                       26 September 2001
Executive scheme..................  2 October 1996     3 October 1999 to     L0.68-L0.88     754,322     794,097          --
                                                       1 October 2006
Unapproved scheme.................  2 October 1996     3 October 1999 to     L0.68-L0.88     739,062     632,354          --
                                                       1 October 2003
Savings related scheme............  30 November 1996   30 November 1999 to      L0.60        223,275     326,625          --
                                                       30 May 2000

The following table sets forth information relating to changes in options outstanding during the year to 31 December 1997:

                                      INDIVIDUAL   EXECUTIVE   UNAPPROVED   SAVINGS RELATED
                                      AGREEMENTS    SCHEME       SCHEME         SCHEME          TOTAL
                                      ----------   ---------   ----------   ---------------   ---------
Outstanding 31 December 1996.......   2,732,868     794,097     632,354         326,625       4,485,944
  Granted..........................          --     148,569     125,714              --         274,283
  Forfeited........................          --    (196,043)    (22,857)       (103,350)       (322,250)
                                      ---------    --------     -------        --------       ---------
Outstanding 31 December 1997.......   2,732,868     746,623     735,211         223,275       4,437,977
                                      =========    ========     =======        ========       =========

28. SUBSEQUENT EVENT

Subsequent to the issue of these financial statements dated 31 December 1997, Airtech plc announced in their interim report and accounts for the six months ended 30 June 1998, published on 15 October 1998, that they had incurred exceptional costs of L1.81m in connection with a product upgrade programme on products manufactured prior to May 1997. A further L2m of costs were accrued at that date. As at the 5 March 1999 Airtech plc estimate that the total costs incurred during the upgrade programme will be L4.41m.

                                     III-18

                                  AIRTECH PLC

                     UNAUDITED INTERIM FINANCIAL STATEMENTS

The unaudited interim results for the six months to June 1998 which were announced on 15 October 1998 are set out below together with comparatives for prior periods as reported:

                       CONSOLIDATED PROFIT & LOSS ACCOUNT

                                                                              UNAUDITED
                                                                              SIX MONTHS
                                              UNAUDITED SIX MONTHS              ENDED                AUDITED YEAR ENDED
                                               ENDED 30 JUNE 1998              30 JUNE                31 DECEMBER 1997
                                     --------------------------------------      1997      --------------------------------------
                                         PRE       EXCEPTIONAL                ----------       PRE       EXCEPTIONAL
                                     EXCEPTIONAL      COSTS        TOTAL        TOTAL      EXCEPTIONAL      COSTS        TOTAL
                                       L000'S        L000'S        L000'S       L000'S       L000'S        L000'S        L000'S
                                     -----------   -----------   ----------   ----------   -----------   -----------   ----------
Turnover...........................     5,813            --           5,813       10,609      21,315          --           21,315
Cost of sales......................    (4,626)       (3,812)         (8,438)      (7,696)    (14,985)         --          (14,985)
                                       ------        ------      ----------   ----------     -------        ----       ----------
Gross profit.......................     1,187        (3,812)         (2,625)       2,913       6,330          --            6,330
Selling and distribution costs.....      (820)           --            (820)        (662)     (1,325)         --           (1,325)
Administrative expenses............    (2,939)         (350)         (3,289)      (2,015)     (4,321)       (455)          (4,776)
                                       ------        ------      ----------   ----------     -------        ----       ----------
Operating profit/(loss)............    (2,572)       (4,162)         (6,734)         236         684        (455)             229
Net interest income/expense........       (21)           --             (21)          69          21          --               21
                                       ------        ------      ----------   ----------     -------        ----       ----------
Profit/(loss) on ordinary
  activities before taxation.......    (2,593)       (4,162)         (6,755)         305         705        (455)             250
                                       ------        ------      ----------   ----------     -------        ----       ----------
Tax on profit/(loss) on ordinary
  activities.......................                                      --           --                                     (145)
                                                                 ----------   ----------                               ----------
Retained profit/(loss) for the
  period...........................                                  (6,755)         305                                      105
                                                                 ==========   ==========                               ==========
Basic earnings/(loss) per share....                                  (14.83)p       0.67p                                    0.23p
Fully diluted earnings per share...                                     N/A         0.61p                                    0.21p
Weighted average number of shares
  used for basic earnings/(loss)
  per share........................                              45,547,830   45,547,830                               45,547,830
Weighted average number of shares
  used for fully diluted earnings
  per share calculation............                                     N/A   49,954,184                               49,985,807

  All of the above results derive from continuing operations and there were no acquisitions or disposals in any of the periods covered.

 There were no exceptional costs reported in the six month period ended 30 June
                                     1997.
                                     III-19

                                  AIRTECH PLC

                     UNAUDITED INTERIM FINANCIAL STATEMENTS

                           CONSOLIDATED BALANCE SHEET

                                                            UNAUDITED    UNAUDITED      AUDITED
                                                             30 JUNE      30 JUNE     31 DECEMBER
                                                              1998         1997          1997
                                                            ---------    ---------    -----------
                                                             L000'S       L000'S        L000'S
FIXED ASSETS
Tangible fixed assets.....................................    1,489        1,361         1,686
CURRENT ASSETS
Stocks....................................................    2,945        3,769         3,864
Debtors...................................................    4,402        7,084         6,013
Cash at bank and in hand..................................    1,068        3,405         3,670
                                                             ------       ------        ------
                                                              8,415       14,258        13,547
CREDITORS:
amounts falling due within one year.......................   (3,703)      (4,641)       (4,314)
                                                             ------       ------        ------
Net current assets........................................    4,712        9,617         9,233
                                                             ------       ------        ------
          Total assets less current liabilities...........    6,201       10,978        10,919
CREDITORS:
amounts falling due after more than one year..............     (119)        (207)         (285)
PROVISIONS FOR LIABILITIES AND CHARGES....................   (2,335)         (37)         (102)
                                                             ------       ------        ------
Net assets................................................    3,747       10,734        10,532
                                                             ======       ======        ======
CAPITAL AND RESERVES
Called up share capital...................................    2,277        2,277         2,277
Share premium account.....................................    9,946        9,936         9,946
Other reserves............................................   (1,189)      (1,189)       (1,189)
Profit and loss account...................................   (7,287)        (290)         (502)
                                                             ------       ------        ------
Equity shareholders' funds................................    3,747       10,734        10,532
                                                             ======       ======        ======

                        CONSOLIDATED CASH FLOW STATEMENT

                                                           UNAUDITED     UNAUDITED
                                                           SIX MONTHS    SIX MONTHS      AUDITED
                                                             ENDED         ENDED       YEAR ENDED
                                                            30 JUNE       30 JUNE      31 DECEMBER
                                                              1998          1997          1997
                                                           ----------    ----------    -----------
                                                             L000'S        L000'S        L000'S
Net cash outflow from operating activities...............    (2,588)       (3,527)       (1,414)
Returns on investments and servicing of finance..........       (21)           69            21
Capital expenditure and financial investment.............       (91)         (200)         (480)
                                                             ------        ------        ------
Cash outflow before management of liquid reserves and
  financing..............................................    (2,700)       (3,658)       (1,873)
Financing................................................      (273)         (220)         (400)
                                                             ------        ------        ------
Decrease in cash in the period...........................    (2,973)       (3,878)       (2,273)
                                                             ======        ======        ======

                                     III-20

                                  AIRTECH PLC

                     UNAUDITED INTERIM FINANCIAL STATEMENTS

          CONSOLIDATED STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES

                                                           UNAUDITED     UNAUDITED
                                                           SIX MONTHS    SIX MONTHS      AUDITED
                                                             ENDED         ENDED       YEAR ENDED
                                                            30 JUNE       30 JUNE      31 DECEMBER
                                                              1998          1997          1997
                                                           ----------    ----------    -----------
                                                             L000'S        L000'S        L000'S
Profit/(loss) for the period.............................    (6,755)        305            105
Gain/(loss) on foreign currency translation of subsidiary
  undertaking............................................       (30)         76             64
                                                             ------         ---            ---
          Total recognised gains/(losses) in the
            period.......................................    (6,785)        381            169
                                                             ======         ===            ===

                                     III-21

                                  AIRTECH PLC

              NOTES TO THE UNAUDITED INTERIM FINANCIAL STATEMENTS
                       FOR THE SIX MONTHS TO 30 JUNE 1998

1.  BASIS OF PREPARATION

The unaudited consolidated financial statements have been prepared using accounting policies consistent with those adopted by the Group in its financial statements for the year ended 31st December 1997. In the opinion of the Directors, the unaudited consolidated financial statements contain all adjustments necessary to present fairly the financial position, results of operations, and cash flows for the periods presented. The Directors are not aware of any material modifications that should be made to the unaudited consolidated financial statements as presented.

2.  EARNINGS/(LOSS) PER SHARE

The earnings/(loss) per share figures are based on the profit/(loss) on ordinary activities after taxation which is attributable to ordinary shareholders and on the weighted average number of shares in issue. They are calculated in accordance with Financial Reporting Standard number 3. The fully diluted figures for the period to 30th June 1998 have not been disclosed as the basic earnings per share figure is negative.

3.  COMPARATIVE FIGURES

The comparative figures for the year to 31st December 1997 do not constitute statutory accounts within the meaning of Section 240 of the Companies Act 1985. Statutory accounts for that year received an unqualified audit report and have been delivered to the Registrar of Companies.

4.  RECONCILIATION OF OPERATING PROFIT/(LOSS) TO OPERATING CASH FLOWS

                                                   UNAUDITED     UNAUDITED
                                                   SIX MONTHS    SIX MONTHS      AUDITED
                                                     ENDED         ENDED       YEAR ENDED
                                                    30 JUNE       30 JUNE      31 DECEMBER
                                                      1998          1997          1997
                                                   ----------    ----------    -----------
                                                     L000'S        L000'S        L000'S
Operating profit/(loss)..........................    (6,734)          236           229
Depreciation charges.............................       286           182           417
Profit/(loss) on sale of tangible fixed assets...        --            (4)           (3)
(Increase)/decrease in stocks....................       909          (209)         (316)
(Increase)/decrease in debtors...................     1,596        (3,867)       (2,812)
Increase/(decrease) in creditors and
  provisions.....................................     1,356           135         1,071
                                                     ------        ------        ------
Net cash outflow from operating activities.......    (2,588)       (3,527)       (1,414)
                                                     ======        ======        ======

                                     III-22

                                  AIRTECH PLC

                       FOR THE SIX MONTHS TO 30 JUNE 1998

5.  SEGMENTAL INFORMATION

                                                       UNAUDITED    UNAUDITED
                                                       SIX MONTHS   SIX MONTHS     AUDITED
                                                         ENDED        ENDED      YEAR ENDED
                                                        30 JUNE      30 JUNE     31 DECEMBER
                                                          1998         1997         1997
                                                       ----------   ----------   -----------
                                                         L000'S       L000'S       L000'S
Turnover by destination
  Europe.............................................     4,291        5,859       10,989
  United States......................................     1,192        4,751        9,716
  Other..............................................       330           --          610
                                                         ------       ------       ------
                                                          5,813       10,610       21,315
                                                         ------       ------       ------
Turnover by source
  Europe.............................................     4,621        5,859       11,599
  United States......................................     1,192        4,751        9,716
                                                         ------       ------       ------
                                                          5,813       10,610       21,315
                                                         ------       ------       ------
Operating profit/(loss)
  Europe.............................................    (5,993)         246          288
  United States......................................      (741)         (10)         (59)
                                                         ------       ------       ------
                                                         (6,734)         236          229
                                                         ------       ------       ------
Net assets/(liabilities)
  Europe.............................................     4,629       10,813       10,678
  United States......................................      (882)         (79)        (146)
                                                         ------       ------       ------
                                                          3,747       10,734       10,532
                                                         ------       ------       ------

6. EXCEPTIONAL CHARGES

                                                   UNAUDITED     UNAUDITED
                                                   SIX MONTHS    SIX MONTHS      AUDITED
                                                     ENDED         ENDED       YEAR ENDED
                                                    30 JUNE       30 JUNE      31 DECEMBER
                                                      1998          1997          1997
                                                   ----------    ----------    -----------
                                                     L000'S        L000'S        L000'S
Costs of upgrade programme.......................    3,812           --             --
Relocation costs.................................      350           --             --
Stock exchange listing costs.....................       --           --            455
                                                     -----          ---            ---
                                                     4,162           --            455
                                                     =====          ===            ===

COSTS OF UPGRADE PROGRAMME

All costs associated with the G2/G3 upgrade programme in the first half have been taken as an exceptional charge. Now that the Group can, with reasonable clarity, identify the total final cost of the programme full provision has been made. The exceptional charge includes a provision of (LOGO)2,000,000 in respect of all known future upgrade costs.

RELOCATION COSTS

At the end of July 1998 the Group began to relocate its UK operations from the three sites on which it had been operating to a single, purpose built site in Aylesbury. Given that the Group contracted to do this during the first half of the year, all associated costs have been provided for.

                                     III-23

                                  APPENDIX IV
                             ADDITIONAL INFORMATION

1.        RESPONSIBILITY

        (a) The directors of Airtech, whose names are set out in paragraph 2(b) below, accept responsibility for the information contained in this document relating to Airtech and its subsidiaries, themselves and their immediate families. The directors of REMEC, whose names appear in paragraph 2(a) below, accept responsibility for all the other information contained in this document. To the best of the knowledge and belief of the directors of REMEC and the directors of Airtech (who have taken all reasonable care to ensure that such is the case) the information contained herein for which they are respectively responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

        (b) The statements set out in paragraphs (a) above are included solely to comply with the requirements of Rule 19.2 of the City Code and shall not be deemed to establish or expand any liability under the Securities Act.

2.        DIRECTORS

        (a)   The directors of REMEC are as follows:

             (i)    Ronald E Ragland -- Chairman and Chief Executive Officer;

             (ii)   Errol Ekaireb -- President and Chief Operating Officer;

             (iii)  Jack A. Giles -- Executive Vice President;

             (iv)   Joseph T. Lee -- Executive Vice President;

             (v)   Denny Morgan -- Senior Vice President;

             (vi)   Thomas A. Corcoran -- Non-Executive Director;

             (vii)  William H. Gibbs, Non-Executive Director;

             (viii) Andre R. Horn -- Non-Executive Director; and

             (ix)   Dr. Jeffrey M. Nash, Non-Executive Director.

        The executive offices of REMEC are located at 9404 Chesapeake Drive, San Diego, California 92123, USA

        (b)   The directors of Airtech are as follows:

             (i)    Nicholas John Stephen Randall (Executive Chairman);

             (ii)   Barry James Mulady (Chief Executive Officer);

             (iii)  David Stephen Haggett (Non Executive Director);

             (iv)   Roger Anthony Frederick Heath (Non Executive Director);

             (v)   Gene Felda Hardymon (Non Executive Director); and

             (vi)   Matthew James White (Finance Director).

       The registered office of Airtech, which is also the business address of its directors, is Coldharbour Way, Aylesbury, Bucks, HP19 3SU, United Kingdom.

3.        DISCLOSURE OF INTERESTS AND DEALINGS

       In this document "disclosure period" means the period commencing on 12 January 1998 (being the date 12 months prior to the announcement by Airtech that it had received an approach which might lead to an Offer) and ending on March 1999 (being the latest practicable date prior to the posting of this document).

          (a)   SHAREHOLDINGS AND DEALINGS IN REMEC SHARES

        (i)    As of   March 1999 (the latest practicable date prior to the
               posting of this document), the beneficial interests of the directors of REMEC and their immediate families and connected persons in the common stock of REMEC were as follows:

                                                                                   OFFEROR SHARES
              DIRECTOR                                             REMEC SHARES     UNDER OPTION
              --------                                             ------------    --------------
              Ronald E. Ragland................................        842,619        305,400
              Errol Ekaireb....................................        117,827        155,000
              Jack A. Giles....................................        210,369         98,000
              Joseph T. Lee....................................        395,297        100,000
              Denny Morgan.....................................        308,203         51,000
              Thomas A. Corcoran...............................          8,250         25,500
              William R. Gibbs.................................              0         25,500
              Andre R. Horn....................................         10,006         15,750
              Jeffrey M. Nash..................................         31,956         15,750

        (ii) During the disclosure period, REMEC completed a public offering of newly issued REMEC Common Stock at a price to the public of $25.15, and certain directors of REMEC also participated in this offering by selling shares of REMEC Common Stock owned by them. The dealings for value in REMEC Common Stock in which the directors of REMEC were interested during the disclosure period (all of which were sold in the above-described public offering) were as follows:

                                                     NUMBER OF
                                                     SHARES OF
                                                       REMEC         PRICE
         DATE           PARTY         TRANSACTION   COMMON STOCK   PER SHARE
        -------   ------------------  -----------   ------------   ---------
        24/2/98   Ronald E. Ragland     Sale          292,180       $25.15

        24/2/98   Errol Ekaireb         Sale           41,293       $25.15

        24/2/98   Errol Ekaireb         Sale            2,000       $25.15

        24/2/98   Jack A. Giles         Sale           66,063       $25.15

        24/2/98   Joseph T. Lee         Sale          139,877       $25.15

        24/2/98   Denny Morgan          Sale           56,212       $25.15

        24/2/98   Andre Horn            Sale            5,000       $25.15

        24/2/98   Jeffrey Nash          Sale           12,594       $25.15

          (B)   SHAREHOLDINGS AND DEALINGS IN AIRTECH SHARES

        (i) Irrevocable undertakings to accept the Offer have been received as follows, representing in each case the entire holding of Airtech Shares of the relevant person:

                                                                                  NUMBER OF
                                                                               AIRTECH SHARES
              NAME                                                          IRREVOCABLY COMMITTED
              ----                                                          ---------------------

              N.J.S. Randall..............................................        13,146,824

              Morgan Grenfell Trustee Services (CI) Limited...............         2,755,261

              Morgan Nominees (CI) Limited................................         2,200,000

              N.J.S. Randall and A.R. Randall.............................         2,000,000

              D.S. Haggett................................................           232,802

              Bessemer Venture Partners III LP............................         1,470,588

              Bessec Ventures IV LP.......................................           655,625

              Bessemer Venture Partners IV LP.............................           655,624

              G.F. Hardymon...............................................            70,000

              Bessemer Venture Investors LP...............................           168,150

              BVP IV Special Situations LP................................            62,844

              B.J. Mulady.................................................           264,710

        (ii)   During the disclosure period the persons referred to in paragraph
             (i) above have dealt for value in Airtech shares as follows:

                                                                                NUMBER OF        PRICE
              DATE                       PARTY                  TRANSACTION   AIRTECH SHARES   PER SHARE
              ----        -----------------------------------   -----------   --------------   ---------
                          Morgan Nominees (CI) Limited
              29/7/98                                            Purchase       2,200,000         48p

        (iii) The interests, all of which are beneficial unless indicated below, of the directors of Airtech and their immediate families and connected persons (within the meaning of section 346 of the Companies Act) in the share capital of Airtech (as shown in the register required to be kept under section 325 of the Companies Act or which have been notified to Airtech pursuant to sections 324 or
             328 of the Companies Act) at   March 1999 were as follows:

                                                                                         AIRTECH
                                                                        AIRTECH           SHARES
              DIRECTOR                                                   SHARES        UNDER OPTION
              --------                                               --------------   --------------
              N.J.S. Randall......................................     15,346,824          15,000
              D.S. Haggett........................................        232,802             nil
              G.F. Hardymon.......................................         70,000             nil
              B.J. Mulady.........................................        264,710       1,366,434
              R.A.F. Heath........................................            nil             nil
              M.J. White..........................................            nil         250,000

             Note: Of N.J.S. Randall's beneficial interest, 2,200,000 Airtech
                   Shares are held by Morgan Nominees (CI) Limited as trustee of a trust of which N.J.S. Randall is a beneficiary. In addition, N.J.S. Randall has a non-beneficial interest in 2,000,000 shares held by him and Mrs. A.R. Randall as trustees of a trust of which he is not a beneficiary.

        (iv) The options granted to the Directors under the terms of the Airtech Share Option Schemes are exercisable at the prices shown below between the stated dates in normal circumstances.

                                                     NUMBER OF      EXERCISE         EXERCISE
              DIRECTOR                             AIRTECH SHARES    PRICE            PERIOD
              --------                             --------------   --------   --------------------
              B.J. Mulady.......................     1,366,434        68p        29/9/99 to 26/9/01
              M. J. White.......................       150,000        20p        5/11/01 to 3/11/08
                                                       100,000        20p        5/11/01 to 3/11/05
              N. J. S. Randall..................        15,000        60p       30/11/99 to 30/5/00

          (C)   GENERAL

        (i) Save as disclosed in this paragraph 3, neither REMEC, nor any of the directors of REMEC, nor any member of their immediate families, nor any person acting in concert with REMEC, nor any person who has irrevocably undertaken to accept the Offer nor any person with whom REMEC or any person acting in concert with REMEC has an arrangement of the kind referred to in (iii) below owned or controlled or (in the case of directors of REMEC and their immediate families) was interested in any relevant securities on
                    March, 1999 [latest date prior to issue of this document]
               nor has any such person dealt for value therein during the disclosure period.

        (ii) Save as disclosed in this paragraph 3, none of the directors of the Airtech nor any member of their immediate families was
               interested in any relevant securities on      March, 1999 nor has
               any such person dealt for value therein during the disclosure period and neither the Airtech nor any bank, stockbroker, financial or other professional adviser (other than an exempt market-maker) to Airtech (nor any person controlling, controlled by, or under the same control as such bank, stockbroker, financial or other professional adviser) nor any subsidiary of Airtech nor any pension fund of Airtech or of any of its subsidiaries, nor any person whose investments are managed on a discretionary basis by a fund manager (other than an exempt fund manager) which is controlled by, controls or is under the same control as Airtech or any bank, stockbroker, financial or other professional adviser, to Airtech, owned or controlled any
               relevant securities on      March 1999 nor has any such person
               dealt for value therein between 12 January 1999 and      March
               1999.

        (iii) Neither REMEC nor any of its associates nor any person acting in concert with REMEC nor Airtech nor any of its associates has any arrangement in relation to relevant securities. For these purposes "arrangement" includes any indemnity or option arrangements and any agreement or understanding, formal or informal, of whatever nature, relating to relevant securities which may be an inducement to deal or refrain from dealing.

        (iv)   References in this paragraph 3 to:

(a)      an "associate" are to:

        (1) subsidiaries and associated companies of REMEC or Airtech and companies of which any such subsidiaries or associated companies are associated companies;

        (2) banks, financial and other professional advisers (including stockbrokers) to REMEC or Airtech or a company covered in (1) above, including persons controlling, controlled by or under the same control as such banks, financial or other professional advisers;

        (3) the directors of REMEC and Airtech and the directors of any company covered in (1) above (together in each case with their close relatives and related trusts);

        (4) the pension funds of REMEC or Airtech or a company covered in (1) above; and

        (5) (in relation to REMEC) an investment company, unit trust or other person whose investments an associate (as otherwise defined in this paragraph (iv)(a)) manages on a discretionary basis, in respect of the relevant investment accounts;

(b) a "bank" do not apply to a bank whose sole relationship with REMEC or the Airtech or a company covered in paragraph (a)(1) above is the provision of normal commercial banking services or such activities in connection with the Offer as handling acceptances and other registration work; and

(c) "relevant securities" mean existing shares of REMEC common stock and Airtech Shares and securities convertible into, rights to subscribe for, options (including traded options) in respect thereof and derivatives referenced thereto.

        (v) For the purposes of this paragraph 3 ownership or control of 20 per cent. or more of the equity share capital of a company is regarded as the test of associated company status and "control" means a holding, or aggregate holdings, of shares carrying 30 per cent. or more of the voting rights attributable to the share capital of a company which are currently exercisable at a general meeting, irrespective of whether the holding or aggregate holding gives de facto control.

4.        MARKET QUOTATIONS

        The following table shows the middle market quotations for REMEC shares and for Airtech shares, as derived from the Nasdaq National Market and the SEDOL, in each case on the first dealing day that both the Nasdaq National Market and the London Stock Exchange were open for business in each month from August 1998 to February 1999 inclusive, on 11 January 1999 (being the last dealing day prior to the announcement by Airtech that it had received an approach which might lead to an Offer), on 25 February 1999 (being the last dealing day prior to the announcement of
        the Offer) and on     March, 1999 (being the last available date prior
        to the posting of this document):

                                                    MIDDLE MARKET QUOTATION
                                              -----------------------------------
                                              REMEC SHARES OF
DATE                                           COMMON STOCK        AIRTECH SHARES
----                                          ---------------      --------------
                                               (IN DOLLARS)          (IN PENCE)
3 August 1998...............................         7 3/4              50.0
1 September 1998............................         8 1/4              29.5
1 October 1998..............................         7 11/16            15.0
2 November 1998.............................        11 15/32            20.5
1 December 1998.............................        13 7/8              19.5
4 January 1999..............................        17 5/8              18.0
11 January 1999.............................        20 1/8              27.5
1 February 1999.............................        20 1/16             38.0
25 February 1999............................        17 13/16            34.0
  March 1999................................

5.        SERVICE AGREEMENTS

        (a) There are no service agreements in force between any of the directors of Airtech or any of its subsidiaries which do not expire, or cannot be terminated by Airtech or its relevant subsidiary within the next 12 months.

        (b) REMEC and Mr Nick Randall, Chairman of Airtech, will enter into a service agreement for a period of two years at an annual base salary of $200,000 plus other benefits as described therein. Pursuant to the agreement, Mr Randall will continue to serve as Chairman of Airtech and as an Executive Vice President of REMEC. Mr Randall will also receive an option to purchase 40,000 shares of REMEC Common Stock at an exercise price equal to the closing sales price of REMEC Common Stock as quoted on the Nasdaq National Market on the date the agreement is entered into between the parties. The agreement is terminable by either party upon twelve months notice to the other party. The service agreement also includes provisions requiring Mr Randall to not compete with REMEC during the term of the agreement and for twelve months thereafter.

6.        MATERIAL CONTRACTS

        (a) The following material contracts (not being contracts entered into in the ordinary course of business) have been entered into by REMEC since 12 January 1997 (being the date two years before the announcement by Airtech that it had received an approach which might lead to an Offer) and are or may be material:

             (i) Agreement and Plan of Reorganization and Merger dated as of February 24, 1997 among REMEC, RTI Acquisition Corporation and Radian Technology, Inc. (REMEC issued 950,024 shares of its common stock in exchange for all of outstanding common stock of Radian);

             (ii) Agreement and Plan of Reorganization and Merger dated as of April 10, 1997 among REMEC, C&S Acquisition Corporation and C&S Hybrid, Inc. (REMEC issued 1,240,000 shares of its common stock in exchange for all of outstanding common stock of C&S Hybrid);

             (iii) Agreement and Plan of Reorganization and Merger dated as of October 24, 1997 by and among REMEC, RQB Acquisition Corporation and Q-bit Corporation (REMEC issued 1,047,482 shares of its common stock in exchange for all of outstanding common stock of Q-bit);

             (iv) Stock Purchase Agreement dated as of September 30, 1997 among Justin Miller, Ph.D., RoyNat, Inc., REMEC Canada ULC and REMEC (REMEC acquired all of the outstanding common stock of Nanowave Technologies Inc. from Mr. Justin Miller for $4.025 million in cash and 182,183 Dividend Access shares with a fair market value of $4.646 million which was equal to the fair value of an equivalent number of shares of common stock of REMEC);

             (v) Asset Purchase Agreement dated as of August 26, 1997 by and among ACS Inc. and REMEC (REMEC sold its subsidiary RF Microsystems, Inc. to ACS Inc. for $5.0 million in cash); and

             (vi) Agreement and Plan of Reorganization and Merger dated as of March 31, 1997 by and among REMEC and Verified Technical Corporation, Inc. ("Veritek") (REMEC paid cash of $1 million and issued 138,000 shares of its common stock for all outstanding common stock of Veritek).

        (b) Save for the back-up agreement described in sub-paragraph (c) below, no contracts (not being contracts entered into in the ordinary course of business) have been entered into by Airtech since 12 January 1997 (being the date two years before the announcement by Airtech that it had received an approach which might lead to an Offer) which are or may be material.

        (c) Pursuant to an agreement dated 25 February 1999 between REMEC and Airtech, REMEC has conditionally agreed to subscribe for 11,200,000 Airtech shares at a price of 40 pence per Airtech Share, in the event the acquisition of Airtech may not be accounted for as a pooling of interests under US GAAP. This agreement is conditional, inter alia, on (i) the approval of Airtech Shareholders; (ii) the London Stock Exchange agreeing to admit such shares to listing; (iii) there being no material adverse change in the financial or trading position or prospects of the Airtech Group; and (iv) there being no material change of control of Airtech. REMEC will not be obliged to make such subscription if (A) any matter disclosed by Airtech to Ernst & Young was untrue, inaccurate or misleading; or (B) the subscription is not completed within 60 days of the Offer lapsing. REMEC and Airtech have each undertaken to enter into mutually acceptable sales and marketing agreements.

7.        APPRAISAL

        Neither REMEC nor any affiliate has had any material relationship with either Mr. P. J. Memmoth FRICS or Haslams, chartered surveyors.

8.        THE COMPULSORY ACQUISITION

        If, on or before the expiration of four months from the date of posting of this document, REMEC has as a result of acceptances of the Offer, or, subject to certain conditions, acquired or contracted to acquire, at least 90 per cent. in value of the Airtech Shares to which the Offer relates then (i) REMEC will be entitled, and intends, to acquire compulsorily the remainder of the outstanding Airtech Shares in accordance with sections 428-430F of the Companies Act, and (ii) in such circumstances a holder of Airtech Shares may require REMEC to purchase his Airtech Shares in accordance with the procedures and time limits described in section 430A of the Companies Act. A copy of sections 428-430F of the Companies Act is set out in Appendix VII to this document.

9.        US STATE BLUE SKY LAWS

        The Offer is being made to all Airtech Shareholders; provided, however, that Airtech Shareholders in any jurisdiction in the US in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction should not accept or purport to accept the Offer.

        REMEC is not presently aware of any jurisdiction in the US that prohibits the making of the Offer. REMEC will take all necessary or appropriate action for the purpose of making the Offer available to all Airtech Shareholders in any jurisdiction in the US. In any jurisdiction the securities laws or Blue Sky Laws of which require the Offer to be made by a registered broker or dealer, the Offer is being made on behalf of REMEC by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

10.      LEGAL MATTERS

        Certain legal matters with respect to the validity of the REMEC Common Stock registered hereby and with respect to certain US federal income tax consequences discussed under "Taxation" in the letter from Quartz Capital are being passed upon by Heller Ehrman White & McAuliffe, Los Angeles. Certain matters with respect to UK tax consequences discussed under "Taxation" in the letter from Quartz Capital have been reviewed by Ashurst Morris Crisp, London.

11.      EXPERTS

        The consolidated financial statements of REMEC at 31 January 1998 and 1997 and for each of the three years in the period ended 31 January 1998 included in Appendix II to this document have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon which as to the years 1997 and 1996 is based in part on the report of Ireland San Filippo LLP, independent auditors, and on the report of Bray, Beck & Koetter, independent auditors. Such consolidated financial statements are included herein in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

        The financial statements of Airtech as of and for the year ended 31 December 1997 included in this document have been audited by Arthur Andersen, chartered accountants, and the financial statements of Airtech as of 31 December 1996 and for the two years ended 31 December 1996 included in this document have been audited by Binder Hamlyn, chartered accountants, as indicated in their reports with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said reports.

12.      OTHER INFORMATION

        (a) The expenses of, and incidental to, the preparation and circulation of the Offer will be paid by REMEC. If the Offer does not become unconditional or is withdrawn each of Airtech and REMEC will pay its own business and legal expenses incurred relating to the Offer.

        (b) No proposal exists in connection with the Offer whereby any payment or other benefit shall be made or given to any director of Airtech as compensation for loss of office or as consideration for or in connection with his loss of office.

        (c) Save as disclosed herein, no agreement, arrangement or understanding exists between REMEC or any party acting in concert with REMEC and any of the directors, or recent directors, shareholders or recent shareholders of Airtech having any connection with or dependence on the Offer.

        (d) There is no agreement, arrangement or understanding whereby the beneficial ownership of any of the Airtech shares acquired by REMEC in pursuance of the Offer will be transferred to any other person, save that REMEC reserves the right to transfer any such shares to any of its subsidiaries.

        (e) Quartz Capital is satisfied that REMEC has the necessary financial resources for it to implement the Offer in full.

        (f) REMEC does not intend that the payment of interest on, repayment of or security for any liability (contingent or otherwise) will depend to any significant extent on the business of the Airtech.

        (g) The emoluments of the current directors of REMEC will not be affected by the acquisition of Airtech or by any other associated transaction.

        (h) Albert E Sharp has given and has not withdrawn its written consent to the issue of this document with the inclusion herein of the references to its name and its recommendations in the form and context in which they appear.

        (i) Haslams chartered surveyors have given and have not withdrawn their written consent to the issue of this document with the inclusion herein of the references to its name and its report in the form and context in which they appear.

13.      DOCUMENTS AVAILABLE FOR INSPECTION

        Copies of the following documents will be available for inspection during normal business hours on any weekday (Saturdays and public holidays excepted) at the offices of Ashurst Morris Crisp, Broadwalk House, 5 Appold Street, London EC2A 2HA throughout the period during which the Offer remains open for acceptance:

        (a) the Amended and Restated Articles of Incorporation and Bylaws of REMEC;

        (b)   the Memorandum and Articles of Association of Airtech;

        (c) the Annual Report on Form 10-K of REMEC as of 31 January 1998 and 1997 and the three years in the period ended 31 January 1998;

        (d) the Quarterly Reports on Forms 10-Q of REMEC in respect of the quarters ended 30 April 1998, 31 July 1998 and 31 October 1998;

        (e) the Definitive Proxy Statement of REMEC in connection with REMEC's 1998 Annual Meeting of Shareholders;

        (f) the audited consolidated accounts of Airtech for the year ended 31 December, 1997 and the interim results for the six months ended 30 June 1998;

        (g)   the rules of the Airtech Share Option Schemes;

        (h)   the contracts referred to in paragraph 6 above;

        (i)    the Affiliate Agreements referred to on page     of this
               document;

        (j)    the letters of consent referred to in paragraph 12 above;

        (k) the irrevocable undertakings to accept the Offer referred to in paragraph 3 above; and

        (l)    this Document and the Forms of Acceptance.

                                   APPENDIX V
                     DESCRIPTION OF REMEC CAPITAL STOCK AND
                 CHANGES IN THE RIGHTS OF AIRTECH SHAREHOLDERS

1.        DESCRIPTION OF THE CAPITAL STOCK OF REMEC

1.1      REMEC COMMON STOCK

        As of             March 1999, 23,194,171 shares of REMEC Common Stock
        were outstanding, out of a total authorised share capital of 70,000,000 shares of REMEC Common Stock. All outstanding shares of REMEC Common Stock are fully paid and non-assessable.

1.2      AUTHORISED BUT UNISSUED PREFERRED STOCK

        The REMEC Board of Directors has the authority, without further action by the REMEC Stockholders, to issue up to 5,000,000 million shares of preferred stock, par value $.01, in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, and the number of shares constituting any series or the designation of such series. Issuance of REMEC preferred stock while providing desirable flexibility in connection with possible acquisitions and other corporate purposes could make it more difficult for a third party to acquire a majority of the outstanding voting stock of REMEC. There are currently no shares of preferred stock issued or outstanding.

2.        DESCRIPTION OF REMEC COMMON STOCK

        The following is a brief description of certain rights of holders of REMEC Common Stock. For a complete understanding of these rights, stockholders are referred to the laws and applicable regulations and listing requirements of the State of California, United States, the Nasdaq National Market and the constitutional documents of REMEC.

2.1      GENERAL

        REMEC is incorporated in the State of California, United States and operates in accordance with the Californian General Corporation Law (the "CGCL"). The rights of REMEC Stockholders are determined by the CGCL, the securities and other legislation of the United States, REMEC's Amended and Restated Articles of Incorporation and REMEC's By-Laws, as amended. REMEC Common Stock is traded on the Nasdaq National Market.

2.2      CERTIFICATES

        REMEC Common Stock is issued in registered form. Every holder of REMEC Common Stock is entitled to a share certificate.

2.3      DIVIDENDS

        Subject to preferences applicable to any outstanding REMEC preferred stock, holders of REMEC Common Stock are entitled to receive rateably such dividends as may be declared by the REMEC Board of Directors out of funds legally available for this purpose.

2.4      MEETINGS

        Annual meetings of the REMEC Stockholders are held on the date designated by the REMEC Board of Directors. Written notice must be mailed to each stockholder entitled to vote not less than ten nor more than sixty days before the date of the meeting. The presence of person or by proxy of the holders of record of a majority of the issued and outstanding shares of REMEC entitled to vote at such meeting constitutes a quorum for the transaction of business at meetings of the stockholders. Special meetings of the stockholders my be called for any purpose by the Board of Directors, the Chairman of the Board or the President and shall be called by the Chairman of the Board, the President or the Secretary upon the written request of shareholders entitled to cast not less than 10 per cent of the votes at the meeting or by such other persons as may be posted in the REMEC Article or By-laws.

2.5      VOTING RIGHTS

        The holders of REMEC Common Stock are entitled to one vote for each share held of record. Stockholders may vote by proxy.

2.6      LIQUIDATION, DISSOLUTION OR WINDING UP

        In the event of a liquidation, dissolution or winding up of REMEC, after payment shall have been made to holders or preferred stock of the full amounts to which they shall be entitled, the holders of REMEC Common Stock are entitled, to the exclusion of the holders of preferred stock, to share rateably according to the number of shares held by them in all remaining assets available for distribution to the REMEC stockholders.

2.7      TRANSFERS

        The REMEC By-Laws do not allow the Board of Directors to refuse to register transfers of shares.

2.8      OTHER RIGHTS

        Holders of REMEC Common Stock have no pre-emption, redemption, conversion or other subscription rights.

3.        DIFFERENCES BETWEEN REMEC COMMON STOCK AND AIRTECH SHARES

        There are a number of differences between the rights attaching to REMEC Common Stock, as detailed above, and those attaching to Airtech Shares. Certain rights attaching to Airtech Shares, where those differences exist, are identified below. Such differences may arise from the differences between the legislation governing Airtech and REMEC as well as between the constitutional documents of the two companies. The following is not a complete description of the differences between the rights associated with Airtech Shares compared to REMEC Common Stock.

        For a complete understanding of such differences, Stockholders are referred to the laws and applicable regulations of England and the State of California, United States, the rules of the London Stock Exchange, the Nasdaq National Market and the constitutional documents of both Airtech and REMEC.

3.1      GENERAL

        Airtech is incorporated in England and operates in accordance with the Companies Act. Rules and regulations governing trading of Airtech Shares differ from those relating to REMEC.

3.2      DIVIDENDS

        Pursuant to Airtech's Articles of Association and subject to the restrictions of English law, dividends may be declared by the Airtech Board, or by Airtech on the recommendation of the Airtech Board, by ordinary resolution in an amount not to exceed that recommended by the Airtech Board.

3.3      MEETINGS

        The holders of not less than one tenth of the paid up voting capital of Airtech have the right to requisition general meetings of shareholders.

3.4      REGISTRATION OF SHARE TRANSFERS

        The Airtech Articles of Association allow the Airtech Board, in its absolute discretion, and without giving any reason for doing to refuse to register certain transfers of shares, being shares which are not fully paid up, or being shares, whether fully paid or not which are in favour of more than four joint transferees.

                                  APPENDIX VI
                        VALUATION OF NEW AIRTECH FACTORY

                     [LOGO OF HASLAMS CHARTERED SURVEYORS]

  March 1999

The Directors                   Albert E Sharp Securities       156 Friar Street Reading
Airtech plc                     105-108 Old Broad Street        Berkshire RG1 1HH
Coldharbour Way                 London
Bucks                           EC2N 1ET
HP19 3SU

Dear Sir:

RE: PREMISES: AIRTECH PREMISES, SMEATON CLOSE, COLDHARBOUR FARM INDUSTRIAL
              ESTATE, AYLESBURY, BUCKINGHAMSHIRE HP19 3SU (the "Property")

INSTRUCTION

In accordance with your instructions to advise you as external valuers in relation to the proposed disposal of the Property to Remec Incorporated ("Remec") in connection with a recommended share for share offer by Remec for Airtech Plc ("Airtech"), we have valued the Property.

This valuation has been prepared for the purposes of the Offer Document prepared by Remec and Airtech in connection with the proposed disposal of the Property by Air Group Limited ("Air Group") to Remec.

The valuation has been prepared in accordance with the RICS Appraisal and Valuation Manual and specifically Practice Statement 14 relating to valuations under the City Code on Take-Overs and Mergers. We confirm that Haslams meet the requirements of Rule 29 of the City Code on Take-Overs and Mergers, and that we are independent valuers as defined in the Royal Institution of Chartered Surveyors Practice Statement No. 8.

The Property is more fully described in the attached schedule.

1.        OPEN MARKET VALUE

        1.1 Open Market Value is defined as being the best price at which the sale of an interest in the property would have been completed unconditionally for cash consideration on the date of valuation assuming:

             1.1.1  a willing seller;

             1.1.2  that, prior to the date of valuation, there had been a reasonable period (having regard to the nature of the property and the state of the market) for the proper marketing of the interest, for the agreement of the price and terms and for the completion of the sale;

             1.1.3  that the state of the market level of values and other circumstances were, on any earlier assumed date of exchange of contracts, the same as on the date of valuation;

             1.1.4  That no account is taken of any additional bid by a prospective purchaser with a special interest; and

             1.1.5  that both parties to the transaction had acted
                   knowledgeably, prudently and without compulsion.

1.2      VALUATION ASSUMPTIONS

        1.2.1 In respect of the Property we have also made the following assumptions:

             1.2.1.1 that a prospective purchaser were to acquire at arms length the whole site.

             1.2.1.2 that the draft sub-lease of the Airtech factory premises had been completed and that the tenant was Remec. We have assumed that Remec is a first class US covenant for these purposes.

             1.2.1.3 that the adjoining land is capable of being disposed of on the basis of prudent lotting.

1.3      GENERAL ASSUMPTIONS

        1.3.1 Your attention is also drawn to the following general assumptions.

             1.3.1.1 that Airtech has disclosed all relevant matters;

             1.3.1.2 we have disregarded any value attributable to the business, goodwill, trade fixtures and fittings, chattels, stock, plant or machinery or other loose or moveable items not normally considered part of the legal title;

             1.3.1.3 the valuation specifically includes any value attributable to the space heating system, hot water system, specialist plant and machinery, air conditioning or permanent fixtures such as (fixtures) and it is assumed such items will be transferred with the legal title on completion;

             1.3.1.4 our valuation disregards any liability to Value Added Tax.
                     All values expressed in this report are deemed to be exclusive of VAT; and

             1.3.1.5 no allowances have been made for any expenses of
                     realization nor for taxation which might arise in the event of a disposal. Acquisition costs have not been included in our valuation.

2.        SOURCES OF INFORMATION

        2.1 We have inspected the interior and exterior of the Property on 15th December 1998 but our inspection was for valuation purposes only and we have not carried out a structural survey nor did we undertake a measurement survey. Gross internal floor areas have been extracted from plans prepared by Airtech's architects.

        2.2 We have not taken into account in our valuation report the valuation of the specialized fixtures and fittings installed by Airtech nor have we taken into account the value of Airtech's improvements, primarily high quality partitioning. We have assumed that the passenger lift and air conditioning unit are landlord's fixtures and have disregarded the more specialized plant and machinery, for example air extraction plant.

        2.3 We have assumed for the purposes of this valuation report that the appropriate indemnities and warranties have been obtained from the design and build construction team responsible for building the Airtech factory.

        2.4 We have not been supplied with a solicitor's report on title or copies of the title deeds, although we have been supplied with information by Airtech, Air Group and Air Group's solicitors. We have been advised that the property interest is long leasehold and that the head groundlease is for a term of 150 years subject to a peppercorn ground rental.

        2.5 We have been informed and have assumed for the purposes of this valuation that there is good long leasehold title without any unusual restrictive or positive covenants or any encumbrances or other title factors likely to adversely or beneficially affect current or future occupation or development.

        2.6 The sub-lease of the factory premises to Airtech has not yet been completed. We have been supplied with a copy of the latest draft dated 21st August 1998 and have assumed for the purposes of this Valuation report that the completed lease will be in identical format. We have valued the Airtech premises as an investment on the basis that the draft sub-lease has been completed in the same format as the draft and on the basis that the tenant was Remec.

        2.7 We understand that there are no highway proposals in the vicinity likely to adversely or beneficially affect the Property in the foreseeable future.

        2.8 We have not attended the offices of the local Planning Authority in order to inspect the Planning Register but we have seen the planning consent from Aylesbury Vale District Council dated 10th November 1997 confirming that the site can be utilized for B2 industrial use (B1(c) light industrial and B2 general industrial).

        2.9 We have not seen anything in the course of our inspection that would lead us to believe that the property is contaminated. Accordingly, this valuation report is based upon the assumption that there is no material contamination.

        2.10 If any of the information on which the valuation is based is subsequently found to be incorrect then the valuation may also be incorrect and should be reconsidered.

3.        OPINION OF VALUE

        3.1 Subject to the above, we are of the opinion that the current Open Market Value of the long leasehold investment property comprising the Airtech offices, production and warehouse accommodation, subject to the assumptions detailed above and assuming that the sub-lease is completed on the basis of the terms detailed in the attached schedule with the benefit of the Remec covenant is L3,250,000 (three million two hundred and fifty thousand pounds).

        3.2 We are of the opinion that the Open Market Value of the 1.75 acre plot of land adjoining the Airtech premises is L550,000 (five hundred and fifty thousand pounds).

This report is for the use only of the parties to whom it is addressed and the Company's shareholders for the specific purposes set out herein and no responsibility is accepted to any other party or the whole or part of its contents.

Yours faithfully

/s/  P.J. MEMMOTT FRICS
P.J. Memmott FRICS
PARTNER
For and Behalf of
HASLAMS
Chartered Surveyors

                                   SCHEDULE 1
                              AIRTECH PLC PREMISES
  SMEATON CLOSE, COLDHARBOUR FARM INDUSTRIAL ESTATE, AYLESBURY BECKS, HP19 3SU

                                                                                         ESTIMATED           OPEN
                                                                                         ANNUAL RENT         MARKET
PROPERTY                   DESCRIPTION, AGE AND TENURE    TERMS OF TENANCY               RECEIVABLE          VALUE
--------                   ---------------------------    ----------------               -----------         ------
Airtech Plc Smeaton        Offices, production and        We have assumed a lease to     L250,000 open       L3,250,000
Close, Coldharbour Farm    warehouse accommodation. The   Remec at an initial rent of    market value
Industrial Estate,         accommodation extends to       L250,000 per annum exclusive
Aylesbury, Bucks           approximately 3,095 square     of VAT on a 20 year full
                           meters 33.386 sq ft with on    repairing and insuring
                           site car parking for 146       lease. The rent review
                           cars. The Coldharbour Farm     clauses are upward only with
                           Industrial Estate is a         5 yearly rent reviews. The
                           greenfield redevelopment       review clause stipulates
                           site adjacent to the Brunel    that on the occasion of the
                           Park development close to      first rent review the rent
                           the Aylesbury town centre.     will be revised to L279,300
                           The development benefits       or to a higher figure.
                           from excellent road
                           communications to Oxford via
                           the A418 and Bicester via
                           the A41. The building was
                           constructed in 1998 and
                           occupies a site of
                           approximately 2.5 acres.
                           Long leasehold for a period
                           of 150 years at a peppercorn
                           rent.
Land adjoining the above   A long leasehold site          None                                               L550,000
                           comprising approximately
                           1.75 acres adjoining the
                           Airtech premises held for a
                           period of 150 years at a
                           peppercorn rent.

                                  APPENDIX VII
                    CERTAIN PROVISIONS OF THE COMPANIES ACT

Set out below is an extract from the Companies Act:

                                  "PART XIIIA
                                TAKEOVER OFFERS

428      TAKEOVER OFFERS

1. In this Part of this Act "takeover offer" means an offer to acquire all the shares, or all the shares of any class or classes, in a company (other than shares which at the date of the offer are already held by the offeror), being an offer on terms which are the same in relation to all the shares to which the offer relates or, where those shares include shares of different classes, in relation to all the shares of each class.

2. In subsection (1) "shares" means shares which have been allotted on the date of the offer but a takeover offer may include among the shares to which it relates all or any shares that are subsequently allotted before a date specified in or determined in accordance with the terms of the offer.

3. The terms offered in relation to any shares shall for the purposes of this section be treated as being the same in relation to all the shares or, as the case may be, all the shares of a class to which the offer relates notwithstanding any variation permitted by subsection
          (4).

4.        A variation is permitted by this clause where:-

        a. the law of a country or territory outside the United Kingdom precludes an offer of consideration in the form or any of the forms specified in the terms in question or precludes it except after compliance by the offeror with conditions with which he is unable to comply or which he regards as unduly onerous; and

        b. the variation is such that the persons to whom an offer of consideration in that form is precluded are able to receive consideration otherwise than in that form but of substantially equivalent value.

5. The reference in subsection (1) to shares already held by the offeror includes a reference to shares which he has contracted to acquire but that shall not be construed as including shares which are the subject of a contract binding the holder to accept the offer when it is made, being a contract entered into by the holder either for no consideration and under seal or for no consideration other than a promise by the offeror to make the offer.

6. In the application of subsection (5) to Scotland, the words "and under seal' shall be omitted.

7. Where the terms of an offer make provision for their revision and for acceptances on the previous terms to be treated as acceptances on the revised terms, the revision shall not be regarded for the purposes of this Part of this Act as the making of a fresh offer and references in this Part of this Act to the date of the offer shall accordingly be construed as references to the date on which the original offer was made.

8. In this Part of this Act the "offeror" means, subject to section 430D, the person making a takeover offer and the "company" means the company whose shares are the subject of the offer.

429      RIGHT OF OFFEROR TO BUY OUT MINORITY SHAREHOLDERS

1. If, in a case in which a takeover offer does not relate to shares of different classes, the offeror has by virtue of acceptance of the offer acquired or contracted to acquire not less than nine-tenths in value of the shares to which the offer relates he may give notice to the holder of any shares to which the offer relates which the offeror has not acquired or contracted to acquire that he desires to acquire those shares.

2. If, in a case in which a takeover offer relates to shares of different classes, the offeror has by virtue of acceptances of the offer acquired or contracted to acquire not less than nine-tenths in value of the shares of any class to which the offer relates, he may give notice to the holder of any shares of that class which the offeror has not acquired or contracted to acquire that he desires to acquire those shares.

                                      VII-1

3. No notice shall be given under subsection (1) or (2) unless the offeror has acquired or contracted to acquire the shares necessary to satisfy the minimum specified in that clause before the end of the period of four months beginning with the date of the offer; and no such notice shall be given after the end of the period of two months beginning with the date on which he has acquired or contracted to acquire shares which satisfy that minimum.

4.        Any notice under this section shall be given in the prescribed manner;
          and when the offeror gives the first notice in relation to an offer he shall send a copy of it to the company together with a statutory declaration by him in the prescribed form stating that the conditions for the giving of the notice are satisfied.

5. Where the offeror is a company (whether or not a company within the meaning of this Act) the statutory declaration shall be signed by a director.

6. Any person who fails to send a copy of a notice or statutory declaration as required by subsection (4) or makes such a declaration for the purposes of that clause knowing it to be false or without having reasonable grounds for believing it to be true shall be liable to imprisonment or a fine, or both, and for continued failure to send the copy or declaration, to a daily default fine.

7. If any person is charged with an offence for failing to send a copy of a notice as required by subsection (4) it is a defence for him to prove that he took reasonable steps for securing compliance with that clause.

8. When during the period within which a takeover offer can be accepted the offeror acquires or contracts to acquire any of the shares to which the offer relates but otherwise than by virtue of acceptances of the offer, then, if:-

        (a) the value of the consideration for which they are acquired or contracted to be acquired (the "acquisition consideration") does not at that time exceed the value of the consideration specified in the terms of the offer; or

        (b) those terms are subsequently revised so that when the revision is announced the value of the acquisition consideration, at the time mentioned in paragraph (a) above, no longer exceeds the value of the consideration specified in those terms, the offeror shall be treated for the purposes of this section as having acquired or contracted to acquire those shares by virtue of acceptances of the offer; but in any other case those shares shall be treated as excluded from those to which the offer relates.

430      EFFECT OF NOTICE UNDER SECTION 429

1. The following provisions shall, subject to section 430C, have effect where a notice is given in respect of any shares under section 429.

2. The offeror shall be entitled and bound to acquire those shares on the terms of the offer.

3. Where the terms of an offer are such as to give the holder of any shares a choice of consideration the notice shall give particulars of the choice and state:

        (a) that the holder of the shares may within six weeks from the date of the notice indicate his choice by a written communication sent to the offeror at an address specified in the notice; and

        (b) which consideration specified in the offer is to be taken as applying in default of his indicating a choice as aforesaid;

        and the terms of the offer mentioned in subsection 2 shall be determined accordingly.

4. Subsection (3) applies whether or not any time-limit or the other conditions applicable to the choice under the terms of the offer can still be complied with; and if the consideration chosen by the holders of the shares:

        (a)   is not cash and the offeror is no longer able to provide it; or

        (b) was to have been provided by a third party who is no longer bound or able to provide it,

        the consideration shall be taken to consist of an amount of cash payable by the offeror which at the date of the notice is equivalent to the chosen consideration.

                                      VII-2

5. At the end of six weeks from the date of the notice the offeror shall forthwith:

        (a)   send a copy of the notice to the company; and

        (b) pay or transfer to the company the consideration for the shares to which the notice relates.

6. If the shares to which the notice relates are registered, the copy of the notice sent to the company under subsection (5)(a) shall be accompanied by an instrument of transfer executed on behalf of the shareholder by a person appointed by the offeror; and on receipt of that instrument the company shall register the offeror as the holder of those shares.

7. If the shares to which the notice relates are transferable by the delivery of warrants or other instruments, the copy of the notice sent to the company under subsection (5)(a) shall be accompanied by a statement to that effect; and the company shall on receipt of the statement issue the offeror with warrants or other instruments in respect of the shares and those already in issue in respect of the shares shall become void.

8. Where the consideration referred to in paragraph (b) of subsection (5) consists of shares or securities to be allotted by the offeror the reference in that clause to the transfer of the consideration shall be construed as a reference to the allotment of the shares or securities to the company.

9. Any sum received by a company under paragraph (b) of subsection (5) and any other consideration received under that clause shall be held by the company on trust for the person entitled to the shares in respect of which the sum or other consideration was received.

10. Any sum received by a company under paragraph (b) of subsection (5), and any dividend or other sum accruing from any other consideration received by a company under that clause, shall be paid into a separate bank account, being an account the balance on which bears interest at an appropriate rate and can be withdrawn by such notice (if any) as is appropriate.

11. Where after reasonable enquiry made at such intervals as are reasonable the person entitled to any consideration held on trust by virtue of subsection (9) cannot be found and twelve years have elapsed since the consideration was received or the company is wound up the consideration (together with any interest, dividend or other benefit that has accrued from it) shall be paid into court.

12.      In relation to a company registered in Scotland, subsections (13) and
         (14) shall apply in place of subsection (11).

13. Where after reasonable enquiry made at such intervals as are reasonable the person entitled to any consideration held on trust by virtue of subsection (9) cannot be found and twelve years have elapsed since the consideration was received or the company is wound up:-

        (a)   the trust shall terminate;

        (b) the company or, as the case may be, the liquidator shall sell any consideration other than cash and any benefit other than cash that has accrued from the consideration; and

        a sum representing:-

             (i)    the consideration so far as it is cash;

             (ii)   the proceeds of any sale under paragraph (b) above; and

             (iii) any interest, dividend or other benefit that has accrued from the consideration,

        shall be deposited in the name of the Accountant of Court in a bank account such as is referred to in subsection (10) and the receipt for the deposit shall be transmitted to the Accountant of Court.

14. Section 58 of the Bankruptcy (Scotland) Act 1985 (so far as consistent with this Act) shall apply with any necessary modifications to sums deposited under subsection (13) as that clause applies to sums deposited under section 57(1) of that Act.

15.      The expenses of any such enquiry as is mentioned in subsection (11) or
         (13) may be defrayed out of the money or other property held on trust for the person or persons to whom the enquiry relates.

                                      VII-3

430A   RIGHT OF MINORITY SHAREHOLDER TO BE BOUGHT OUT BY OFFEROR

1. If a takeover offer relates to all the shares in a company and at any time before the end of the period within which the offer can be accepted:-

        (a) the offeror has by virtue of acceptances of the offer acquired or contracted to acquire some (but not all) of the shares to which the offer relates; and

        (b) those shares, with or without any other shares in the company which he has acquired or contracted to acquire, amount to not less than nine-tenths in value of all the shares in the company, the holder of any shares to which the offer relates who has not accepted the offer may by a written communication addressed to the offeror require him to acquire those shares.

2. If a takeover offer relates to shares of any class or classes and at any time before the end of the period within which the offer can be accepted:

        (a) the offeror has by virtue of acceptances of the offer acquired or contracted to acquire some (but not all) of the shares of any class to which the offer relates; and

        (b) those shares, with or without any other shares of that class which he has acquired or contracted to acquire, amount to not less than nine-tenths in value of all the shares of that class,

        the holder of any shares of that class who has not accepted the offer may by a written communication addressed to the offeror require him to acquire those shares.

3. Within one month of the time specified in subsection (1) or, as the case may be, subsection (2) the offeror shall give any shareholder who has not accepted the offer notice in the prescribed manner of the rights that are exercisable by him under that clause; and if the notice is given before the end of the period mentioned in that clause it shall state that the offer is still open for acceptance.

4. A notice under subsection (3) may specify a period for the exercise of the rights conferred by this section and in that event the rights shall not be exercisable after the end of that period; but no such period shall end less than three months after the end of the period within which the offer can be accepted.

5. Subsection (3) does not apply if the offeror has given the shareholder a notice in respect of the shares in question under section 429.

6. If the offeror fails to comply with subsection (3) he and, if the offeror is a company, every officer of the company who is in default or to whose neglect the failure is attributable, shall be liable to a fine and for continued contravention, to a daily default fine.

7. If an offeror other than a company is charged with an offence for failing to comply with subsection (3) it is a defence for him to prove that he took all reasonable steps for securing compliance with that subsection.

430B    EFFECT OF REQUIREMENT UNDER SECTION 430A

1. The following provision shall, subject to section 430C, have effect where a shareholder exercises his rights in respect of any shares under section 430A.

2. The offeror shall be entitled and bound to acquire those shares on the terms of the offer or on such other terms as may be agreed.

3. Where the terms of an offer are such as to give the holder of shares a choice of consideration the holder of the shares may indicate his choice when requiring the offeror to acquire them and the notice given to the holder under section 430A(3):

        (a) shall give particulars of the choice and of the rights conferred by this subsection; and

        (b) may state which consideration specified in the offer is to be taken as applying in default of his indicating a choice;

        and the terms of the offer mentioned in subsection (2) shall be determined accordingly.

                                      VII-4

4. Subsection (3) applies whether or not any time-limit or other conditions applicable to the choice under the terms of the offer can still be complied with; and if the consideration chosen by the holder of the shares:

        (a)   is not cash and the offeror is no longer able to provide it; or

        (b) was to have been provided by a third party who is no longer bound or able to provide it;

        the consideration shall be taken to consist of an amount of cash payable by the offeror which at the date when the holder of the shares requires the offeror to acquire them is equivalent to the chosen consideration.

430C    APPLICATIONS TO THE COURT

1. Where a notice is given under section 429 to the holder of any shares the court may, on an application made by him within six weeks from the date on which the notice was given:

        (a) order that the offeror shall not be entitled and bound to acquire the shares; or

        (b)   specify terms of acquisition different from those of the offer.

2. If an application to the court under subsection (1) is pending at the end of the period mentioned in subsection (5) of section 430 that clause shall not have effect until the application has been disposed of.

3. Where the holder of any shares exercises his rights under section 430A the court may, on an application made by him or the offeror, order that the terms on which the offeror is entitled and bound to acquire the shares shall be such as the court thinks fit.

4. No order for costs or expenses shall be made against a shareholder making an application under subsection (1) or (3) unless the court considers:

        (a)   that the application was unnecessary, improper or vexatious; or

        (b) that there has been unreasonable delay in making the application or unreasonable conduct on his part in conducting the proceedings on the application.

5. Where a takeover offer has not been accepted to the extent necessary for entitling the offeror to give notices under subsection (1) or (2) of section 429 the court may, on the application of the offeror, make an order authorising him to give notices under that subsection if satisfied:

        (a) that the offeror has after reasonable enquiry been unable to trace one or more of the persons holding shares to which the offer relates;

        (b) that the shares which the offeror has acquired or contracted to acquire by virtue of acceptances of the offer, together with the shares held by the person or persons mentioned in paragraph (a), amount to not less than the minimum specified in that subsection; and

        (c)   that the consideration offered is fair and reasonable;

        but the court shall not make an order under this subsection unless it considers that it is just and equitable to do so having regard, in particular, to the number of shareholders who have been traced but who have not accepted the offer.

430D    JOINT OFFERS

1. A takeover offer may be made by two or more persons jointly and in that event this Part of this Act has effect with the following modifications.

2. The conditions for the exercise of the rights conferred by sections 429 and 430A shall be satisfied by the joint offerors acquiring or contracting to acquire the necessary shares jointly (as respects acquisitions by virtue of acceptances of the offer) and either jointly or separately (in other cases); and, subject to the following provisions, the rights and obligations of the offeror under those sections and sections 430 and 430B shall be respectively joint rights and joint and several obligations of the joint offerors.

3. It shall be a sufficient compliance with any provision of those sections requiring or authorising a notice or other document to be given or sent by or to the joint offerors that it is given or sent by or to

                                      VII-5
        any of them; but the statutory declaration required by section 429(4) shall be made by all of them and, in the case of a joint offeror being a company, signed by a director of that company.

4. In sections 428, 430(8) and 430E references to the offeror shall be construed as references to the joint offerors or any of them.

5. In sections 430(6) and (7) references to the offeror shall be construed as references to the joint offerors or such of them as they may determine.

6. In sections 430(4)(a) and 430B(4)(a) references to the offeror being no longer able to provide the relevant consideration shall be construed as references to none of the joint offerors being able to do so.

6.1 In section 430C references to the offeror shall be construed as references to the joint offerors except that any application under subsection (3) or (5) may be made by any of them and the reference in subsection (5)(a) to the offeror having been unable to trace one or
         more of the persons holding           shares shall be construed as a
         reference to none of the offerors having been able to do so.

430E    ASSOCIATES

1. The requirement in section 428(1) that a takeover offer must extend to all the shares, or all the shares of any class or classes, in a company shall be regarded as satisfied notwithstanding that the offer does not extend to shares which associates of the offeror hold or have contracted to acquire; but, subject to subsection (2), shares which any such associate holds or has contracted to acquire, whether at the time when the offer is made or subsequently, shall be disregarded for the purposes of any reference in this Part of this Act to the shares to which a takeover offer relates.

2. Where during the period within which a takeover offer can be accepted any associate of the offeror acquires or contracts to acquire any of the shares to which the offer relates, then, if the condition specified in subsection 8(a) or (b) of section 429 is satisfied as respects those shares they shall be treated for the purposes of that section as shares to which the offer relates.

3. In section 430(A)(1)(b) and (2)(b) the reference to shares which the offeror has acquired or contracted to acquire shall include a reference to shares which any associate of his has acquired or contracted to acquire.

4.        In this clause "associate", in relation to an offeror, means:

        (a)   a nominee of the offeror;

        (b) a holding company, subsidiary or fellow subsidiary of the offeror or a nominee of such holding company, subsidiary or fellow subsidiary;

        (c)   a body corporate in which the offeror is substantially interested;
              or

        (d) any person who is, or is a nominee of, a party to an agreement with the offeror for the acquisition of, or of an interest in, the shares which are the subject of the takeover offer, being an agreement which includes provisions imposing obligations or restrictions such as are mentioned in section 204(2)(a).

5. For the purposes of subsection (4)(b) a company is a fellow subsidiary of another body corporate if both are subsidiaries of the same body corporate but neither is a subsidiary of the other.

6. For the purposes of subsection (4) an offeror has a substantial interest in a body corporate if:

        (a) that body or its directors are accustomed to act in accordance with his directions or instructions; or

        (b) he is entitled to exercise or control the exercise of one-third or more of the voting power at general meetings of that body.

7.        Subsections (5) and (6) of section 204 shall apply to subsection
          (4)(d) above as they apply to that section and subsections (3) and (4) of section 203 shall apply for the purposes of subsection (6) above as they apply for the purposes of subsection (2)(b) of that section.

8. Where the offeror is an individual his associates shall also include his spouse and any minor child or step-child of his.

                                      VII-6

430F    CONVERTIBLE SECURITIES

1. For the purposes of this Part of this Act securities of a company shall be treated as shares in the company if they are convertible into or entitle the holder to subscribe for such shares; and references to the holder of shares or a shareholder shall be construed accordingly.

2. Subsection (1) shall not be construed as requiring any securities to be treated:

        (a) as shares of the same class as those into which they are convertible or for which the holder is entitled to subscribe; or

        (b) as shares of the same class as other securities by reason only that the shares into which they are convertible or for which the holder is entitled to subscribe are of the same class."

                                      VII-7

                                 APPENDIX VIII
                                  DEFINITIONS

In this Offer Document and the accompanying Form of Acceptance the following definitions apply, unless the current context requires otherwise:

"Affiliate"                  when used in relation to a specified person, a
                             person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such specified person

"Affiliate Agreements"       agreements between REMEC and the Affiliates, inter
                             alia, restricting the ability of the Affiliates to deal in Airtech Shares or REMEC Common Stock

"Airtech"                    Airtech plc

"Airtech Group"              Airtech and its subsidiaries

"Airtech Shares"             existing issued and fully paid ordinary shares of
                             5p each in Airtech and any further such shares which are unconditionally allotted or issued before the date on which the Offer closes (or such earlier date as REMEC may, subject to the City Code, determine)

"Airtech Shareholders"       holders of Airtech Shares

"Airtech Share Option
Schemes" the Airtech Executive Share Option Scheme, the Airtech Savings-Related Share Option Scheme, the Airtech Unapproved Share Option Scheme and the individual share option agreements with Mr Howard Barrow and Mr Barry Mulady

"Board" or "Directors" or
"Board of Directors"         the board of directors of Airtech or REMEC, as the
                             case may be

"certificate" or "in
certificated form"           a share or other security which is not in
                             uncertificated form.

"City Code" or "Code"        The City Code on Takeovers and Mergers of the
                             United Kingdom

"Companies Act"              Companies Act 1985 of Great Britain, as amended

"Compulsory Acquisition"     compulsory acquisition by REMEC, pursuant to
                             sections 428 to 430F in each case inclusive of the Companies Act on the same terms as the Offer, of all outstanding Airtech Shares to which the Offer relates

"CREST" the relevant system (as defined in the Regulations) in respect of which CRESTCo is the Operator (as defined in the Regulations)

"CRESTCo"                    CRESTCo Limited

"CREST member"               a person who has been admitted by CRESTCo as a
                             system-member (as defined in the Regulations)

"CREST participant"          a person who is, in relation to CREST, a
                             system-participant (as defined in the Regulations)

"CREST sponsor"              a CREST participant admitted to CREST as a CREST
                             sponsor

"CREST sponsored member"     a CREST member admitted to CREST as a sponsored
                             member

"Dollars" or "$"             US Dollars

"Enlarged REMEC Group"       the REMEC Group following the acquisition of
                             Airtech pursuant to the Offer

"Exchange Act"               United States Securities Exchange Act of 1934, as
                             amended, and the rules thereunder

"Form of Acceptance"         the form of acceptance and authority relating to
                             the Offer

                                     VIII-1

"Illustrative Exchange
Rate"                        L1 : $     , being the mid-point of the closing
                             spread of the dollar to sterling spot rate, as shown in the Financial Times (UK edition) on March 1999 being the latest practicable date prior to the posting of this document

"Inland Revenue"             the UK Inland Revenue

"IRS"                        the US Internal Revenue Service

"IRC" the United States Internal Revenue Code of 1986, as amended

"London Stock Exchange"      London Stock Exchange Limited

"Member account ID"          the identification code or number attached to any
                             member account in CREST

"Nasdaq National Market"     the Nasdaq National Market tier of the Nasdaq Stock
                             Market affiliated with the United States National
                             Association of Securities Dealers, Inc.

"Needham"                    Needham & Company, Inc.

"New Airtech Factory"        a leasehold interest in (i) land and buildings
                             known as the Airtech premises and (ii) an adjacent parcel of land situated at Smeaton Close, Coldharbour Farm Industrial Estate, Aylesbury,
                             Bucks HP19 3S4 to be granted pursuant to the terms of two separate leases with the approximate area of the buildings being 33,000 sq. ft. of factory and office space and the approximate area of the adjacent parcel of land being 1.75 acres

"New REMEC Common Stock"     REMEC Common Stock to be issued pursuant to the
                             Offer

"Offer" the recommended offer made by Quartz Capital on behalf of REMEC to acquire all the Airtech Shares on the terms and subject to the conditions set out in this document including, where the context so requires, any subsequent revision, variation, extension or renewal thereof

"Panel"                      The Panel on Takeover and Mergers of the United
                             Kingdom

"participant ID"             the identification code or membership number used
                             in CREST to identify a particular CREST member or other CREST participant

"pounds" or "pounds
sterling"
or 'L"                       UK pounds sterling

"Quartz Capital"             Quartz Capital Partners Limited

"Registration Statement"     the Registration Statement on Form S-4 relating to
                             the Offer to be filed by REMEC with the SEC under the Securities Act

"Regulations"                The Uncertificated Securities Regulations 1995 (SI
                             1995 No. 95/3272) of the United Kingdom

"REMEC" or the "Company"     REMEC, Inc.

"REMEC Common Stock"         $0.01 par value common stock of REMEC

"REMEC Group"                REMEC and its affiliates

"REMEC Stockholders"         holders of REMEC Common Stock

"SEC"                        United States Securities and Exchange Commission

"Securities Act"             US Securities Act of 1933, as amended, and the
                             rules thereunder

"SEDOL"                      London Stock Exchange Daily Official List

"Trading Day"                any day in which the Nasdaq National Market is open
                             for trading in REMEC Common Stock

                                     VIII-2

"TFE instruction"            a Transfer from Escrow instruction (as defined by
                             the CREST Manual issued by CRESTCo)

"TTE instruction"            a Transfer to Escrow instruction (as defined by the
                             CREST Manual issued by CRESTCo)

"Treaty"                     the UK- US Income Tax Treaty, as amended by
                             Protocols

"Uncertificated" or "in
uncertificated form"         recorded on the relevant register of the share or
                             security concerned as being held in uncertificated form in CREST, and title to which, by virtue of the Regulations, may be transferred by means of CREST

"UK GAAP"                    UK generally accepted accounting principles

"UK Resident"                a person who is resident in the UK for tax purposes
                             and, in the case of UK taxation of capital gains, a person who is ordinarily resident in the UK for tax purposes

"United Kingdom" or "UK"     United Kingdom of Great Britain and Northern
                             Ireland

"United States" or "US"      United States of America, its territories and
                             possessions, any State of the United States and the District of Columbia

"US Business Day"            any day other than Saturday, Sunday or a federal
                             holiday in the US

"US GAAP"                    US generally accepted accounting principles

"US Resident"                a person that is subject to US federal income
                             taxation regardless of source

                                     VIII-3

                                  AIRTECH PLC
                    NOTICE OF EXTRAORDINARY GENERAL MEETING

Notice is hereby given that an extraordinary general meeting of Airtech plc (the "Company") will be held at the Company's offices in Coldharbour Way, Aylesbury,
Buckinghamshire HP19 3SU on         , 1999 at         a.m./p.m., for the purpose
of considering and, if thought fit, passing the following resolution which will be proposed as an ordinary resolution:

                              ORDINARY RESOLUTION

        That the arrangements conditionally entered into between REMEC Inc. and The Air Group Limited details of which are set out in the offer document
        dated         , 1999 addressed to the shareholders of the Company of
        which this notice forms a part be and they are hereby approved.

Dated:          1999

BY ORDER OF THE BOARD

Matthew White
Secretary

Registered Office: Coldharbour Way, Aylesbury, Buckinghamshire HP19 3SU

NOTES:

     Proxies

1. A member entitled to attend and vote may appoint a proxy or proxies who need not be a member of the Company to attend (and on a poll to vote) instead of him or her. Forms of proxy must be returned so as to be received by the Company's registrars, Independent Registrar Group PLC, Balfour House, 390-398 High Road, Ilford, Essex IG1 1NG, not later than 48 hours before the time of the meeting. Completion of a form of proxy will not preclude a member attending and voting in person at the meeting.

     Panel of Takeovers and Mergers

2. The Panel on Takeovers and Mergers has determined that N.J.S. Randall and certain persons associated with him shall not be entitled to vote on the above resolution.

     Right to attend and vote

3. Pursuant to regulation 34 of the Uncertificated Securities Regulations 1995, the Company specifies that in order to have the right to attend and vote at the meeting (and also for the purpose of calculating how many votes a person entitled to attend and vote may cast), a person must be entered on the register of holders of the ordinary shares of the Company by no later
     than 6 p.m. on         [being 2 business days before the time fixed for the
     meeting]. Changes to entries on the register after this time shall be disregarded in determining the rights of any person to attend or vote at the meeting.

     (Registered in England and Wales No: 3193039)

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

105.  ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant has the power to indemnify its officers and directors against liability for certain acts pursuant to Section 317 of the General Corporation Law of California. Articles Fifth and Sixth of the Registrant's Amended and Restated Articles of Incorporation provide as follows:

          "Fifth: The liability of directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law."

          "Sixth: This Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) for breach of duty of this Corporation and its shareholders through bylaw provisions, or through agreements with the agents, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the Code."

In addition, Article V of the Registrant's By-laws provides that the Registrant shall indemnify its directors and executive officers to the fullest extent not prohibited by California General Corporation Law and provides for the advancement of expenses upon a receipt of an undertaking to repay such amounts if the person is determined ultimately not to be entitled to indemnification.

The Registrant has entered into Indemnification Agreements with its officers and directors.

106.  ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A) EXHIBITS

EXHIBITS NO.    DESCRIPTION
------------    -----------
   2.1          Conditions and Further Terms of the Offer (contained in
                APPENDIX I)
   2.2          Form of Acceptance
   2.3          Conditional Commitment Letter for Purchase of Airtech Common
                Stock between REMEC and Airtech, dated 25 February, 1999
   3.1(1)       Amended and Restated Articles of Incorporation
   3.2(1)       By-Laws, as amended
   5.1          Opinion of Heller Ehrman White & McAuliffe as to the
                validity of the issuance of the shares of Remec Common Stock to be issued in the Offer
   8.1          Opinion of Heller Ehrman White & McAuliffe as to the US tax
                consequences of the Offer
  23.1          Consent of Heller Ehrman White & McAuliffe (contained in
                opinions filed as Exhibits 5.1 and 8.1)
  23.2          Consent of Ernst & Young LLP, Independent Auditors
  23.3          Consent of Ireland San Filippo LLP, Independent Public
                Accountants
  23.4          Consent of Bray, Beck & Koetter, Independent Auditors
  23.5          Consent of Arthur Andersen, Independent Auditors
  23.6          Consent of Binder Hamlyn, Independent Auditors
  24.1          Power of Attorney (included on the signature page)

---------------

NOTES REGARDING EXHIBITS INCORPORATED BY REFERENCE

(1) Previously filed with the Securities and Exchange Commission as an exhibit to Registrant's Registration Statement filed on Form S-1 (No. 333-80381) filed on February 1, 1996 and incorporated herein by reference.

(B) FINANCIAL STATEMENT SCHEDULES.

None

(C) APPRAISALS.

The appraisal on the property to be purchased by Remec from a company owned and controlled by Mr Nick Randall, Chairman of Airtech, is included in Appendix VI and described in paragraph 7 of Appendix V to the Offer Document.

                                    Part II-1

107. ITEM 23. UNDERTAKINGS

(a) Item 512 undertakings.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (g)(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2) the Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(i) The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) of the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Required undertaking.

The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) Required undertaking.

The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired therein, that was not the subject of and included in the registration statement when it became effective.

                                    Part II-2

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, California on March 8, 1999.

                                          REMEC INC.

                                          By:     /s/ RONALD E. RAGLAND

                                            ------------------------------------
                                            Ronald E. Ragland, Chairman of the
                                              Board
                                            and Chief Executive Officer

                               POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints Ronald E. Ragland, Errol Ekaireb and Michael McDonald his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement, and file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-of-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

            /s/ RONALD E. RAGLAND              Chairman of the Board and Chief          March 8, 1999
---------------------------------------------  Executive Officer (Principal Executive
              Ronald E. Ragland                Officer)

              /s/ ERROL EKAIREB                President, Chief Operating Officer and   March 8, 1999
---------------------------------------------  Director
                Errol Ekaireb

              /s/ JACK A. GILES                Executive Vice President, President of   March 8, 1999
---------------------------------------------  REMEC Microwave, Inc. and Director
                Jack A. Giles

              /s/ DENNY MORGAN                 Senior Vice President, Chief Engineer    March 8, 1999
---------------------------------------------  and Director
                Denny Morgan

              /s/ JOSEPH T. LEE                Executive Vice President and Director    March 8, 1999
---------------------------------------------
                Joseph T. Lee

           /s/ MICHAEL D. MCDONALD             Senior Vice President, Chief Financial   March 8, 1999
---------------------------------------------  Officer and Secretary (Principal
             Michael D. McDonald               Financial and Accounting Officer)

              /s/ ANDRE R. HORN                Director                                 March 8, 1999
---------------------------------------------
                Andre R. Horn

             /s/ JEFFREY M. NASH               Director                                 March 8, 1999
---------------------------------------------
               Jeffrey M. Nash

           /s/ THOMAS A. CORCORAN              Director                                 March 8, 1999
---------------------------------------------
             Thomas A. Corcoran

            /s/ WILLIAM H. GIBBS               Director                                 March 8, 1999
---------------------------------------------
              William H. Gibbs

                                    Part II-3

                                 EXHIBIT INDEX

                                                                             SEQUENTIALLY
EXHIBIT NO.   DESCRIPTION                                                   NUMBERED PAGES
-----------   -----------                                                   --------------

   2.1        Conditions and Further Terms of the Offer (contained in
              APPENDIX I)

   2.2        Form of Acceptance

   2.3 Conditional Commitment Letter for Purchase of Airtech common stock between REMEC and Airtech, dated February 25, 1999.

   3.1(1)     Amended and Restated Articles of Incorporation

   3.2(1)     By-Laws, as amended

   5.1 Opinion of Heller Ehrman White & McAuliffe as to the validity of the issuance of the shares of Remec Common Stock to be issued in the Offer

   8.1 Opinion of Heller Ehrman White & McAuliffe as to the US tax consequences of the Offer

  23.1 Consent of Heller Ehrman White & McAuliffe (contained in opinions filed as Exhibits 5.1 and 8.1)

  23.2        Consent of Ernst & Young LLP, Independent Auditors

  23.3        Consent of Ireland San Filippo LLP, Independent Public
              Accountants

  23.4        Consent of Bray, Beck & Koetter, Independent Auditors

  23.5        Consent of Arthur Andersen, Independent Auditors

  23.6        Consent of Binder Hamlyn, Independent Auditors

  24.1        Power of Attorney (included on the signature page)

---------------

NOTES REGARDING EXHIBITS INCORPORATED BY REFERENCE

(1) Previously filed with the Securities and Exchange Commission as an exhibit to Registrant's Registration Statement filed on Form S-1 (No. 333-80381) filed on February 1, 1996 and incorporated herein by reference.

                                    Part II-4